UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14C

________________________________

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SOUNDHOUND AI, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SOUNDHOUND AI, INC.
5400 Betsy Ross Drive
Santa Clara, 95054
Notice of Action Taken Pursuant to Written Consent of Stockholders

Dear Stockholders:

The accompanying information statement, including the annexes thereto (together, the “Information Statement”) is furnished to holders of Class A common stock, par value $0.0001 (the “Class A Common Stock”), and Class B common stock, par value $0.0001 (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) of SoundHound AI, Inc. (the “Company,” “our,” “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the matters described herein by written consent of the holders of a majority of the outstanding voting power of the Common Stock in connection with the Company’s issuance and sale of newly designated Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), under the Company’s Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock (the “Certificate of Designations”).

The purpose of this Notice and Information Statement is to notify you of actions taken by the holders of a majority of the outstanding voting power of the Common Stock. On January 19, 2023, the Company received written consent (the “Minimum Issuance and Change of Control Consent”) from the holders of a majority of the outstanding voting power of the Common Stock to approve the issuance of shares of Class A Common Stock from time to time upon any conversion of shares of the Series A Preferred Stock pursuant to the terms of the Certificate of Designations that may result in a Minimum Issuance as defined under Nasdaq Listing Rule 5635(d) or a Change of Control as defined under Nasdaq Listing Rule 5635(b). On January 23, 2023, the Company received written consent (the “Equity Compensation Consent” and, together with the Minimum Issuance and Change of Control Consent, the “Nasdaq Consents”) from the holders of a majority of the outstanding voting power of the Common Stock to approve the issuance and sale of shares of Series A Preferred Stock, and the issuance of shares of Class A Common Stock from time to time upon any conversion of such shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designations, to certain directors and officers of the Company in accordance with Nasdaq Listing Rule 5635(c). The Nasdaq Consents were obtained in connection with a private placement of shares of Series A Preferred Stock by the Company pursuant to certain preferred stock purchase agreements (the “Purchase Agreements”) with certain investors (the “Investors”) under which the Company issued and sold to the Investors an aggregate of 835,011 shares of Series A Preferred Stock for an aggregate issue price of approximately $25 million (the “Transaction”).

The Nasdaq Consents were obtained following discussion, due consideration and approval of these matters by the board of directors of the Company (the “Board”) on January 19, 2023. Following such approvals by the Board, the Company elected to seek approval of the Nasdaq Consents via written consent in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) to reduce associated costs and implement the proposals in a timely manner.

This Notice and the accompanying Information Statement are being furnished to you to inform you of the approval of the Nasdaq Consents via written consent of the holders of a majority of the outstanding voting power of the Common Stock. The Board is not soliciting your proxy in connection with these actions and proxies are not requested from stockholders.

The corporate actions set forth above will not become effective before a date which is 20 calendar days after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the actions taken by a majority of the outstanding voting power of the Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,
Date: February 13, 2023	By:	/s/ Dr. Keyvan Mohajer
	Name:	Dr. Keyvan Mohajer
	Title:	Chief Executive Officer

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED
TO STOCKHOLDERS ON OR ABOUT February 13, 2023

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SOUNDHOUND AI, INC.
5400 Betsy Ross Drive
Santa Clara, 95054
Notice of Action Taken Pursuant to Written Consent of Stockholders
INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being furnished on or about February 13, 2023 to the holders of record of the Common Stock of SoundHound AI, Inc. as of February 8, 2023 (the “Record Date”) in connection with the approval of the Nasdaq Consents, as further described in this Information Statement, by written consent of the holders of a majority of the outstanding voting power of the Common Stock taken without a meeting.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the corporate actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

On or about January 19, 2023, following discussion and due consideration of these matters, the Board approved the Transaction. Following such approvals, the Company elected to seek the written consent of the holders of a majority of the outstanding voting power of the Common Stock in order to reduce associated costs and implement the proposal in a timely manner.

Such consents are sufficient under the Bylaws. Accordingly, the actions will not be submitted to the other stockholders of our company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the actions in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

STOCK ISSUANCE

Overview

Description of the Transaction and the Series A Preferred Stock

On or around January 20, 2023 (the “Closing Date”), we entered into the Purchase Agreements with the Investors pursuant to which we issued and sold to the Investors an aggregate of 835,011 shares of the Series A Preferred Stock for an aggregate issue price of approximately $25 million. We expect to use the proceeds from the Transaction, together with cash on hand, to execute on our business plans and for general corporate purposes. Pursuant to the Certificate of Designations, the Series A Preferred Stock is entitled to dividends payable as an increase in the Liquidation Preference (as defined in the Certificate of Designations) for such share at the rate of 14% per annum, accreting semi-annually to Liquidation Preference on January 1 and July 1 of each year, beginning on the first such date after the filing of the Certificate of Designations (the “PIK Dividends”). The Liquidation Preference per share of Preferred Stock is initially equal to $30.00, the original issue price per share.

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time on or after May 2, 2023 into such number of shares of Class A Common Stock equal to the Liquidation Preference per share at the time of conversion divided by $1.00 (the “Conversion Price” or the “Conversion Ratio”). In addition, each share of Series A Preferred Stock will automatically convert into shares of Class A Common Stock at the Conversion Ratio on or after January 20, 2024 if and when the daily volume-weighted average closing price per share of Class A Common Stock is at least 2.5 times the Conversion Price for each of any 90 trading days during any 120 consecutive trading day period, which 120-trading day period may commence (but may not end) prior to January 20, 2024. Conversion is subject to the lapse of the 20-calendar day period after this Information Statement is first mailed to our stockholders. The Conversion Price is not subject to any anti-dilution adjustments. The Company may also elect to pay any dividend in cash in lieu of accretion to Liquidation Preference if permitted under the agreements and instruments governing its outstanding indebtedness at such time.

The Series A Preferred Stock is not entitled to any preemptive rights or registration rights.

Effect on Rights of Holders of Common Stock

The holders of Series A Preferred Stock will not be entitled to vote on any matter presented to our stockholders prior to conversion of such shares into Class A Common Stock. However, certain matters require the approval of a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, including to (i) amend our organizational documents in a matter that materially and adversely affects the powers, preferences or rights of the Series A Preferred Stock, (ii) create, issue, or authorize the creation or issuance of, increase the authorized amount of, or obligate itself to issue shares of, any class or series of capital stock, or any obligation or security convertible into or evidencing a right to purchase, any class or series of capital stock, unless such class or series of capital stock ranks junior to the Series A Preferred Stock; (iii) increase the authorized number of shares of Series A Preferred Stock; (iv) reclassify, alter or amend any class of capital stock that ranks junior or pari passu to the Series A Preferred Stock if such action would render such class to be senior to the Series A Preferred Stock or, with respect to junior capital stock, pari passu with the Series A Preferred Stock; (v) purchase or redeem for cash any shares of capital stock, subject to certain exceptions; and (vi) incur any secured debt as a result of which the aggregate principal amount of our secured debt outstanding would exceed the greater of $75,000,000 or 20% of our enterprise value.

The Series A Preferred Stock will have preference over our Common Stock as well as any additional Junior Stock (as defined in the Certificate of Designations) designated and issued in the future, with respect to distribution of assets or available proceeds, as applicable, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company or a merger or consolidation that results in a change in control of our company or the sale or transfer of all or substantially all our assets (each a “Liquidation Event”). However, the Series A Preferred Stock will rank junior to our indebtedness outstanding. Upon a Liquidation Event, the holders of shares of Series A Preferred Stock will be entitled to receive, before any payment is made to holders of any Junior Stock and after payments to satisfy and discharge indebtedness, an amount per share equal to the greater of (i) 2.5 times the Liquidation Preference accumulated at such time (less any prior conversions) or (ii) such amount per share as would have been payable had all shares then-outstanding of Series A Preferred Stock been converted into Class A Common Stock immediately prior to such Liquidation Event.

The foregoing description of certain terms pertaining to the Series A Preferred Stock and the Certificate of Designations is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 24, 2023.

Reason for Stockholder Approval

Our Class A Common Stock is currently listed on the Nasdaq Global Select Market, and as a result, issuances of shares of Class A Common Stock are subject to the Nasdaq Listing Rules. Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval must be obtained prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of common stock, or 20% or more of voting power, outstanding before such issuance, at a price per share that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the applicable binding agreement; or (ii) the average closing price of shares of common stock for the five trading days immediately preceding the signing of the applicable binding agreement governing such issuance (a “Minimum Issuance”).

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval must be obtained prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of a company, which is generally understood to occur when after a transaction, an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock (a “Change of Control”).

Pursuant to Nasdaq Listing Rule 5635(c), stockholder approval must be obtained prior to the issuance of securities when any equity compensation arrangement is made or materially amended, pursuant to which stock may be acquired by officers, directors, employees (the “Equity Compensation Approval”).

The Transaction did not constitute a public offering under Nasdaq Listing Rules, and the shares of Series A Preferred Stock were issued at an effective “minimum price” of $1.00 per share, the Conversion Price, which is less than the closing price of our Class A Common Stock immediately preceding the signing of the Purchase Agreements and the average closing price of our Class A Common Stock for the five trading days immediately preceding the signing of the Purchase Agreements. Further, while the shares of Series A Preferred Stock issued on the Closing Date on an as-converted to Class A Common Stock basis represents approximately 15% of the total shares of Common Stock outstanding prior to the Transaction (including shares of Class B Common Stock), as a result of the PIK Dividends that accumulate over time, the maximum potential issuance of shares of Class A Common Stock upon conversion of Series A Preferred Stock may exceed 20% of the total shares of Common Stock outstanding (including shares of Class B Common Stock), and as such, constitutes a potential Minimum Issuance or Change of Control and requires stockholder approval under the applicable Nasdaq Listing Rules.

In addition, the issuance and sale of certain shares of Series A Preferred Stock, and any future issuances of shares of Class A Common Stock from time to time upon conversion of such Series A Preferred Stock, to certain of the Company’s directors and officers who participated in the Transaction (the “Insider Issuances”) requires an Equity Compensation Approval.

Voting and Vote Required

Section 2.7 of the Bylaws provides if action without a meeting is provided by resolution of the Board, such action may be taken without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As of the Record Date, there were 160,473,257 shares of Class A Common Stock outstanding and entitled to vote and 39,735,408 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class B Common Stock is entitled to 10 votes, and each share of Class A Common Stock is entitled to one vote.

On the dates of the Nasdaq Consents, the consenting holders beneficially owned 39,735,408 shares of Class B Common Stock, representing approximately 71.3% of the votes entitled to be cast by the outstanding Common Stock, voting together as a single class. Accordingly, the written consents executed by the consenting holders are sufficient to approve future conversions of shares of Series A Preferred Stock into shares of Class A Common stock, constituting a potential Minimum Issuance and Change of Control, and the Insider Issuances, and no further stockholder action is required to approve these matters.

Under the Certificate of Designations, the shares of Series A Preferred Stock may not be converted into shares of Class A Common Stock until, and the Insider Issuances are subject to, the lapse of the 20-calendar day period after this Information Statement is first mailed to our stockholders.

As the action taken by the holders of a majority of the outstanding voting power of the Common Stock was by written consent, there will be no security holders’ meeting and representatives of the Company’s principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

Effects on Existing Holders of Class A Common Stock

Upon the lapse of the 20-calendar day period after this Information Statement is first mailed to our stockholders, outstanding shares of Series A Preferred Stock may be converted into shares of Class A Common Stock at the Conversion Ratio from time to time in accordance with the Certificate of Designations. Refer to the section titled “Stock Issuance — Overview” for more information regarding potential conversions. Future conversions could result in significant dilution in ownership interests and voting rights to our stockholders.

For illustrative purposes only, the table below shows the number of shares of Class A Common Stock that would be issuable upon conversion of the Series A Preferred Stock at the Conversion Ratio following PIK Dividend accretion on the dividend payment dates specified, assuming no dividends are paid in cash and no prior conversions.

Assumed Conversion Date	Assumed Liquidation Preference ($)	Class A Common Stock Issuable upon Conversion of Series A Preferred Stock
July 1, 2023	26,609,018	26,609,018
January 1, 2024	28,471,650	28,471,650
July 1, 2024	30,464,666	30,464,666
January 1, 2025	32,597,193	32,597,193
July 1, 2025	34,878,997	34,878,997
January 1, 2026	37,320,527	37,320,527
July 1, 2026	39,932,964	39,932,964

Interests of Certain Persons

Eric Ball, a member of our Board, and Nitesh Sharan, our Chief Financial Officer, purchased an aggregate of 6,668 shares of Series A Preferred Stock in the Transaction. Refer to the section titled “Security Ownership of Certain Beneficial Owners and Management” for more information regarding the ownership of Common Stock by each of Dr. Ball and Mr. Sharan.

Notice Pursuant to Section 228(e)

Pursuant to Section 228(e) of the Delaware General Corporation Law (“DGCL”), the Company is required to provide prompt notice of the taking of a corporate action by written consent of stockholders to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

Dissenters’ Rights of Appraisal

Delaware law does not provide for dissenters’ rights or similar rights of appraisal in connection with the corporate action described in this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of January 27, 2023 by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Class A Common Stock and Class B Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 200,076,039 shares of Company common stock issued and outstanding as of January 27, 2023, which calculation includes (i) 160,340,631 shares of the Class A Common Stock and (ii) 39,735,408 shares of the Class B Common Stock. Voting power represents the combined voting power of shares of Class A Common Stock and Class B Common Stock owned beneficially by such person. On all matters to be voted upon, subject to the rights of any holders of any series of preferred stock, holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval.

In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after January 27, 2023 are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 5400 Betsy Ross Drive, Santa Clara, CA 95054. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Ownership Table

Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	% Class	Number of Shares of Class B Common Stock	% Class	% of Total Voting Power
Directors and Executive Officers
Dr. Keyvan Mohajer(1)	1,070,935	*	16,639,064	41.9%	30.0%
James Hom(2)	84,028	*	4,512,588	11.4%	8.1%
Larry Marcus(3)	945,846	*	—	—	*
Diana Sroka(4)	26,095	*	—	—	*
Dr. Eric R. Ball(5)	606,345	*	—	—	*
Dr. Seyed Majid Emami(6)	750,776	*	18,583,756	46.8%	33.5%
Zubin Irani(7)	233,423	*	—	—	*
Timothy Stonehocker(8)	1,640,591	1.0%	—	—	*
Nitesh Sharan(9)	272,001	*	—	—	*
Michael Zagorsek(10)	1,054,864	*	—	—	*
All directors and executive officers as a group (10 individuals)	6,684,904	4.2%	39,735,408	100.0%	72.4%
5% Holders
Global Catalyst Partners III, L.P.(11)	35,188,205	21.9%	—	—	6.3%

____________

*        Less than 1%.

(1)      Includes 833,435 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable and 55,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(2)      Includes 19,722 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(3)      Includes 5,219 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023 and 919,751 shares of Class A Common Stock held by Marcus Family Trust, dated 7/8/04, of which Larry Marcus is a co-trustee. Mr. Marcus disclaims beneficial ownership of the shares held by the trust except to the extent of any pecuniary interest he may have therein. Does not include securities held of record by Walden Sprout Opportunities Fund-A, LLC because Mr. Marcus is one of three managing members of such fund, he is not deemed to be a beneficial owner of the securities held by such fund. Mr. Marcus’s business address is 2105 Woodside Rd, Woodside, CA 94062.

(4)      Includes 5,219 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(5)      Includes 5,219 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023 and 580,250 shares of Class A Common Stock held by the Ball Axline Living Trust (dated July 22, 2014), of which Eric Ball is a joint trustee. Mr. Ball disclaims beneficial ownership of the shares held by the trust except to the extent of any pecuniary interest he may have therein.

(6)      Includes 666,748 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable and 19,722 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(7)      Includes 64,310 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable and 25,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(8)      Includes 750,964 shares of Class A Common Stock in exchange for securities pursuant to the Merger Agreement, 82,861 shares of Class A Common Stock from settlement of RSUs, 788,294 shares of Class A Common Stock that are issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of January 27, 2023 and 18,472 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(9)      Includes 115,751 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of January 27, 2023 and 25,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(10)    Consists of 948,614 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of January 27, 2023 and 25,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of January 27, 2023.

(11)    Based on Schedule 13D/A filed on May 13, 2022. Global Catalyst Venture Management III, LLC (“GCVM, III”) is the General Partner of Global Catalyst Partners III, L.P. None of the four managing members of GCVM III is deemed to have or share beneficial ownership with respect to such shares. The business address of Global Catalyst Partners III, L.P. is 309 Quinnhill Road, Los Altos, CA 94024.

STOCKHOLDERS ENTITLED TO INFORMATION STATEMENT

This Information Statement is being mailed to you on or about February 13, 2023. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock.

We have established February 8, 2023 as the Record Date for the determination of stockholders entitled to receive this Information Statement.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Information Statement materials with respect to two or more stockholders sharing the same address by delivering a single set of Information Statement materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are SoundHound AI, inc., stockholders will be “householding” the Information Statement materials. A single set of Information Statement materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Information Statement materials, please notify your broker or the Company. We will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (408) 441-3200 or by mail to Soundhound AI, Inc., Attn: Dr. Keyvan Mohajer, at 5400 Betsy Ross Drive, Santa Clara, CA 95054. Stockholders who currently receive multiple copies of the Information Statement materials at their addresses and would like to request “householding” of their communications should contact their brokers or us at the address or telephone number above to request that only a single copy of an information statement be mailed in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Information Statement, by going to the investor relations page of our website at investors.soundhound.com. Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this Information Statement, and therefore is not incorporated herein by reference.

MISCELLANEOUS

We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement, the annexes to this Information Statement, any amendments or supplements to this Information Statement, and the documents that we incorporate by reference into this Information Statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Information Statement is dated February 13, 2023. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Information Statement), and the mailing of this Information Statement to stockholders does not create any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS,
Date: February 13, 2023	By:	/s/ Dr. Keyvan Mohajer
	Name:	Dr. Keyvan Mohajer
	Title:	Chief Executive Officer

ANNEX A

INDEX TO FINANCIAL STATEMENTS

ARCHIMEDES TECH SPAC PARTNERS CO.

SOUNDHOUND, INC.

Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	A-87
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2022 and 2021	A-88
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the three and nine months ended September 30, 2022 and 2021	A-89
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	A-92
Notes to Condensed Consolidated Financial Statements	A-93

Annex A-1

REPORT OF INDEPDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Archimedes Tech SPAC Partners Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Archimedes Tech SPAC Partners Co. (the “Company”) as of December 31, 2021 and 2020, and the related statement of operations, changes in shareholders’ equity, and cash flow for the year ended December 31, 2021 and the period from September 15, 2020 (Inception) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from September 15, 2020 (Inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, as of December 31, 2021, the Company had $235,295 of cash available for its working capital needs. The Company expects to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Business Combination as discussed in Note 1. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 9, 2022

Annex A-2

ARCHIMEDES TECH SPAC PARTNERS CO.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalent	$235,295	$—
Prepaid expenses	98,066	—
Total current assets	333,361	—
Marketable securities held in Trust Account	133,010,583	—
Total Assets	$133,343,944	$—

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued expenses	$247,868	$—
Due to related party	1,816	716
Total current liabilities	249,684	716
Warrant liability	247,514	—
Total liabilities	$497,198	$716

Commitments and Contingencies
Common stock subject to possible redemption, 13,300,000 shares and 0 shares at redemption value as of December 31, 2021 and 2020, respectively	$133,010,583	$—

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares and 31,000,000 shares authorized, 4,161,000 shares and 0 shares issued and outstanding (excluding 13,300,000 shares and 0 shares subject to possible redemption) as of December 31, 2021 and 2020, respectively	416	—
Additional paid-in-capital	818,347	—
Accumulated deficit	(982,600)	(716)
Total Stockholders’ Deficit	$(163,837)	$(716)
Total Liabilities and Stockholders’ Deficit	$133,343,944	$—

The accompanying notes are an integral part of these financial statements.

Annex A-3

ARCHIMEDES TECH SPAC PARTNERS CO.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the Period from September 15, 2020 (Inception) through December 31, 2020
Formation and operating costs	$1,015,260	$716
Loss from operations	(1,015,260)	(716)

Other income
Trust interest income	10,583	—
Unrealized gain on change in fair value of warrants	22,793	—
Total other income	33,376	—
Net loss	$(981,884)	$(716)
Basic and diluted weighted average shares outstanding, common stock subject to redemption	10,589,315	—
Basic and diluted net income per share attributable to common stock subject to redemption	$0.28	$—
Basic and diluted weighted average shares outstanding, common stock	3,959,088	—
Basic and diluted net loss per share attributable to common stockholders	$(0.99)	$—

The accompanying notes are an integral part of these financial statements.

Annex A-4

ARCHIMEDES TECH SPAC PARTNERS CO.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ Deficit

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of September 15, 2020 (inception)	—	$—	$—	$—	$—
Net loss	—	—	—	(716)	(716)
Balance as of December 31, 2020	—	$—	$—	$(716)	$(716)
Sale of 12,000,000 Units through IPO	12,000,000	1,200	119,998,800	—	120,000,000
Sale of 1,300,000 Units through over-allotment	1,300,000	130	12,999,870	—	13,000,000
Sale of 416,000 Private Units in private placement	416,000	42	4,159,958	—	4,160,000
Issuance of representative shares	420,000	42	2,024,421	—	2,024,463
Common stock issued to initial stockholders	3,450,000	345	24,655	—	25,000
Forfeiture of founder shares	(125,000)	(13)	13	—	—
Underwriting fee	—	—	(2,660,000)	—	(2,660,000)
Offering costs charged to the stockholders’ equity	—	—	(2,449,810)	—	(2,449,810)
Initial classification of warrant liability	—	—	(270,307)	—	(270,307)
Reclassification of offering costs related to Public Shares	—	—	4,779,936	—	4,779,936
Net loss	—	—	—	(981,884)	(981,884)
Initial value of common stock subject to possible redemption	(13,300,000)	(1,330)	(124,412,583)	—	(124,413,913)
Accretion of common stock to redemption value	—	—	(13,366,023)	—	(13,366,023)
Accretion of common stock to redemption value (interest earned on trust account)	—	—	(10,583)		(10,583)
Balance as of December 31, 2021	4,161,000	$416	$818,347	$(982,600)	$(163,837)

The accompanying notes are an integral part of these financial statements.

Annex A-5

ARCHIMEDES TECH SPAC PARTNERS CO.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from September 15, 2020 (Inception) through December 31, 2020
Cash flows from Operating Activities:
Net loss	$(981,884)	$(716)
Adjustments to reconcile net loss to net cash used in operating activities
Unrealized gain on change in fair value of warrants	(22,793)	—
Interest earned on marketable securities held in Trust Account	(10,583)	—
Changes in current assets and current liabilities:
Prepaid expenses	(98,066)	—
Accrued expenses	247,868	—
Due to related party	1,100	716
Net cash used in operating activities	(864,358)	—

Cash Flows from Investing Activities:
Investment held in Trust Account	(133,000,000)	—
Net cash used in investing activities	(133,000,000)	—

Cash flows from Financing Activities:
Proceeds from IPO and over-allotment	133,000,000	—
Payment of underwriting fees	(2,660,000)	—
Proceeds from private placement	4,160,000	—
Proceeds from issuance of promissory note to related party	125,000	—
Payment to promissory note to related party	(125,000)	—
Proceeds from issuance of common stock to initial stockholders	25,000	—
Payment of deferred offering costs	(425,347)	—
Net cash provided by financing activities	134,099,653	—

Net change in cash	235,295	—
Cash, beginning of the year	—	—
Cash, end of the year	$235,295	$—

Supplemental disclosure of cash flow information
Initial value of common stock subject to possible redemption	$124,413,913	$—
Reclassification of offering costs related to Public Shares	$(4,779,936)	$—
Accretion of common stock to redemption value	$13,366,023	$—
Accretion of common stock to redemption value (interest earned on trust account)	$10,583	$—
Forfeiture of founder shares	$13	$—
Initial classification of warrant liability	$270,307	$—

The accompanying notes are an integral part of these financial statements.

Annex A-6

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Archimedes Tech SPAC Partners Co. (the “Company”) is a blank check company formed under the laws of the State of Delaware on September 15, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company’s focus will be on the artificial intelligence, cloud services and automotive technology sectors. However, the Company is not limited to the technology industry, or these sectors therein, and the Company may pursue a Business Combination opportunity in any business or industry it chooses, and it may pursue a company with operations or opportunities outside of the United States.

The Company has selected December 31 as its fiscal year end.

As of December 31, 2021, the Company had not commenced any revenue-generating operations. All activity for the period from September 15, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income or expense, as applicable.

On November 15, 2021, the Company entered into a definitive merger agreement with SoundHound Inc., a voice artificial intelligence company, pursuant to which the two companies agreed to consummate a Business Combination (the “Merger Agreement”). The total consideration to be paid by the Company to SoundHound Inc. is $2 billion in equity of the Company, with outstanding SoundHound Inc. stock options and warrants included on a net exercise basis. In connection with the Business Combination, certain accredited investors committed to purchase 11.1 million shares of Class A common stock of the combined company at a price of $10.00 per share, for total gross proceeds of $111 million, in a private placement that is scheduled to close concurrently with the Business Combination.

The Company’s sponsor is Archimedes Tech SPAC Sponsors LLC, a Delaware limited liability company (the “Sponsor”).

References to the Company’s “initial stockholders” refer to the Company’s stockholders prior to the IPO, excluding the holders of the Representative Shares (See Note 8).

Financing

The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). As discussed in Note 4, on March 15, 2021, the Company consummated the IPO of 12,000,000 units, (the “Public Units”), at $10.00 per Public Unit, generating gross proceeds of $120,000,000.

Each Public Unit consists of (i) one subunit (the “Public Subunit”), which consists of one share of common stock (the “Public Share”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Public Units and Public Subunits, the “Public Warrants”); each whole Public Warrant will be exercisable to purchase one share of common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 390,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Sponsor and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,900,000, which is discussed in Note 5. Each Private Unit consists of (i) one subunit (the “Private Subunits”), which consists of one share of common stock (the “Private Shares”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Private Units and Private Subunits, the “Private Warrants”).

Transaction costs amounted to $4,849,810 consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs.

Annex A-7

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Company granted the underwriters in the IPO a 45-day option to purchase up to 1,800,000 additional Public Units to cover over-allotments, if any. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, generating an aggregate of gross proceeds of $13,000,000, and incurred transaction costs of $260,000 in underwriting discount. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

Trust Account

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Initial Business Combination

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will continue in existence only until 18 months from the closing of the IPO (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Subunits, at a per-subunit price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company (net of taxes payable), divided by the number of then outstanding Public Subunits, which redemption will completely extinguish public stockholders’ rights as holders of Public Subunits (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders

Annex A-8

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

will also forfeit the one-quarter of one warrant included in the Public Subunits being redeemed. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and its board of directors, the Company will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

A public stockholder will be entitled to receive funds from the Trust Account (including interest earned on his, her or its portion of the Trust Account to the extent not previously released to the Company) only in the event of (i) the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period, (ii) if that public stockholder converts such Public Subunits, or sells such Public Subunits to the Company in a tender offer, in connection with a Business Combination which the Company consummates or (iii) the Company seeks to amend any provisions of its amended and restated certificate of incorporation that would affect the public stockholders’ ability to convert or sell their Public Subunits to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of the Public Subunits if the Company does not complete a Business Combination within the Combination Period. This redemption right shall apply in the event of the approval of any such amendment to the Company’s amended and restated certificate of incorporation, whether proposed by the Sponsor, initial stockholders, executive officers, directors or any other person. In no other circumstances will a public stockholder have any right or interest of any kind to or in the Trust Account.

The Sponsor, initial stockholders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares in connection with a stockholder vote to approve a proposed initial Business Combination and (3) not to sell any shares in any tender in connection with a proposed initial Business Combination.

The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Subunit by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but the Company cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

Liquidity and Going Concern

As of December 31, 2021, the Company had cash outside the Trust Account of $235,295 available for its working capital needs. All remaining cash and securities were held in the Trust Account and is generally unavailable for the Company’s use prior to an initial Business Combination and is restricted for use either in a Business Combination or to redeem Public Subunits. As of December 31, 2021, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through receipt of $25,000 from the sale of Founder Shares (see Note 6), advances from the Sponsor in an aggregate amount of $125,000 under an unsecured promissory note, which were repaid upon the closing of the IPO (see Note 6). Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the net proceeds from the IPO and Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 6). To date, there were no amounts outstanding under any Working Capital Loans.

Annex A-9

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Company anticipates that the $235,295 outside of the Trust account as of December 31, 2021 will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Furthermore, if the Company is not able to consummate a Business Combination by September 15, 2022, it will trigger the Company’s automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Restatement of Prior Period Financial Statements

Redeemable Equity Instruments

As a result of recent guidance to Special Purpose Acquisition Companies by the Securities and Exchange Commission (the “SEC”) regarding redeemable equity instruments, the Company revisited its application of ASC 480-10-S99 on the Company’s financial statements. The Company had previously classified a portion of its Public Subunits (and the underlying shares of common stock) in permanent equity. Subsequent to the re-evaluation, the Company’s management concluded that all of its Public Subunits should be classified as temporary equity. The identified errors impacted the Company’s Form 8-K filing on March 19, 2021 containing the IPO balance sheet as of March 15, 2021 (the “Closing Form 8-K), Form 10-Q filing on July 27, 2021 containing financial statements as of March 31, 2021, Form 10-Q filing on August 27, 2021 containing financial statements as of June 30, 2021, and Form 10-Q filing on November 15, 2021 containing financial statements as of September 30, 2021 (collectively, the “Prior Period Financial Statements”). In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were material to the Prior Period Financial Statements. Accordingly, the Company has corrected such material errors by restating its Prior Period Financial Statements and classified all Public Subunits as temporary. The Company will also correct previously reported financial information for such material errors in future filings, as applicable.

Classification of Private Warrants & Fair Value of Representative Shares

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, the Company re-evaluated the accounting for its Public Warrants and Private Warrants under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, and concluded that the Private Warrants do not meet the criteria to be classified in stockholders’ equity, since the Private Warrants meet the definition of a derivative under ASC 815-40. Additionally, the Company’s management re-evaluated the fair value of the Representative Shares and concluded that the fair value the Company had previously used for the Representative Shares were incorrect and needs to be restated. The identified errors impacted the Prior Period Financial Statements. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the errors and has determined that the related impacts were qualitatively immaterial to the Prior Period Financial Statements but, in consideration that the Company is restating its Prior Period Financial Statements to address the misclassification of redeemable equity instruments, the Company concluded that it should restate the identified errors related to the classification of Private Warrants and the fair value of Representative Shares as well.

Annex A-10

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Prior Period Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the audited balance sheet as of March 15, 2021 and unaudited interim financial statements as of and for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 are presented below.

	As Previously Reported	Adjustments	As Restated
Audited Balance Sheet at March 15, 2021
Warrant Liabilities	$—	$253,413	$253,413
Total Liabilities	591,387	254,413	844,800
Common stock subject to possible redemption	116,095,120	3,904,880	120,000,000
Common stock	465	(39)	426
Additional paid-in capital	5,004,068	(4,158,254)	845,814
Total Stockholder’s Equity	5,000,003	(4,158,293)	841,710

Unaudited Balance Sheet at March 31, 2021
Common stock subject to possible redemption	$128,744,590	$4,255,935	$133,000,525
Common stock	459	(43)	416
Additional paid-in capital	5,084,297	(4,255,892)	828,405

Unaudited Statement of Operations for the three months ended March 31, 2021
Basic and diluted weighted average shares outstanding, common stock subject to redemption	2,059,408	247,259	2,306,667
Basic and diluted weighted average shares outstanding, common stock	3,856,614	(514,481)	3,342,133
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.00	$3.41	$3.41
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(0.02)	$(2.36)	$(2.38)

Unaudited Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$—	$4,779,936	$4,779,936
Accretion of common stock to redemption value	$—	$(13,366,023)	$(13,366,023)

Unaudited Statement of Cash Flows for the three months ended March 31, 2021
Supplemental disclosure of cash flow information
Initial value of common stock subject to possible redemption	$115,841,700	$8,572,213	$124,413,913
Change in value of common stock subject to possible redemption	$12,902,890	$(12,902,365)	$—
Reclassification of offering costs related to public shares	$—	$(4,779,936)	$(4,779,936)
Accretion of common stock to redemption value	$—	$13,366,023	$13,366,023
Accretion of common stock to redemption value (interest earned on trust account)	$—	$525	$525

Annex A-11

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Prior Period Financial Statements (cont.)

	As Previously Reported	Adjustments	As Restated
Unaudited Statement of Operations for the six months ended June 30, 2021
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.46	$0.08	$0.54
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(1.00)	$(0.17)	$(1.17)

Unaudited Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$2,886,166	$1,893,770	$4,779,936
Accretion of common stock to redemption value	$(11,472,253)	$(1,893,770)	$(13,366,023)

Unaudited Statement of Cash Flows for the six months ended June 30, 2021
Reclassification of offering costs related to public shares	$(2,886,166)	$(1,893,770)	$(4,779,936)
Accretion of common stock to redemption value	$11,472,253	$1,893,770	$13,366,023

Unaudited Statement of Operations for the nine months ended September 30, 2021
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.31	$0.06	$0.37
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(0.87)	$(0.14)	$(1.01)

Unaudited Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$2,886,166	$1,893,770	$4,779,936
Accretion of common stock to redemption value	$(11,472,253)	$(1,893,770)	$(13,366,023)

Unaudited Statement of Cash Flows for the nine months ended September 30, 2021
Reclassification of offering costs related to public shares	$(2,886,166)	$(1,893,770)	$(4,779,936)
Accretion of common stock to redemption value	$11,472,253	$1,893,770	$13,366,023
Annex A-12

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $235,295 of cash held outside of the Trust Account as of December 31, 2021 and no cash held outside of the Trust Account as of December 31, 2020. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Marketable Securities Held in Trust Account

At December 31, 2021, the Company had $133,010,583 in the Trust Account which may be utilized for Business Combination. As of December 31, 2021, the assets held in the Trust Account were invested in Treasury Securities consisting of money market funds.

Annex A-13

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of December 31, 2021 due to the short maturities of such instruments.

The Company’s warrant liability and the fair value of its Representative Shares are based on valuation models utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability and the fair value of its Representative Shares are classified as Level 3. See Note 7 for additional information on assets, liabilities and Representative Shares measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Annex A-14

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable Public Share and income (loss) per founder non-redeemable share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the public redeemable shares and founder non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 72.8% for the Public Shares and 27.2% for the founder non-redeemable shares for the year ended December 31, 2021, reflective of the respective participation rights.

The earnings per share presented in the statements of operations is based on the following:

For the year ended December 31, 2021
Net loss	$(981,884)
Accretion of temporary equity to redemption value	(13,376,606)
Net loss including accretion of temporary equity to redemption value	$(14,358,490)
	For the year ended December 31, 2021
	Redeemable	Non-redeemable
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(10,451,084)	$(3,907,406)
Accretion of temporary equity to redemption value	13,376,606	—
Allocation of net income (loss)	$2,925,522	$(3,907,406)

Denominator:
Weighted-average shares outstanding	10,589,315	3,959,088
Basic and diluted net income (loss) per share	$0.28	$(0.99)

No shares of the Company were issued or outstanding in 2020 and, as a result, Earnings Per Share does not exist for 2020.

In connection with the underwriters’ partial exercise of their over-allotment option on March 19, 2021, 325,000 Founder Shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the Company’s earnings. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Annex A-15

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of March 15, 2021, offering costs in the aggregate of $4,849,810 have been charged to stockholders’ equity (consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs).

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, generating an aggregate of gross proceeds of $13,000,000, and incurred additional transaction costs of $260,000 in underwriting discount.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Annex A-16

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Note 4 — Initial Public Offering

Pursuant to the IPO on March 15, 2021, the Company sold 12,000,000 Public Units at a purchase price of $10.00 per Public Unit. Each Public Unit consists of (i) one Public Subunit, which consists of one Public Share and one-quarter of one Public Warrant, and (ii) one-quarter of one Public Warrant. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each whole warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation.

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $13,000,000.

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in the Trust Account. The funds held in Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act.

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 390,000 Private Units at a price of $10.00 per Private Unit in a private placement (the “Private Placement”), generating gross proceeds of $3,900,000.

On March 19, 2021, simultaneous with the exercise of the over-allotment option, the Sponsor and EarlyBirdCapital purchased an aggregate of 26,000 additional Private Units, at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $260,000.

The Private Units (and underlying Private Subunits, Private Shares, and Private Warrants) are identical to the Public Units except that the Private Warrants included in the Private Units: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company’s initial stockholders have agreed (A) to vote the Private Shares contained in the Private Subunits in favor of any proposed Business Combination, (B) not to convert any Private Subunits in connection with a stockholder vote to approve a proposed initial Business Combination or sell any Private Shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the Private Subunits shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. In the event of a liquidation prior to the initial Business Combination, the Private Units will likely be worthless.

Annex A-17

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Related Party Transactions

Founder Shares

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of common stock, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units. As a result, 125,000 founder shares were forfeited.

On the date of the IPO, the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer& Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of the Company’s initial Business Combination and the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Company’s initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of Company’s consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the IPO.

On February 1, 2021, the Sponsor funded to the Company $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to the Company an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000. On March 15, 2021, the Promissory Note in an aggregate amount of $125,000 was fully repaid by the Company to the Sponsor.

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would consist of (i) one subunit, which consists of one share of common stock and one-quarter of one warrant, and (ii) one-quarter of one warrant, where the common stock and warrants would be identical to the common stock and warrants included in the Private Units. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. At December 31, 2021 and 2020, no such Working Capital Loans were outstanding.

Annex A-18

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Related Party Transactions (cont.)

Administrative Service Fee

Commencing on the Effective Date of the registration statement through the acquisition of a target business, the Company will pay an affiliate of the Chief Executive Officer, an aggregate fee of $10,000 per month for providing the Company with office space and certain office and secretarial services. The Company has recorded 97,097 for the for the period from March 10, 2021 through December 31, 2021.

Note 7 — Fair Value Measurements

Non-Recurring Fair Value Measurement

The following table presents information about the Company’s Representative Shares that were measured at fair value on a non-recurring basis as of January 13, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	January 13, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Stockholders’ Equity:
Representative Shares	$2,024,463	$—	$—	$2,024,463
	$2,024,463	$—	$—	$2,024,463

The estimated fair value of the Representative Shares on January 13, 2021, the date the Representative Shares were issued, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model utilizing the probability weighted expected return method are assumptions related to the expected stock-price volatility (pre-merger), the risk-free interest rate, and the expected restricted term. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected restricted term of the Representative Shares. The expected restricted term of the Representative Shares is simulated based on management assumptions regarding the timing and likelihood of completing the IPO and a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Representative Shares were as follows at January 13, 2021:

Input	January 13, 2021
Restricted term (years)	1.11
Expected volatility	12.5%
Risk-free interest rate	0.12%
Stock price	$9.37
Dividend yield	0%

Annex A-19

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

Recurring Fair Value Measurement

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Mutual Fund held in Trust Account	$133,010,583	$133,010,583	$—	$—
	$133,010,583	$133,010,583	$—	$—
Liabilities:
Warrant Liability	$247,514	$—	$—	$247,514
	$247,514	$—	$—	$247,514

The estimated fair value of the warrant liability on March 15, 2021 and December 31, 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at March 15, 2021:

Input	March 15, 2021
Expected term (years)	5.99
Expected volatility	24.3%
Risk-free interest rate	1.06%
Stock price	$9.36
Dividend yield	0%
Exercise price	$11.5

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at December 31, 2021:

Input	December 31, 2021
Expected term (years)	5.30
Expected volatility	19.5%
Risk-free interest rate	1.29%
Stock price	$9.58
Dividend yield	0%
Exercise price	$11.5

Annex A-20

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

The following table sets forth a summary of the changes in the fair value of the warrant liability for the year ended December 31, 2021:

Warrant Liability
Fair value as of December 31, 2020	$—
Initial fair value of warrant liability upon issuance at IPO	270,307
Change in fair value	(22,793)
Fair value as of December 31, 2021	$247,514

Note 8 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and Representative Shares (as defined below) issued and outstanding on the date of the IPO, as well as the holders of the Private Units and any units the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on March 10, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company use its best efforts to register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on March 10, 2021. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

EarlyBirdCapital and I-Bankers Securities, Inc. (the “Underwriters”) have a 45-day option from the date of the IPO to purchase up to an additional 1,800,000 Public Units to cover over-allotments, if any. The Underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $2,400,000 (or up to $2,760,000 if the underwriters’ over-allotment is exercised in full). On March 15, 2021, the Company paid, in aggregate, a fixed underwriting discount of $2,400,000.

On March 19, 2021, the Underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units and were, in aggregate, paid a fixed underwriting discount of $260,000.

EarlyBirdCapital will have the right of first refusal for a period commencing from the consummation of the IPO until the consummation of the initial Business Combination (or the liquidation of the Trust Account in the event that the Company fails to consummate the initial Business Combination within the Combination Period) to act as book running manager, placement agent and/or arranger for all financings where the Company seeks to raise equity, equity-linked, debt or mezzanine financings relating to or in connection with the initial Business Combination.

In addition, under certain circumstances EarlyBirdCapital will be granted, for a period of one year from the closing of the IPO, the right to act as lead underwriter for the next U.S. registered public offering of securities, undertaken by any of the Company’s officers, for the purpose of raising capital and placing 90% or more of the proceeds in a trust or escrow account to be used to acquire one or more operating businesses in the technology industry that have not been identified at the time of the IPO.

Annex A-21

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which will become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members (including, with EarlyBirdCapital’s prior consent which shall not be unreasonably withheld, companies affiliated with the Company or its officers or directors) that assist the Company in identifying or consummating an initial Business Combination.

Representative Shares

On January 13, 2021, the Company has issued to EarlyBirdCapital and its designees an aggregate of 350,000 representative shares at a purchase price of $0.0001 per share (the “Representative Shares”). The fair value of the Representative Shares was determined to be $2,024,463 (See Note 7). On March 10, 2021, the Company effected a stock dividend of 0.2 shares of common stock for every share of common stock outstanding, resulting in an additional 70,000 representative shares issued to EarlyBirdCapital for no consideration and an aggregate of 420,000 representative shares outstanding. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following March 10, 2021 pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the IPO, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the March 10, 2021 or commencement of sales of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

Business Combination Legal Services Agreement

The Company has entered into an agreement with its legal counsel, Loeb & Loeb (“Loeb”), whereby the Company is required to pay a total of $250,000 in retainer fees to Loeb for services related to the initial Business Combination upon the completion of certain milestones. The balance of any additional legal fees incurred related to the initial Business Combination will be due at the closing of the SPAC Merger. As of December 31, 2021, the Company had paid a total of $50,000 of retainer fees to Loeb.

Consulting Agreement

On March 16, 2021, the Company entered into a consulting agreement with Dr. Julia, a director of the Company, pursuant to which Dr. Julia agreed to introduce to the Company one or more potential candidates for the Company to pursue regarding a potential business combination in exchange for a single consulting fee equal to 1.0% of the

Annex A-22

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

enterprise value of the target company paid in cash, not to exceed 2.0% of the Trust Account, payable concurrent with the closing of the business combination with the target introduced by Dr. Julia. On November 15, 2021, the Company entered into a Merger Agreement with SoundHound Inc., which Dr. Julia had introduced to the Company. Pursuant to the consulting agreement, upon the closing of the Business Combination, Dr. Julia will be entitled to a finder’s fee of $2.66 million.

Note 9 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock at par value of $0.0001 per share. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2021, there were 4,161,000 shares of common stock issued and outstanding, excluding 13,300,000 shares of common stock subject to possible redemption.

Public Warrants

Each whole warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial Business Combination. The warrants will expire on the fifth anniversary of the completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise.

The Company may call the warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued to the Sponsor, initial stockholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        If, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

Annex A-23

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity (cont.)

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities, and the $18.00 redemption trigger price will be adjusted to 180% of this amount.

Note 10 — Income Tax

The Company’s net deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$51,171	$150
Capitalized costs related to Business Combination	82,920	—
Federal net operating loss	77,042	—
Total deferred tax asset	211,133	150
Valuation allowance	(211,133)	(150)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	211,133	150
State
Current	—	—
Deferred	—	—
Change in valuation allowance	(211,133)	(150)
Income tax provision	$—	$—

As of December 31, 2021, the Company has $366,866 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $210,982.

Annex A-24

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 10 — Income Tax (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

Statutory federal income tax rate	21.00%
State taxes, net of federal tax benefit	0.00%
Permanent Book/Tax Differences	0.49%
Change in valuation allowance	(21.49)%
Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

On January 10, 2022, the Company filed a registration statement on Form S-4 (the “Form S-4”) with respect to the merger between the Company and SoundHound Inc.

On February 14, 2022, the Company filed Amendment No. 1 to the Form S-4 to address comments the Company received from the SEC on February 9, 2022.

Annex A-25

ARCHIMEDES TECH SPAC PARTNERS CO.
CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalent	$18,129	$235,295
Prepaid expenses	78,566	98,066
Total current assets	96,695	333,361
Marketable securities held in Trust Account	133,022,440	133,010,583
Total Assets	$133,119,135	$133,343,944

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued liabilities	$503,071	$247,868
Due to related party	—	1,816
Total current liabilities	503,071	249,684
Warrant liability	154,768	247,514
Total liabilities	$657,839	$497,198

Commitments and Contingencies
Common stock subject to possible redemption, 13,300,000 shares at redemption value as of March 31, 2022 and December 31, 2021	$133,022,440	$133,010,583

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares and 31,000,000 shares authorized, 4,161,000 shares issued and outstanding (excluding 13,300,000 shares subject to possible redemption) as of March 31, 2022 and December 31, 2021	416	416
Additional paid-in-capital	806,490	818,347
Accumulated deficit	(1,368,050)	(982,600)
Total Stockholders’ Deficit	$(561,144)	$(163,837)

Total Liabilities and Stockholders’ Deficit	$133,119,135	$133,343,944

The accompanying notes are an integral part of these condensed financial statements.

Annex A-26

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
Formation and operating costs	$490,053	$81,441
Loss from operations	(490,053)	(81,441)

Other income (expense)
Trust interest income	11,857	525
Unrealized gain (loss) on change in fair value of warrants	92,746	(3,117)
Total other income (expense)	104,603	(2,592)

Net loss	$(385,450)	$(84,033)

Basic and diluted weighted average shares outstanding, common stock subject to redemption	13,300,000	2,306,667
Basic and diluted net (loss) income per share attributable to common stock subject to redemption	$(0.02)	$3.41

Basic and diluted weighted average shares outstanding, common stock	4,161,000	3,342,133
Basic and diluted net loss per share attributable to common stockholders	$(0.02)	$(2.38)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Annex A-27

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	4,161,000	$416	$818,347	$(982,600)	$(163,837)
Net loss	—	—	—	(385,450)	(385,450)
Accretion of common stock to redemption value (interest earned on trust account)	—	—	(11,857)	—	(11,857)
Balance as of March 31, 2022	4,161,000	$416	$806,490	$(1,368,050)	$(561,144)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020	—	$—	$—	$(716)	$(716)
Sale of 12,000,000 Units through IPO	12,000,000	1,200	119,998,800	—	120,000,000
Sale of 1,300,000 Units through over-allotment	1,300,000	130	12,999,870	—	13,000,000
Sale of 416,000 Private Units in private placement	416,000	42	4,159,958	—	4,160,000
Issuance of representative shares	420,000	42	2,024,421	—	2,024,463
Common stock issued to initial stockholders	3,450,000	345	24,655	—	25,000
Forfeiture of founder shares	(125,000)	(13)	13	—	—
Underwriting fee	—	—	(2,660,000)	—	(2,660,000)
Offering costs charged to the stockholders’ equity	—	—	(2,449,810)	—	(2,449,810)
Initial classification of warrant liability	—	—	(270,307)	—	(270,307)
Reclassification of offering costs related to Public Shares	—	—	4,779,936	—	4,779,936
Net loss	—	—	—	(84,033)	(84,033)
Initial value of common stock subject to possible redemption	(13,300,000)	(1,330)	(124,412,583)	—	(124,413,913)
Accretion of common stock to redemption value	—	—	(13,366,023)	—	(13,366,023)
Accretion of common stock to redemption value (interest earned on trust account)	—	—	(525)		(525)
Balance as of March 31, 2021	4,161,000	$416	$828,405	$(84,749)	$744,072

The accompanying notes are an integral part of these unaudited condensed financial statements.

Annex A-28

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
Cash flows from Operating Activities:
Net loss	$(385,450)	$(84,033)
Adjustments to reconcile net loss to net cash used in operating activities
Unrealized (gain) loss on change in fair value of warrants	(92,746)	3,117
Interest earned on marketable securities held in Trust Account	(11,857)	(525)
Changes in current assets and current liabilities:
Prepaid expenses	19,500	(165,713)
Accrued liabilities	255,203	54,815
Due to related party	(1,816)	6,381
Net cash used in operating activities	(217,166)	(185,958)

Cash Flows from Investing Activities:
Investment held in Trust Account	—	(133,000,000)
Net cash used in investing activities	—	(133,000,000)

Cash flows from Financing Activities:
Proceeds from IPO and over-allotment	—	133,000,000
Payment of underwriting fees	—	(2,660,000)
Proceeds from private placement	—	4,160,000
Proceeds from issuance of promissory note to related party	—	125,000
Payment to promissory note to related party	—	(125,000)
Proceeds from issuance of common stock to initial stockholders	—	25,000
Payment of deferred offering costs	—	(375,347)
Net cash provided by financing activities	—	134,149,653

Net change in cash	(217,166)	963,695
Cash, beginning of the period	235,295	—
Cash, end of the period	$18,129	$963,695

Supplemental disclosure of cash flow information
Initial value of common stock subject to possible redemption	$—	$124,413,913
Reclassification of offering costs related to Public Shares	$—	$(4,779,936)
Accretion of common stock to redemption value	$—	$13,366,023
Accretion of common stock to redemption value (interest earned on trust account)	$11,857	$525
Forfeiture of founder shares	$—	$13
Initial classification of warrant liability	$—	$270,307
Deferred offering costs included in accrued expenses	$—	$50,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

Annex A-29

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Archimedes Tech SPAC Partners Co. (the “Company”) is a blank check company formed under the laws of the State of Delaware on September 15, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company’s focus will be on the artificial intelligence, cloud services and automotive technology sectors. However, the Company is not limited to the technology industry, or these sectors therein, and the Company may pursue a Business Combination opportunity in any business or industry it chooses, and it may pursue a company with operations or opportunities outside of the United States.

The Company has selected December 31 as its fiscal year end.

As of March 31, 2022, the Company had not commenced any revenue-generating operations. All activity for the period from September 15, 2020 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income or expense, as applicable.

On November 15, 2021, the Company entered into a definitive merger agreement with SoundHound Inc. (“SoundHound”), a voice artificial intelligence company, pursuant to which the two companies agreed to consummate a Business Combination (the “Merger Agreement”). The total consideration to be paid by the Company to SoundHound is $2,000,000,000 in equity of the Company, with outstanding SoundHound stock options and warrants included on a net exercise basis.

On April 26, 2022, the Company consummated its Business Combination with SoundHound pursuant to the Merger Agreement. The aggregate merger consideration paid by the Company to SoundHound security holders in connection with the Business Combination was an amount equal to $2,000,000,000, with outstanding SoundHound stock options and warrants assumed by the company included on a net exercise basis. As a result of the Business Combination, the Company owns 100% of the outstanding common stock of SoundHound and the Company changed its name from “Archimedes Tech SPAC Partners Co.” to “SoundHound AI, Inc” (See Note 9).

The Company’s sponsor is Archimedes Tech SPAC Sponsors LLC, a Delaware limited liability company (the “Sponsor”).

References to the Company’s “initial stockholders” refer to the Company’s stockholders prior to the IPO, excluding the holders of the Representative Shares (See Note 7).

Financing

The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). As discussed in Note 3, on March 15, 2021, the Company consummated the IPO of 12,000,000 units, (the “Public Units”), at $10.00 per Public Unit, generating gross proceeds of $120,000,000.

Each Public Unit consists of (i) one subunit (the “Public Subunit”), which consists of one share of common stock (the “Public Share”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Public Units and Public Subunits, the “Public Warrants”); each whole Public Warrant will be exercisable to purchase one share of common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 390,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Sponsor and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,900,000, which is discussed in Note 4.

Annex A-30

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Each Private Unit consists of (i) one subunit (the “Private Subunits”), which consists of one share of common stock (the “Private Shares”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Private Units and Private Subunits, the “Private Warrants”).

Transaction costs amounted to $4,849,810 consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 1,800,000 additional Public Units to cover over-allotments, if any. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, generating an aggregate of gross proceeds of $13,000,000, and incurred transaction costs of $260,000 in underwriting discount. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

On April 26, 2022, in connection with the Company’s Business Combination, an aggregate of $127,679,500 was paid from the Company’s Trust Account (see below) to holders that properly exercised their right to have their Public Shares redeemed, with a remaining Trust Account balance of approximately $5,356,628 (the “Trust Proceeds”). Additionally, pursuant to subscription agreements the Company had previously entered into with certain accredited investors (the “Subscribers”), the Subscribers purchased an aggregate of 11,300,000 shares of Class A Common Stock of the combined company for a purchase price of $10.00 per share in a private placement that closed concurrently with the Business Combination, for total gross proceeds of $113,000,000 (the “PIPE Proceeds”). The Trust Proceeds and PIPE Proceeds were used for the payment of expenses incurred by the Company and SoundHound in connection with the Business Combination and the remaining proceeds will be used for general corporate purposes of the Company following the Business Combination (See Note 9).

Trust Account

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

On April 26, 2022, in connection with the Company’s Business Combination, an aggregate of $127,679,500 was paid from the Company’s Trust Account to holders that properly exercised their right to have their Public Shares redeemed, resulting in Trust Proceeds of approximately $5,356,628 (See Note 9).

Initial Business Combination

On April 26, 2022, the Company consummated its Business Combination with SoundHound pursuant to the Merger Agreement. As a result of the Business Combination, the registrant owns 100% of the outstanding common stock of SoundHound and the registrant changed its name from “Archimedes Tech SPAC Partners Co.” to “SoundHound AI, Inc.” In connection with the Company’s Business Combination, the Company received approximately $5,356,628 in Trust Proceeds and $113,000,000 in PIPE Proceeds. The Trust Proceeds and PIPE Proceeds were used for the

Annex A-31

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

payment of expenses incurred by the Company and SoundHound in connection with the Business Combination and the remaining proceeds will be used for general corporate purposes of the Company following the Business Combination (See Note 9).

Liquidity and Going Concern

As of March 31, 2022, the Company had cash outside the Trust Account of $18,129 available for its working capital needs. All remaining cash and securities were held in the Trust Account and is generally unavailable for the Company’s use prior to an initial Business Combination and is restricted for use either in a Business Combination or to redeem Public Subunits. As of March 31, 2022, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

On April 21, 2022, SPAC Partners LLC (“SP”), an affiliate of the Company’s Chief Executive Officer, agreed to loan the Company $167,955 to be used for tax payments (the “SP Promissory Note”). The SP Promissory Note is non-interest bearing and payable in cash upon the closing of the Company’s Business Combination. In the event the Company fails to complete a Business Combination prior to the deadline set forth in its governing document, no payment will be due under the SP Promissory Note and the principal balance of the SP Promissory Note will be forgiven.

On April 26, 2022, in connection with the Company’s Business Combination, the Company received approximately $5,356,628 in Trust Proceeds and $113,000,000 in PIPE Proceeds. The Trust Proceeds and PIPE Proceeds were used for the payment of expenses incurred by the Company and SoundHound in connection with the Business Combination and the remaining proceeds will be used for general corporate purposes of the Company following the Business Combination (See Note 9).

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through receipt of $25,000 from the sale of Founder Shares (see Note 5), advances from the Sponsor in an aggregate amount of $125,000 under an unsecured promissory note, which were repaid upon the closing of the IPO (see Note 5). Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the net proceeds from the IPO and Private Placement held outside of the Trust Account. Subsequent to the consummation of the Company’s Business Combination on April 26, 2022, the Company’s liquidity needs have been satisfied through the remaining Trust Proceeds and PIPE Proceeds after payment of expenses in connection with the Business Combination (See Note 9).

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

The Company anticipates that the $18,129 outside of the Trust account as of March 31, 2022, combined with the net Trust Proceeds and PIPE Proceeds that the Company received upon the consummation of the Company’s Business Combination on April 26, 2022, will be sufficient to allow the Company to operate for at least the next 12 months.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of

Annex A-32

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

operations, or cash flows. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited 2021 financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 9, 2022.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $18,129 and $235,295 of cash held outside of the Trust Account as of March 31, 2022 and December 31, 2021, respectively. The Company did not have any cash equivalents held outside of the Trust Account as of March 31, 2022 or December 31, 2021.

Marketable Securities Held in Trust Account

At March 31, 2022 and December 31, 2021, the Company had 133,022,440 and $133,010,583 in the Trust Account which may be utilized for Business Combination. As of March 31, 2022 and December 31, 2021, the assets held in the Trust Account were invested in Treasury Securities consisting of money market funds.

Annex A-33

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities, and due to related party are estimated to approximate the carrying values as of March 31, 2022 and December 31, 2021 due to the short maturities of such instruments.

The Company’s warrant liability and the fair value of its Representative Shares are based on valuation models utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability and the fair value of its Representative Shares are classified as Level 3. See Note 6 for additional information on assets, liabilities and Representative Shares measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2022 and December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Annex A-34

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable Public Share and income (loss) per founder non-redeemable share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the public redeemable shares and founder non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 76.2% for the Public Shares and 23.8% for the founder non-redeemable shares for the three months ended March 31, 2022, and a ratio of 40.8% for the Public Shares and 59.2% for the founder non-redeemable shares for the three months ended March 31, 2021, respectively, reflective of the respective participation rights.

The earnings per share presented in the statements of operations is based on the following:

	For the three months ended March 31, 2022	For the three months ended March 31, 2021
Net loss	$(385,450)	$(84,033)
Accretion of temporary equity to redemption value	(11,857)	(13,366,548)
Net loss including accretion of temporary equity to redemption value	$(397,307)	$(13,450,581)
	For the three months ended March 31, 2022		For the three months ended March 31, 2021
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(302,628)	$(94,679)	$(5,492,495)	$(7,958,086)
Accretion of temporary equity to redemption value	11,857	—	13,366,548	—
Allocation of net income (loss)	$(290,771)	$(94,679)	$7,874,053	$(7,958,086)

Denominator:
Weighted-average shares outstanding	13,300,000	4,161,000	2,306,667	3,342,133
Basic and diluted net income (loss) per share	$(0.02)	$(0.02)	$3.41	$(2.38)

In connection with the underwriters’ partial exercise of their over-allotment option on March 19, 2021, 325,000 Founder Shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

As of March 31, 2022 and December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the Company’s earnings. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Annex A-35

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of March 15, 2021, offering costs in the aggregate of $4,849,810 have been charged to stockholders’ equity (consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs).

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, generating an aggregate of gross proceeds of $13,000,000, and incurred additional transaction costs of $260,000 in underwriting discount.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 or December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Annex A-36

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Note 3 — Initial Public Offering

Pursuant to the IPO on March 15, 2021, the Company sold 12,000,000 Public Units at a purchase price of $10.00 per Public Unit. Each Public Unit consists of (i) one Public Subunit, which consists of one Public Share and one-quarter of one Public Warrant, and (ii) one-quarter of one Public Warrant. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each whole warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation.

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $13,000,000.

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in the Trust Account. The funds held in Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 390,000 Private Units at a price of $10.00 per Private Unit in a private placement (the “Private Placement”), generating gross proceeds of $3,900,000.

On March 19, 2021, simultaneous with the exercise of the over-allotment option, the Sponsor and EarlyBirdCapital purchased an aggregate of 26,000 additional Private Units, at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $260,000.

The Private Units (and underlying Private Subunits, Private Shares, and Private Warrants) are identical to the Public Units except that the Private Warrants included in the Private Units: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company’s initial stockholders have agreed (A) to vote the Private Shares contained in the Private Subunits in favor of any proposed Business Combination, (B) not to convert any Private Subunits in connection with a stockholder vote to approve a proposed initial Business Combination or sell any Private Shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the Private Subunits shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. In the event of a liquidation prior to the initial Business Combination, the Private Units will likely be worthless.

Annex A-37

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of common stock, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units. As a result, 125,000 founder shares were forfeited.

On the date of the IPO, the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer& Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of the Company’s initial Business Combination and the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Company’s initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of Company’s consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the IPO.

On February 1, 2021, the Sponsor funded to the Company $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to the Company an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000. On March 15, 2021, the Promissory Note in an aggregate amount of $125,000 was fully repaid by the Company to the Sponsor.

On April 21, 2022, SP agreed to loan the Company $167,955 through the SP Promissory Note. The SP Promissory Note is non-interest bearing and payable in cash upon the closing of the Company’s Business Combination. In the event the Company fails to complete a Business Combination prior to the deadline set forth in its governing document, no payment will be due under the SP Promissory Note and the principal balance of the SP Promissory Note will be forgiven (See Note 9).

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would consist of (i) one subunit, which consists of one share of common stock and one-quarter of one warrant, and (ii) one-quarter of one warrant, where the common stock and warrants would be identical to the common stock and warrants included in the Private Units. In the event that the initial Business Combination does not close, the Company
Annex A-38

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. At March 31, 2022 and December 31, 2021, no such Working Capital Loans were outstanding.

Administrative Service Fee

Commencing on the Effective Date of the registration statement through the acquisition of a target business, the Company will pay SP an aggregate fee of $10,000 per month for providing the Company with office space and certain office and secretarial services. The Company has recorded $30,000 and $7,097 for the three months ended March 31, 2022 and March 31, 2021, respectively.

Note 6 — Fair Value Measurements

Non-Recurring Fair Value Measurement

The following table presents information about the Company’s Representative Shares that were measured at fair value on a non-recurring basis as of January 13, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	January 13, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Stockholders’ Equity:
Representative Shares	$2,024,463	$—	$—	$2,024,463
	$2,024,463	$—	$—	$2,024,463

The estimated fair value of the Representative Shares on January 13, 2021, the date the Representative Shares were issued, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model utilizing the probability weighted expected return method are assumptions related to the expected stock-price volatility (pre-merger), the risk-free interest rate, and the expected restricted term. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected restricted term of the Representative Shares. The expected restricted term of the Representative Shares is simulated based on management assumptions regarding the timing and likelihood of completing the IPO and a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Representative Shares were as follows at January 13, 2021:

Input	January 13, 2021
Restricted term (years)	1.11
Expected volatility	12.5%
Risk-free interest rate	0.12%
Stock price	$9.37
Dividend yield	0%

Annex A-39

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Fair Value Measurements (cont.)

Recurring Fair Value Measurement

The following tables present information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021 and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	March 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Mutual Fund held in Trust Account	$133,022,440	$133,022,440	$—	$—
	$133,022,440	$133,022,440	$—	$—
Liabilities:
Warrant Liability	$154,768	$—	$—	$154,768
	$154,768	$—	$—	$154,768
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Mutual Fund held in Trust Account	$133,010,583	$133,010,583	$—	$—
	$133,010,583	$133,010,583	$—	$—
Liabilities:
Warrant Liability	$247,514	$—	$—	$247,514
	$247,514	$—	$—	$247,514

The estimated fair value of the warrant liability on March 31, 2022 and December 31, 2021 was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at March 15, 2021:

Input	March 15, 2021
Expected term (years)	5.99
Expected volatility	24.3%
Risk-free interest rate	1.06%
Stock price	$9.36
Dividend yield	0%
Exercise price	$11.5

Annex A-40

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at December 31, 2021:

Input	December 31, 2021
Expected term (years)	5.30
Expected volatility	19.5%
Risk-free interest rate	1.29%
Stock price	$9.58
Dividend yield	0%
Exercise price	$11.5

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at March 31, 2022:

Input	March 31, 2022
Expected term (years)	5.09
Expected volatility	10.4%
Risk-free interest rate	2.42%
Stock price	$9.77
Dividend yield	0%
Exercise price	$11.5

The following table sets forth a summary of the changes in the fair value of the warrant liability for the three months ended March 31, 2022:

Warrant Liability
Fair value as of December 31, 2021	$247,514
Change in fair value	(92,746)
Fair value as of March 31, 2022	$154,768

The following table sets forth a summary of the changes in the fair value of the warrant liability for the three months ended March 31, 2021:

Warrant Liability
Fair value as of December 31, 2020	$—
Initial valuation of warrant liability	270,307
Change in fair value	3,117
Fair value as of March 31, 2021	$273,424

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and Representative Shares (as defined below) issued and outstanding on the date of the IPO, as well as the holders of the Private Units and any units the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be

Annex A-41

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

entitled to registration rights pursuant to an agreement signed on March 10, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company use its best efforts to register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on March 10, 2021. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

EarlyBirdCapital and I-Bankers Securities, Inc. (the “Underwriters”) have a 45-day option from the date of the IPO to purchase up to an additional 1,800,000 Public Units to cover over-allotments, if any. The Underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $2,400,000 (or up to $2,760,000 if the underwriters’ over-allotment is exercised in full). On March 15, 2021, the Company paid, in aggregate, a fixed underwriting discount of $2,400,000.

On March 19, 2021, the Underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units and were, in aggregate, paid a fixed underwriting discount of $260,000.

EarlyBirdCapital will have the right of first refusal for a period commencing from the consummation of the IPO until the consummation of the initial Business Combination (or the liquidation of the Trust Account in the event that the Company fails to consummate the initial Business Combination within the Combination Period) to act as book running manager, placement agent and/or arranger for all financings where the Company seeks to raise equity, equity-linked, debt or mezzanine financings relating to or in connection with the initial Business Combination.

In addition, under certain circumstances EarlyBirdCapital will be granted, for a period of one year from the closing of the IPO, the right to act as lead underwriter for the next U.S. registered public offering of securities, undertaken by any of the Company’s officers, for the purpose of raising capital and placing 90% or more of the proceeds in a trust or escrow account to be used to acquire one or more operating businesses in the technology industry that have not been identified at the time of the IPO.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which will become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members (including, with EarlyBirdCapital’s prior consent which shall not be unreasonably withheld, companies affiliated with the Company or its officers or directors) that assist the Company in identifying or consummating an initial Business Combination.

Annex A-42

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

Representative Shares

On January 13, 2021, the Company has issued to EarlyBirdCapital and its designees an aggregate of 350,000 representative shares at a purchase price of $0.0001 per share (the “Representative Shares”). The fair value of the Representative Shares was determined to be $2,024,463 (See Note 6). On March 10, 2021, the Company effected a stock dividend of 0.2 shares of common stock for every share of common stock outstanding, resulting in an additional 70,000 representative shares issued to EarlyBirdCapital for no consideration and an aggregate of 420,000 representative shares outstanding. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following March 10, 2021 pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the IPO, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the March 10, 2021 or commencement of sales of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

Business Combination Legal Services Agreement

On July 1, 2021, the Company entered into an agreement with its legal counsel, Loeb & Loeb (“Loeb”), whereby the Company is required to pay a total of $250,000 in retainer fees to Loeb for services related to the initial Business Combination upon the completion of certain milestones. The balance of any additional legal fees incurred related to the initial Business Combination will be due at the closing of the SPAC Merger. For the three-month period ended March 31, 2022, the Company had accrued a total of $100,000 of legal fees.

Consulting Agreement

On March 16, 2021, the Company entered into a consulting agreement with Dr. Julia, a director of the Company, pursuant to which Dr. Julia agreed to introduce to the Company one or more potential candidates for the Company to pursue regarding a potential business combination in exchange for a single consulting fee equal to 1.0% of the enterprise value of the target company paid in cash, not to exceed 2.0% of the Trust Account, payable concurrent with the closing of the business combination with the target introduced by Dr. Julia. On November 15, 2021, the Company entered into a Merger Agreement with SoundHound, which Dr. Julia had introduced to the Company. Pursuant to the consulting agreement, upon the closing of the Business Combination, Dr. Julia will be entitled to a finder’s fee of $2,660,000.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock at par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2022 and December 31, 2021, there were 4,161,000 shares of common stock issued and outstanding, excluding 13,300,000 shares of common stock subject to possible redemption.

Annex A-43

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Equity (cont.)

Public Warrants

Each whole warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial Business Combination. The warrants will expire on the fifth anniversary of the completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise.

The Company may call the warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued to the Sponsor, initial stockholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        If, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities, and the $18.00 redemption trigger price will be adjusted to 180% of this amount.

Annex A-44

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued.

On April 9, 2022, the Company entered into a subscription agreement with an accredited investor (the “New Subscriber”) pursuant to which the New Subscriber agreed to purchase, and the Company has agreed to sell, 200,000 shares of common stock, par value $0.0001 per share, at a purchase price of $10.00 per share for gross proceeds of $2,000,000.

On April 9, 2022, the Company entered into an agreement to engage Northland to serve as a capital markets advisor in connection with the Business Combination. The Company agreed an advisory fee in the amount of $500,000 payable to Northland upon the closing of the Business Combination, plus expenses. In addition to the advisory fee, the Company agreed to consider awarding, at the Company’s sole discretion, a discretionary fee to Northland in an amount not to exceed 2% of the balance of the funds in the Trust Account remaining after the closing. No such fee was paid.

On April 9, 2022, the Company entered into an agreement to engage Wedbush to act as the Company’s strategic financial advisor in connection with the Business Combination. The Company agreed to pay Wedbush a fee in the amount of $750,000, with $500,000 payable no later than ten days after the close of the Business Combination and the remaining $250,000 payable in six monthly installments of $41,667 with the installment payments starting the first month after the close.

On April 13, 2022, the Company entered into an agreement to engage IB CAP to act as the Company’s financial advisor and marketing agent in connection with the Business Combination. The Company agreed a fee in the amount of $550,000 payable to IB CAP upon the closing of the Business Combination. An affiliate of IB CAP acted as a “qualified independent underwriter” and co-manager in the Company’s Initial Public Offering.

On April 14, 2022, the Company amended the lock-up agreement (the “Amendment”) previously entered into with the chief executive officer of SoundHound, Keyvan Mohajer, to extend the lock-up period applicable to Mr. Mohajer from six months to one year from the date of the closing of the Business Combination.

On April 18, 2022, the Company entered into an agreement to engage CF&CO to act as the Company’s capital markets advisor in connection with the Business Combination. The Company agreed to pay an advisory fee in the amount of $750,000 to CF&CO upon the closing of the Business Combination, plus expenses.

On April 21, 2022, SP agreed to loan the Company $167,955 through the SP Promissory Note. The SP Promissory Note is non-interest bearing and payable in cash upon the closing of the Company’s Business Combination. In the event the Company fails to complete a Business Combination prior to the deadline set forth in its governing document, no payment will be due under the SP Promissory Note and the principal balance of the SP Promissory Note will be forgiven.

On April 26, 2022, the Company consummated its Business Combination with SoundHound pursuant to the Merger Agreement. The aggregate merger consideration paid by the Company to SoundHound security holders in connection with the Business Combination was an amount equal to $2,000,000,000, with outstanding SoundHound stock options and warrants assumed by the Company included on a net exercise basis. As a result of the Business Combination, the Company owns 100% of the outstanding common stock of SoundHound and the Company changed its name from “Archimedes Tech SPAC Partners Co.” to “SoundHound AI, Inc.” In connection with the Business Combination, an aggregate of $127,679,500 was paid from the Company’s Trust Account to holders that properly exercised their right to have their Public Shares redeemed, with remaining Trust Proceeds of approximately $5,356,628. Additionally, pursuant to subscription agreements the Company had previously entered into with certain Subscribers, the Subscribers purchased an aggregate of 11,300,000 shares of Class A Common Stock of the combined company for a purchase price of $10.00 per share in a private placement that closed concurrently with the Business Combination, for total PIPE Proceeds of $113,000,000. The Trust Proceeds and PIPE Proceeds were used for the payment of expenses incurred by the Company and SoundHound in connection with the Business Combination and the remaining proceeds will be used for general corporate purposes of the Company following the Business Combination.

Annex A-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SoundHound, Inc.
Santa Clara, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SoundHound, Inc. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ArmaninoLLP
San Jose, California

March 9, 2022

We have served as the Company’s auditors since 2020

Annex A-46

SOUNDHOUND, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$21,626	$43,692
Restricted cash equivalents	460	230
Accounts receivable, net of allowances of $109 as of December 31, 2021 and December 31, 2020, respectively	2,060	3,575
Prepaid expenses and other current assets	2,193	1,452
Debt issuance cost	1,132	—
Total current assets	27,471	48,949
Restricted cash equivalents, non-current	736	1,060
Right-of-use assets	10,291	—
Property and equipment, net	6,155	10,435
Deferred tax asset	2,169	2,282
Other assets	2,381	911
Total assets	$49,203	$63,637

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,760	$3,336
Accrued liabilities	7,298	3,411
Capital lease obligation, current portion	—	2,331
Operating lease liabilities, current portion	3,281	—
Financing lease liabilities, current portion	1,301	—
Income tax liability	2,737	2,953
Deferred rent, current portion	—	414
Deferred revenue, current portion	6,042	12,078
Convertible notes, current portion	29,868	—
Derivative liability	3,488	—
Note payable, current portion	29,964	—
Total current liabilities	87,739	24,523

Capital lease obligation, net of current portion	—	1,252
Operating lease liabilities, net of current portion	8,611	—
Financing lease liabilities, net of current portion	292	—
Deferred rent, net of current portion	—	1,511
Deferred revenue, net of current portion	14,959	19,204
Derivative and warrant liability	—	4,384
Convertible notes, net of current portion	—	13,058
Other liabilities	1,336	2,371
Total liabilities	112,937	66,303

Annex A-47

SOUNDHOUND, INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
(In thousands, except share and par value data)

	December 31, 2021	December 31, 2020
Commitments and contingencies (Note 6)

Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,248,537 and 19,132,387 shares issued and outstanding, liquidation preference of $284,826 and $284,047 as of December 31, 2021 and December 31, 2020, respectively	279,503	273,687

Stockholders’ deficit:
Common stock, $0.0001 par value; 45,000,000 shares authorized; 12,280,051 and 11,818,761 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	43,491	30,836
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(386,729)	(307,189)
Total stockholders’ deficit	(343,237)	(276,353)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$49,203	$63,637

The accompanying notes are an integral part of these consolidated financial statements.

Annex A-48

SOUNDHOUND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except for per share amounts)

	Year Ended December 31,
	2021	2020
Revenues	$21,197	$13,017
Operating expenses:
Cost of revenues	6,585	5,863
Sales and marketing	4,240	4,739
Research and development	59,178	54,279
General and administrative	16,521	14,140
Total operating expenses	86,524	79,021
Loss from operations	(65,327)	(66,004)

Other expense, net:
Interest expense	(8,342)	(2,269)
Other expense, net	(5,415)	(5,396)
Total other expense, net	(13,757)	(7,665)
Loss before provision for income taxes	(79,084)	(73,669)
Provision for income taxes	456	738
Net loss	(79,540)	(74,407)
Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	—	(3,182)
Net loss attributable to common stockholders	$(79,540)	$(77,589)

Other comprehensive gain:
Unrealized holding gain on available-for-sale securities, net of tax	1	5
Comprehensive loss	$(79,539)	$(74,402)

Net loss per share:
Basic and diluted	$(6.57)	$(6.59)

Weighted-average common shares outstanding:
Basic and diluted	12,104,523	11,780,078

The accompanying notes are an integral part of these consolidated financial statements.

Annex A-49

SOUNDHOUND, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share and par value data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance as of January 1, 2020	17,784,975	$223,641	11,750,082	$1	$25,936	$(6)	$(232,782)	$(206,851)
Issuance of redeemable convertible Series D3 preferred stock Preferred stock exchange at $33.00 per share	454,545	15,000	—	—	—	—	—	—
Issuance of redeemable convertible Series D3 preferred stock Preferred stock exchange at $40.00 per share	25,000	1,000	—	—	—	—	—	—
Conversion of convertible notes for redeemable convertible Series D-3 preferred stock	766,293	30,664	—	—	—	—	—	—
Preferred stock exchange (D-3 to D-3A)	—	3,182	—	—	(3,182)	—	—	(3,182)
Issuance of redeemable convertible Series B preferred stock upon net exercise of Series B Warrants	101,574	200	—	—	1,931	—	—	1,931
Issuance of common stock upon exercise of stock options	—	—	68,679	—	254	—	—	254
Other comprehensive gain, net of tax	—	—	—		—	5	—	5
Stock-based compensation	—	—	—	—	5,897	—	—	5,897
Net loss	—	—	—	—	—	—	(74,407)	(74,407)
Balance as of December 31, 2020	19,132,387	273,687	11,818,761	1	30,836	(1)	(307,189)	(276,353)
Issuance of common stock warrants	—	—	—	—	3,843	—	—	3,843
Issuance of common stock upon exercise of stock options	—	—	461,290	—	2,490	—	—	2,490
Other comprehensive gain, net of tax	—	—	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	6,322	—	—	6,322
Issuance of redeemable convertible Series C preferred stock upon net exercise of Series C Warrants	116,150	5,816	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(79,540)	(79,540)
Balance as of December 31, 2021	19,248,537	$279,503	12,280,051	$1	$43,491	$—	$(386,729)	$(343,237)

The accompanying notes are an integral part of these consolidated financial statements.

Annex A-50

SOUNDHOUND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2021 and 2020
(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(79,540)	$(74,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,502	6,037
Stock-based compensation	6,322	5,897
Change in fair value of derivative and warrant liability	4,920	1,846
Amortization of debt issuance cost	4,746	1,068
Non-cash lease amortization	3,586	—
Loss upon extinguishment of debt	—	3,775
Deferred taxes	113	(2,282)
Changes in operating assets and liabilities:
Accounts receivable	1,515	(1,890)
Prepaid expenses and other current assets	(1,085)	(320)
Operating lease liabilities	(3,565)	—
Other assets, non-current	(1,470)	—
Accounts payable	424	1,174
Accrued liabilities	3,671	1,291
Deferred rent	—	640
Deferred revenue	(10,281)	10,341
Other liabilities, non-current	(1,035)	526
Net cash (used in) operating activities	(66,177)	(46,304)

Cash flows from investing activities:
Purchases of property and equipment	(636)	(2,162)
Maturities of short-term investments	—	13,610
Net cash (used in) provided by investing activities	(636)	11,448

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issuance cost	14,905	40,000
Proceeds from note payable, net of issuance cost	29,833	—
Proceeds from issuance of preferred stock	—	16,000
Proceeds from the exercise of common stock options	2,490	254
Payment of finance and capital lease obligations	(2,575)	(3,000)
Proceeds from the exercise of warrants for redeemable convertible preferred stock	—	200
Net cash provided by financing activities	44,653	53,454
Net (decrease) increase in cash, cash equivalents, and restricted cash equivalents	(22,160)	18,598
Cash, cash equivalents, and restricted cash equivalents, beginning of period	44,982	26,384
Cash, cash equivalents, and restricted cash equivalents, end of period	$22,822	$44,982

Annex A-51

SOUNDHOUND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
For the Year Ended December 31, 2021 and 2020
(In thousands)

	Year Ended December 31,
	2021	2020
Reconciliation to amounts on the consolidated balance sheets:
Cash and cash equivalents	$21,626	$43,692
Current portion of restricted cash equivalents	460	230
Non-current portion of restricted cash equivalents	736	1,060
Total cash, cash equivalents, and restricted cash equivalents shown in the consolidated statements of cash flows	$22,822	$44,982

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,631	$412
Income taxes	$234	$738

Noncash investing and financing activities
Operating lease liabilities and right-of-use assets through adoption of Topic 842	$11,428	$—
Operating lease liabilities arising from obtaining right-of-use assets	$3,422	$—
Property and equipment acquired under capital leases or debt	$584	$257
Debt discount through issuance of common stock warrants	$3,843	$—
Debt discount through issuance of convertible note with derivative liability	$—	$6,520
Extinguishment of derivative liability	$—	$(5,377)
Non-cash debt discount	$525	$—
Issues of series C redeemable convertible preferred stock for exercise of warrants	$5,816	$—
Issues of series B redeemable convertible preferred stock for exercise of warrants	$—	$1,931
Deemed dividend from exchange of series D-3A redeemable convertible preferred stock for series D-3	$—	$3,182
Conversion of convertible notes to series D-3A redeemable convertible preferred stock	$—	$30,664

The accompanying notes are an integral part of these consolidated financial statements.

Annex A-52

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

1.      ORGANIZATION

Nature of Operations

SoundHound, Inc. and its subsidiaries (“SoundHound” or the “Company”) was incorporated in Delaware on September 2, 2005 and is headquartered in Santa Clara, California.

SoundHound turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources.

Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows, which has resulted in a net loss attributable to common stockholders of $79,540 for the year ended December 31, 2021. As of December 31, 2021, the Company has an accumulated deficit of $386,729. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has funded its operations primarily through equity or debt financings.

The Company plans to continue funding its operations and capital funding needs through a combination of private equity offerings, debt financing, revenue and other sources. Total cash and cash equivalents on hand as of December 31, 2021 was $21,626. The Company’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

On November 15, 2021, the Company entered into a definitive merger agreement with Archimedes Tech SPAC Partners Co. (the “Business Combination” or the “Merger”). The transaction is expected to deliver between $111,000 and $244,000 of gross proceeds with an expected closing date during the second quarter of 2022. Management believes the Company’s sources of liquidity will be sufficient to fund the Company’s planned operations and existing obligations within one year after the date that the consolidated financial statements are issued. In the event that the Company does not achieve profitability and financing objectives in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Other Risk and Uncertainties

During the two-year period ended December 31, 2021, and subsequently afterward, the Company continued to experience the results of the worldwide COVID-19 pandemic. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide

Annex A-53

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

1.      ORGANIZATION (cont.)

relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 variants, and the ultimate impact of the CARES Act and other government initiatives.

The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products incorporating our voice-enabling technologies. This in turn may cause customers to be less able to pay invoices for royalties, licensing fees and usage fees, or may result in a reduction in the royalties, licensing fees and usage fees that the Company earns which are often based on the number of units sold or distributed by customers. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. In addition, any depression or recession resulting from the COVID-19 pandemic may adversely change consumer behavior and demand, including products sold by customers, which may result in a significant reduction in our revenue, results of operations and financial condition. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior period balances have been reclassified to conform to the current year presentation. Such changes include the presentation change on the consolidated statements of operations and comprehensive loss from a two-step presentation to a one-step presentation, as well as reclassifications or combinations of certain accounts on the consolidated balance sheets.

These reclassifications had no impact on total assets, total liabilities, net loss or comprehensive loss or accumulated deficit in the previously reported consolidated financial statements for the year ended December 31, 2020.

Foreign Currency

The functional currency of SoundHound, Inc. and its subsidiaries is the U.S. dollar. Foreign currency denominated transactions are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. During the years ended December 31, 2021 and 2020, the Company recognized net losses/(gains) related to foreign currency transactions and remeasurements of $501 and ($18), respectively, in the consolidated statements of operations as other expense, net.
Annex A-54

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, derivative and warrant liabilities, calculation of the incremental borrowing rate, financial instruments recorded at fair value on a recurring basis, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less from the date of purchase to be cash equivalents. The Company’s cash equivalents consist of mutual funds, commercial paper and certificates of deposit. The deposits exceed federally insured limits.

Restricted Cash Equivalents

The Company’s restricted cash equivalents were established according to the requirements under the leases for the Company’s corporate headquarters, data center and sales office, and are subject to certain restrictions under the leases. All amounts in restricted cash equivalents as of December 31, 2021 and 2020 represent funds held in certificates of deposit, have original maturities of six months to one year and are recorded at cost plus accrued interest, which approximates fair value as of December 31, 2021 and 2020. Restricted cash equivalents are classified as current or non-current on the consolidated balance sheets based on the remaining term of the restriction.

Accounts Receivable, Net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amounts, net of allowance for doubtful accounts. Accounts receivable do not bear interest and the Company generally does not require collateral or other security in support of accounts receivable.

The Company has established an allowance for doubtful accounts and evaluates the collectability of its accounts receivable based on known collection risks and historical experience. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when received. The allowance for doubtful accounts as of December 31, 2021 and December 31, 2020 was $109.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment	3 – 4 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or the term of the lease

Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred.

Annex A-55

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. Through December 31, 2021, there have been no such impairments.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment.

The Company’s property and equipment is primarily located in the United States. As of December 31, 2021, the Company’s property and equipment is located in the United States, except for 11.7% of assets located in Canada and 1.7% in other foreign jurisdictions. As of December 31, 2020, all property and equipment were located in the United States.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company has the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards unless the Company otherwise early adopts select standards.

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of December 31, 2021, accounts receivable balances due from five customers collectively totaled 86% of the Company’s consolidated accounts receivable balance. As of December 31, 2020, accounts receivable balances due from two customers collectively totaled 87% of the Company’s consolidated accounts receivable balance.

For the year ended December 31, 2021, the Company had three customers that accounted for 61% of revenue and two customers that accounted for 43% of revenue for the year ended December 31, 2020.

Equity Issuance Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings, including the Business Combination, as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as

Annex A-56

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

a reduction of the proceeds received from the equity financing. If a planned equity financing is abandoned, the deferred offering costs are expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss.

Additionally, certain transaction costs incurred in connection with the pending merger agreement, which are direct and incremental to the proposed merger, will be deferred and recorded as a component of other non-current assets within the consolidated balance sheets and will offset cash proceeds from the Business Combination if successful. The Company had $1,264 of deferred offering costs recorded as of December 31, 2021. The Company had not incurred deferred offering costs as of December 31, 2020.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i)     Identification of the contract(s) with a customer;

(ii)    Identification of the performance obligations in the contract;

(iii)   Determination of the transaction price, including the constraint on variable consideration;

(iv)   Allocation of the transaction price to the performance obligations in the contract;

(v)    Recognition of revenue when, or as, performance obligations are satisfied.

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from customers that do not meet criteria for having a contract are recorded as deposit liabilities on the consolidated balance sheet.

Under ASC 606, assuming all other revenue recognition criteria have been met, the Company will recognize revenue for arrangements upon the transfer of control of the Company’s performance obligations to its customers. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues through the following performance obligations: (1) hosted services, (2) professional services and (3) monetization.

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrants

The Company determines whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets.

Annex A-57

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issuing an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and remeasured at each reporting date. Accordingly, the Company classifies the warrants as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any change in the fair value of the warrants is recognized as other expense, net in the consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There were no interest expenses or penalties related to unrecognized tax benefits recorded through the years ended December 31, 2021 and 2020.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of stock options, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Annex A-58

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s derivative liabilities and warrants are measured at fair value on a recurring basis and are classified as Level 3 liabilities. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date on the consolidated statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

The Company’s shares of redeemable convertible preferred stock (“Preferred Stock”) do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company’s Preferred Stock is redeemable upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of Preferred Stock as temporary equity until such time as the conditions are removed or lapse. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of Preferred Stock would be made only when a deemed liquidation event becomes probable.

Convertible Notes and Derivative Liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature (see Note 9 for additional information).

The Company holds its convertible notes at amortized cost and amortizes the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Annex A-59

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, Preferred Stock, stock options, warrants and convertible notes are considered to be potentially dilutive securities. See Note 15 for further information.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common stock is not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncement — Adopted

From time to time, new accounting pronouncements, or Accounting Standards Updates, are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

Leases

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (“Topic 842”) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, “Topic 842”). Topic 842 aims to increase transparency and comparability among organizations by requiring lessees to recognize leases with a term greater than 12 months as a right-of-use (“ROU”) asset and corresponding lease liabilities on the balance sheet, regardless of lease classification, and requiring disclosure of key information about leasing arrangements. The lease liability should be initially measured at the present value of the remaining contractual lease payments. Subsequently, the ROU assets will be amortized generally on a straight-line basis over the lease term, and the lease liability will bear interest expense and be reduced for lease payments. Topic 842 is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective application is required with an option to not restate comparative periods in the period of adoption. The Company adopted Topic 842 on January 1, 2021 using the modified retrospective approach, and financial information for the comparative period was not updated.

In addition, the Company elected the transition package of three practical expedients which allow companies not to reassess (i) whether agreements contain leases, (ii) the classification of leases, and (iii) the capitalization of initial direct costs. Further, the Company elected to separate lease and non-lease components for the building asset class and elected to not separate lease and non-lease components for the equipment asset class. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and recognize no ROU or lease liability for those leases.

The Company’s lease portfolio consists primarily of real estate assets and computer equipment. Some of these leases also require the Company to pay maintenance, utilities, taxes, insurance, and other operating expenses associated with the leased space. Based upon the nature of the items leased and the structure of the leases, the Company’s leases classified as operating leases continue to be classified as operating leases and capital leases will be accounted for as financing leases under the new accounting standard.

Annex A-60

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2021:

•        Operating lease liabilities of approximately $11,428, which represent the present value of the remaining lease payments, as of the date of adoption, discounted using the Company’s incremental borrowing rate on a lease-by-lease basis, and

•        Operating lease ROU assets of approximately $9,848 which represent the operating lease liabilities of $11,428, adjusted for (1) deferred rent of approximately $827, (2) lease incentives or tenant improvement allowance of $1,098 and (3) prepaid rent of $345.

•        The Company additionally recharacterized its capital leases as finance leases. However, there was no quantitative impact to capital leases upon transitioning to the new standard.

The adoption of the new lease accounting standard did not have any other material impact on the Company’s consolidated balance sheet and did not impact the Company’s operating results and cash flows. See Leases in Note 13 for further information, including further discussion on the impact of adoption and changes in accounting policies relating to leases.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows as the Company does not have any instruments with cash or beneficial conversion features. Further, updates from ASU 2020-06 to Contracts in an Entity’s Own Equity does not impact the Company’s debt instruments as of December 31, 2021.

Recent Accounting Pronouncement — Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08 Business Combinations (“ASC 805”) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of, and after a business combination. The amendment is effective for the Company in fiscal years beginning after December 15, 2023. Early adoption of the amendment is permitted. The Company anticipates that it will not have a material impact on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (“Topic 326”), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on

Annex A-61

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

an instrument-by-instrument basis. ASU 2019-10 and ASU 2016-13 are effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact the standard will have on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”) (“ASU 2019-12”). ASU 2019-12 eliminates the need for an organization to analyze whether the following apply in a given period (1) exception to the incremental approach for intra-period tax allocation (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments and (3) exceptions in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also is designed to improve financial statement preparers’ application of income tax-related guidance and simplify U.S. GAAP for (1) franchise taxes that are partially based on income, (2) transactions with a government that result in a step-up in the tax basis of goodwill, (3) separate financial statements of legal entities that are not subject to tax, and (4) enacted changes in tax laws in interim periods. The amendments in ASU 2019-12 are effective for the Company in fiscal years beginning after December 15, 2021. Early adoption of the amendments is permitted. An entity that elects early adoption must adopt all the amendments in the same period. Adoption of ASU 2019-12 is not expected to result in any material changes to the way the tax provision is prepared and is not expected to have a material impact on the Company’s consolidated financial statements.

3.      REVENUE RECOGNITION

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company enters into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following performance obligations: (1) hosted services, (2) professional services and (3) monetization. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are

Annex A-62

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion. The Company assesses distinct professional services to determine whether the transfer of control is over-time or at a point in time. The Company considers three criteria in making their assessment including (1) the customer simultaneously receives and consumes the benefits; (2) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (3) the Company’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If none of the criteria are met, revenue is determined to be recognized at a point in time.

For distinct professional services determined to be recognized over-time, measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures. During the year ended December 31, 2021, $2,446 of professional service revenue was recognized over time, with the remaining $4,696 recognized at a point in time when the performance obligation was completed and control of the service was transferred to the customer. During the year ended December 31, 2020, $2,194 of professional service revenue was recognized over time, with the remaining $886 recognized at a point in time when the performance obligation was completed and control of the service was transferred to the customer.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from, sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, the Company recognizes the related revenues at a point in time when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation

•        Industry standards

Annex A-63

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

•        Major product groupings

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

For the years ended December 31, 2021 and 2020, revenues under each performance obligation were:

	December 31,
	2021	2020
Hosted services	$12,764	$8,563
Professional services	7,142	3,080
Monetization	1,291	1,374
Total	$21,197	$13,017

For the years ended December 31, 2021 and 2020, the disaggregated revenue by geographic location is as follows:

	December 31,
	2021	2020
Germany	$7,526	$3,339
United States	5,117	3,538
Japan	3,797	3,496
Korea	1,373	1,855
France	2,616	618
Other	768	171
Total	$21,197	$13,017

For the years ended December 31, 2021 and 2020, the disaggregated revenue by recognition pattern is as follows:

	December 31,
	2021	2020
Over time revenue	$15,210	$10,757
Point-in-time	5,987	2,260
Total	$21,197	$13,017

The Company also disaggregates revenue by service type. This disaggregation consists of Product Royalties, Service Subscriptions and Monetization. Product Royalties revenue is derived from Houndified Products, which are voice-enabled tangible products across the automotive and consumer electronics industries. Revenue from Product Royalties is based on volume, usage, or life of the products, which are driven by number of devices, users, or unit of time. Service Subscription revenue is generated through Houndified Services, which include customer services, food ordering, content, appointments, and voice commerce. Subscription revenue is derived from monthly fees based on usage-based revenue, revenue per query or revenue per user. Both Houndified Products and Houndified Services may include professional services that develop and customize the Houndify

Annex A-64

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

platform to fit customers’ specific needs. Revenue from Monetization is generated from the SoundHound music identification app and is primarily attributable to user ad impression revenue. For the years ended December 31, 2021 and 2020, the disaggregated revenue by service type is as follows:

	December 31,
	2021	2020
Product Royalties	$18,356	$10,372
Service Subscriptions	1,550	1,271
Monetization	1,291	1,374
Total	$21,197	$13,017

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability.

As of December 31, 2021 and 2020, the Company had contract assets included in prepaid expenses and other current assets of $54 and $43, respectively, in the consolidated balance sheets. The Company did not record any asset impairment charges related to contract assets during the year ended December 31, 2021.

Revenue recognized for the years ended December 31, 2021 and 2020 that was included in the deferred revenues balances at the beginning of the reporting period was $14,945 and $7,503, respectively. The significant decrease in deferred revenue as of December 31, 2021 compared to the beginning of the reporting period is primarily due to recognition of $4,346 revenue related to a one-time contract modification to reduce the scope of the Company’s performance obligation, in addition to satisfying its servicing performance obligations for other contracts. As of December 31, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $31,323. Given the applicable contract terms, $8,034 is expected to be recognized as revenue within one year and $14,858 is expected to be recognized between two to five years, with the remainder of $8,431 recognized after five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

The Company’s long-term contracts do not have significant financing components, as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between the transfer of promised services and payment, it is generally for reasons other than financing and, thus, the Company does not adjust the transaction price for financing components.

The Company elected the practical expedient to not adjust promised amounts of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Annex A-65

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2021	December 31, 2020
Computer equipment	$20,571	$19,867
Software and voice recordings	8,687	8,335
Leasehold improvements	3,567	3,560
Furniture and fixtures	729	720
Construction in progress	—	6
Total, at cost	33,554	32,488
Less: accumulated depreciation and amortization	(27,399)	(22,053)
Total property and equipment, net	$6,155	$10,435

The property and equipment account includes assets under finance lease obligations (see Note 13 for additional information) with an aggregate cost of approximately $16,622 and $16,278 and accumulated depreciation of approximately $13,938 and $11,673 as of December 31, 2021 and 2020, respectively. Depreciation and amortization expense totaled approximately $5,502 and $6,037 for the years ended December 31, 2021 and 2020, respectively.

5.      ACCRUED LIABILITIES

Accrued liabilities on the consolidated balance sheets are comprised of the following as of December 31, 2021 and 2020, respectively:

	December 31, 2021	December 31, 2020
Accrued compensation expenses	$3,802	$2,692
Accrued interest	1,369	—
Accrued vendor payables	1,109	509
Accrued professional services	934	149
Other accrued liabilities	84	61
	$7,298	$3,411

The Company recorded accrued interest of $395 as of December 31, 2020 under other liabilities, non-current on the Company’s consolidated balance sheet related to the promissory note issued in June 2020 (“SNAP June 2020 Note”). See Note 8 for further information.

6.      COMMITMENTS AND CONTINGENCIES

Contracts

In August 2021, the Company entered into an exclusive agreement with a cloud service provider to host its voice artificial intelligence platform pursuant to which the Company committed to pay $100,000 in cloud costs over a seven-year period contingent upon the successful completion of the Business Combination.

Letters of Credit

In conjunction with entering an 89-month lease in 2017 for the Santa Clara, California, facility, the Company agreed to issue a letter of credit for $1,656 to the landlord as a lease guarantee. The Company has cash equivalents deposited with a commercial bank as collateral against the letter of credit. The letter of credit was initially issued for a term of twelve months and is automatically renewed every twelve months for the entire term of the lease.

Annex A-66

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

6.      COMMITMENTS AND CONTINGENCIES (cont.)

If an event of default occurs, the landlord may draw upon the letter of credit. The letter of credit is reduced by $230 at the beginning of the 25th month of the lease, and annually thereafter, upon request of the Company. However, if during the period of the lease the Company’s tangible net worth is equal to or greater than $100,000, or the Company completes an initial public offering for the sale of its stock on a U.S. stock exchange for a total market capitalization of $300,000 or more, then the letter of credit will be reduced to $230. As of December 31, 2021, the Company’s letter of credit requirement was $1,196 with $460 recorded as current restricted cash equivalents as the Company did not request a $230 reduction during the year ended. As of December 31, 2020, the Company’s letter of credit requirement was $1,196 with $230 recorded as current restricted cash equivalents.

Additionally, in conjunction with entering a five-year lease in 2015 for the San Francisco, California, facility, the Company agreed to issue a letter of credit for $94 as security for the Company’s performance of the provisions of the lease agreement. As of December 31, 2021, the restriction on cash expired.

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

Other Matters

The Company has not historically collected U.S. state or local sales and use tax, or other similar taxes, in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment, and estimated and recorded a liability as of December 31, 2021 and 2020, in accordance with ASC 450, Contingencies, of $1,105 and $829, respectively.

7.      WARRANTS

In connection with the issuance of promissory notes in September 2010 and March 2011, the Company issued detachable warrants to purchase 76,180 and 25,394 shares of Series B Preferred Stock (“Series B Warrants”), respectively, at $1.97 per share to the lenders, which were immediately exercisable. The warrants have a ten-year expiration date from the applicable closing date of September 2020 and March 2021. The remaining warrants were exercised during the year ended December 31, 2020 and, therefore, were no longer outstanding as of December 31, 2020.

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 44,708 and 89,418 shares of Series C Preferred Stock (“Series C Warrants”), respectively, at $6.71 per share to the lenders, which were immediately exercisable. In December 2021, all outstanding 134,126 shares of warrants related to April 2013 Note and November 2013 were net exercised, leading to a net issuance of 116,150 shares of Series C Preferred Stock. This resulted into $3,812 recorded as other expense, net within the consolidated statements of operations and comprehensive loss for the change in the fair value of the warrant liability immediately before exercise. As of December 31, 2021 and 2020, the fair value of the warrant liability was $0 and $2,004, respectively.

Annex A-67

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

7.      WARRANTS (cont.)

In connection with the issuance of the Company’s 2021 note payable (“SVB March 2021 Note”) and 2021 Convertible Note (“SCI June 2021 Note”), the Company issued detachable warrants to purchase 127,570 and 63,785 shares of common stock, respectively, with an exercise price of $20.37 per share to the lenders, which were immediately exercisable. The Company recorded the warrants initially at fair value (see Note 9 for additional information) as paid-in-capital on the consolidated balance sheets based on the allocation of its relative fair value of the debt proceeds. See Note 9 for additional information on the fair value calculation. The fair value in relation to the SVB March 2021 Note was allocated to the notes as a discount. The fair value in relation to the SCI June 2021 Note was capitalized as an asset, as the underlying debt bears similarity to a revolving commitment. As the warrants were classified as equity, they are not subject to remeasurement at the end of each reporting period. The initial allocated fair value of the warrants as of March 31, 2021 and June 14, 2021 was $2,316 and $1,527, respectively. The warrants have a ten-year expiration date from the applicable closing date of March 2031 and June 2031, respectively.

8.      CONVERTIBLE NOTES AND NOTE PAYABLE

2020 Convertible Notes

In May 2020, the Company issued a convertible promissory note (“May Note”) to a Lender in exchange for $25,000 in cash proceeds. The May Note had an annual interest rate of 5% and a maturity date of May 15, 2022. All unpaid interest and principal are due and payable upon request of the Lender on or after the May Note’s maturity date.

In June 2020, the Company issued a promissory note, the SNAP June 2020 Note, to a Lender in exchange for $15,000 in cash proceeds. This note has an annual interest rate of 5% and a maturity date of June 26, 2022, if not converted earlier pursuant to conversion terms and change in control events as described below. All unpaid interest and principal are due and payable upon request of the Lender on or after the SNAP June 2020 Note’s maturity date.

The outstanding principal balance and unpaid accrued interest of the May Note and SNAP June 2020 Note are convertible pursuant to the following terms (“May Note Conversion Feature,” “SNAP June 2020 Note Conversion Feature,” collectively, “Conversion Features”): automatic conversion into equity shares in the next equity financing round (“May Note Qualified Financing,” “SNAP June 2020 Note Qualified Financing,” collectively, “Qualified Financing”) at a conversion price equal to either (a) the lowest cash price per share paid by investors in such qualified financing (which will reflect at least a 20% discount to the price per share paid by other investors purchasing securities in additional closings), or (b) if there are no additional closings, 0.80 times the price per share paid by investors purchasing equity securities in the Qualified Financing. The May Note Qualified Financing shall be at least $40,000, which includes the conversion of the May Note but excludes any other indebtedness. The SNAP June 2020 Note Qualified Financing shall be at least $30,000, which excludes the conversion of the SNAP June 2020 Note and any other indebtedness.

Furthermore, upon a change of control event, the Company shall settle both the May Note and SNAP June 2020 Note in cash, pursuant to the following terms (“Redemption Features”):

— 200% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note; and

— 100% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note, provided that if the change of control transaction closes between the Company and the Lender or an affiliate of the Lender.

The Company evaluated whether the Convertible Notes contain embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Conversion Features qualify as derivatives as they continuously reset as the underlying stock price increases or decreases so as to provide a variable number of shares for a fixed value of equity to the holders at any conversion date. As such, the Conversion Features were bifurcated and

Annex A-68

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

accounted for as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated Conversion Features initially at fair value with the residual value being allocated to the Convertible Notes as a debt discount. The fair value of the Conversion Features upon issuance in May 2020 and June 2020, were $4,060 and $2,460, respectively, and were recorded as a derivative liability on the Company’s Consolidated Balance Sheet. The Redemption Features of the Convertible Notes do not meet the definition of derivatives. Therefore, the Redemption Features are not bifurcated.

The Company evaluated whether the Convertible Notes contain embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Company determined that certain conversion features met criteria to be bifurcated as derivative liabilities to be remeasured at the end of each reporting period. The Company recorded the bifurcated conversion features initially at fair value with the residual value being allocated to the convertible notes as a debt discount. The redemption features of the May Note and SNAP June 2020 Note do not meet the definition of derivatives. Therefore, the redemption features are not bifurcated.

The total amount of debt discount at issuance for the May Note and SNAP June 2020 Note was $4,175 and $2,529, respectively. The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $2,015 associated with the SNAP June 2020 Note for the year ended December 31, 2021, out of which $1,265 relates to the amortization of the debt discount. The Company recognized total interest expense of $1,724 associated with the May Note and SNAP June 2020 Note for the year ended December 31, 2020, out of which $1,050 relates to the amortization of the debt discount. The debt discount related to the SNAP June 2020 Note is amortized over the life of the instrument, beginning at note issuance and ending on June 26, 2022, the date of maturity.

The May Note contains a conversion feature in which outstanding principal and any unpaid accrued interest automatically converts into equity securities. This conversion occurs when the Company issues and sells equity securities in a bona fide equity financing with total proceeds to the Company totaling more than $40,000, including the face value of the May Note before the May Note’s maturity date (“May Note Qualified Financing”). The SNAP June 2020 Note contains a similar conversion feature, differing where total proceeds must exceed $30,000, excluding the face value of the SNAP June 2020 Note (“SNAP June 2020 Note Qualified Financing”).

In August 2020, the Company issued Series D-3A Preferred Stock (“Series D-3A”) for proceeds in aggregate of approximately $40,300. The Series D-3A financing meets the definition of the May Note Qualified Financing. As a result, the May Note, with then outstanding principal balance of $25,000 and accrued unpaid interest of $288, were automatically converted into 766,293 shares of Series D-3A resulting in an extinguishment of the outstanding principal balance and accrued net of unamortized discount of $21,268, extinguishing the derivative liability at fair value of $5,360 at the acquisition price of Series D-3A of $30,652. In connection with the extinguishment, the Company recognized a loss of $3,775 on the consolidated statements of operations and comprehensive loss. The Series D-3A financing did not meet the definition of the SNAP June 2020 Note Qualified Financing and, as such, the SNAP June 2020 Note remained outstanding as of December 31, 2021, and December 31, 2020.

The following table summarizes the unamortized debt discount, fair value of conversion feature, and accrued interest as of December 31, 2021 and 2020, and fair value remeasurement for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Unamortized debt discount	$657	$1,942
Fair value of conversion feature	$3,488	$2,380
Accrued interest	$1,136	$395
	December 31, 2021	December 31, 2020
Remeasurement of conversion feature – gain/(loss)	$(1,108)	$80

Annex A-69

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

Accrued interest is included in accrued liabilities as of December 31, 2021, and other non-current liabilities as of December 31, 2020, on the consolidated balance sheets to reflect the classification of the SNAP June 2020 Note as short-term in nature on December 31, 2021 and long-term in nature as of December 31, 2020. The Company recorded the remeasurement of derivative liabilities in other expense, net on the consolidated statements of operations and comprehensive loss.

SVB March 2021 Note

In March 2021, the Company entered into a loan and security agreement with a commercial bank to borrow $30,000 along with the issuance of warrants to purchase 127,570 shares of the Company’s common stock. The warrant’s allocated fair value was $2,316 at issuance. The SVB March 2021 Note also contains a final payment provision of $1,050. The warrants were recognized as a debt discount at issuance and recorded as a reduction of the debt balance under a relative fair value approach. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount. The Company is amortizing the discounts on an effective interest basis over the period from issuance through the Early Maturity Date (as defined below).

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of December 31, 2021, the interest rate was 9%. Payments are interest-only for the first twelve months and are fully amortizable thereafter. The Company recorded interest expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021 of $4,508, of which $233 remained unpaid as accrued interest.

The term loan amortization date is April 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The total amount of debt discount at issuance was $3,532. As of December 31, 2021, the unamortized debt discount totaled $1,086. The maturity date of the loan is April 26, 2022 (“Early Maturity Date”), with an opportunity for extension to September 2024 or March 2025 if certain performance milestones are met, including the conversion of the SNAP June 2020 Note. Accordingly, the Company has classified the entire note payable balance as short-term as of December 31, 2021.

SCI June 2021 Note

In June 2021, the Company entered into a loan and security agreement with a lender to obtain credit extensions to the Company. Extensions may be requested in $5,000 increments up to a total commitment amount of $15,000. The Company drew an initial $5,000 on June 14, 2021 and the remaining $10,000 on December 1, 2021. The SCI June 2021 Note also contains a final payment provision of 3.5% on each draw or $525 in total. Additionally, warrants were issued alongside the convertible note to purchase 63,785 shares of SoundHound’s common stock. The warrant’s allocated fair value was $1,527 at issuance. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount upon each draw.

As the warrants and discounts of $2,150 are directly attributable to the total commitment of $15,000, the Company has presented its unamortized debt issuance cost associated with this convertible note as a current asset, recorded as debt issuance cost on the consolidated balance sheets. The Company is amortizing the cost on a straight-line basis from the issuance date through the early maturity date of June 26, 2022. The Company recorded $1,018 in interest expense related to the debt discounts during the year ended December 31, 2021. As of December 31, 2021, the unamortized debt discount totaled $1,132.

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of December 31, 2021, the interest rate is 9%. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The Company incurred and paid $329 in stated interest in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021.

Annex A-70

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

The loan amortization date is June 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The maturity date of the loan is the earlier of May 2025 or when the SNAP June 2020 Note is either paid in full or matures on June 26, 2022. Upon mutual consent of the Company and its Agent, the outstanding principal amount of term loan advances may be converted into equity securities that are issued by SoundHound in an Initial Public Offering (“IPO”) or by a Special Purpose Acquisition Company (“SPAC”) during a private placement sale of SoundHound’s equity securities that closes substantially concurrently with the closing of a SPAC acquisition. If conversion occurs in connection with an IPO, the conversion of the principal amount shall be into the same class and series of equity securities for the initial price per security to the public sold in the IPO. If conversion occurs in connection with a SPAC, the conversion of principal amount shall be into the equity securities purchased by other investors in the SPAC at the same share price and upon the same terms. As of December 31, 2021, the Company has classified the SCI June 2021 Note as a current liability on its consolidated balance sheet.

The below table summarizes the Company’s debt balances as of December 31, 2021 and 2020:

December 31, 2021
SVB March 2021 Note
Note payable, current portion	$31,050
Unamortized loan discount	(1,086)
Carrying value	$29,964
	December 31, 2021
	SNAP June 2020 Note	SCI June 2021 Note	Total
Convertible notes, current portion	$15,000	$15,525	$30,525
Unamortized loan discount	(657)	—	(657)
Total	$14,343	$15,525	$29,868
Unamortized debt issuance cost recorded as an asset	$—	$1,132	$1,132
December 31, 2020
SNAP June 2020 Note
Convertible notes, net of current portion	$15,000
Unamortized loan discount	(1,942)
Carrying value	$13,058

Additionally, interest expense on the consolidated statements of operations and comprehensive loss is inclusive of stated interest incurred on the Company’s debt instruments during the relevant periods, as well as the amortization of debt discounts and issuance costs. The life of each instrument may be shortened if a lender demands payment if certain events occur that are outside the control of the Company.

Annex A-71

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9.      FAIR VALUE MEASUREMENTS

The following tables present the fair value of the Company’s financial instruments that are measured or disclosed at fair value on a recurring basis:

	Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$4,863	$—	$—
Liabilities:
Derivative liability	—	—	(3,488)
Warrant liability	—	—	—
Total	$4,863	$—	$(3,488)
	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$35,856	$—	$—
Liabilities:
Derivative liability	—	—	(2,380)
Warrant liability	—	—	(2,004)
Total	$35,856	$—	$(4,384)

The fair values of the warrants were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

In order to determine the fair value of the warrants, the Company utilized a Black-Scholes option-pricing model. Estimates and assumptions impacting the fair value measurement include the fair value of the underlying shares, the remaining contractual or expected term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying stock on an as-converted basis.

The Company considered the probability of a deemed liquidation event in determining the remaining expected term of the warrants, which was used as an input to the model. The Company lacks Company-specific historical and implied volatility information of its stock since there is currently no market. Therefore, it estimated its expected stock volatility based on the historical volatility of publicly traded guideline companies for a term equal to the remaining contractual or expected term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual or expected term of the warrants. The Company estimated no expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

Series B Warrants (September 2010 and March 2011)

The Company revalued its Series B Warrants as of its exercise date in November 2020, resulting in an increase in fair value of approximately $269, which was recorded as a component of other expense, net, in the accompanying consolidated statements of operations and comprehensive loss, with a corresponding increase to the warrant liability on the consolidated balance sheets.

The Company determined the fair value per share of the underlying Series B Preferred Stock by taking into consideration the most recent sales of its Preferred Stock, results obtained from third party valuations and additional factors that are deemed relevant. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of

Annex A-72

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9.      FAIR VALUE MEASUREMENTS (cont.)

the Series B Warrants. This risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the Series B Warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. In November 2020, the Series B Warrants were exercised in full resulting in the issuance of 101,574 Series B Preferred Stock at $1.97 per share in exchange for $200 and a decrease in the corresponding warrant liability of $1,931 representing its intrinsic value on the date of exercise. Therefore, the warrants were not subsequently revalued as of December 31, 2021 or 2020.

Series C Warrants (April 2013 and November 2013)

The Company revalued its Series C Warrants as of December 31, 2020 resulting in an increase in fair value of approximately $318, which was recorded as a component of other expense, net, in the accompanying consolidated statements of operations and comprehensive loss, with a corresponding increase to the warrant liability on the consolidated balance sheet.

In December 2021, Series C Warrants were fully exercised. Immediately prior to their exercise, the Company revalued the warrants to their intrinsic value, resulting in a change in fair value of $3,812. This change in fair value was recorded as a component of other expense, net, in the accompanying consolidated statements of operations and comprehensive loss. The warrants were recorded as Series C Preferred Stock at their fair value of $5,816 upon net share settlement.

The aggregate fair value of the Series C Warrants as of December 31, 2021 and 2020 was approximately $0 and $2,004, respectively.

The Company determined the fair value of the April 2013 Series C Warrants using the Black-Scholes option-pricing model using the following assumptions:

December 31, 2020
Expected dividend rate	0%
Risk-free interest rate	0.14%
Expected volatility	48%
Expected term (in years)	2.16

The Company determined the fair value of the November 2013 Series C Warrants using the Black-Scholes option-pricing model and the following assumptions:

December 31, 2020
Expected dividend rate	0%
Risk-free interest rate	0.16%
Expected volatility	47%
Expected term (in years)	2.87

Common Stock Warrants (SVB March 2021 Note and SCI June 2021 Note)

The Company issued common stock warrants in connection with the SVB March 2021 Note and SCI June 2021 Note (See Note 8 for additional information). The SVB March 2021 Note and SCI June 2021 Note warrants were recorded based on the allocation of its relative fair of the debt proceeds of $2,316 and $1,527, respectively. The warrants were classified as equity instruments at inception with a corresponding discount recorded at issuance

Annex A-73

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9.      FAIR VALUE MEASUREMENTS (cont.)

against the outstanding notes in connection with the SVB March 2021 Note or as an asset in connection with the SCI June 2021 Note. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments as they are considered indexed to the Company’s stock. As of December 31, 2021, none of these warrants have been exercised. The SVB March 2021 Note warrants expire in March 2031 and the SCI June 2021 Note warrants expire in June 2031.

The Company determined the fair value of the SVB March 2021 Note and SCI June 2021 Note common stock warrants at issuance using the Black-Scholes option-pricing model using the following assumptions, respectively:

SVB March 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.74%
Expected volatility	47%
Expected term (in years)	10.00
SCI June 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.51%
Expected volatility	47%
Expected term (in years)	10.00

Derivative Liability (SNAP June 2020 Note)

To determine the fair value of the embedded derivative associated with the SNAP June 2020 Note, the Company utilized the income approach model using the With and Without method. Using the With and Without method, the Company modeled expected cash flows to the noteholder under Next Equity Financing, Change in Control, SPAC/Private Investment in Public Equity, and IPO scenarios. The value of the Embedded Derivatives was determined as the differential value from the perspective of the With and Without Method. The Company utilized the following assumptions at the valuation date:

	December 31, 2021	December 31, 2020
Probability of Next Equity Financing	3%	65%
Probability of SPAC/PIPE	95%	33%
Probability of IPO	2%	2%
	100%	100%
Weighted average term (years)	0.27	0.26
Weighted average discount rate	25.00%	8.63%

The significant unobservable inputs used in the fair value measurement of the derivative liability are the remaining expected term, the discount rate, and the probability of financing for each scenario. Significant increases (decreases) in the term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the discount rate would result in significantly lower (higher) fair value measurements.

Annex A-74

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9.      FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth a summary of changes in fair value of the Company’s derivative liability and warrant liability for which fair value was determined by Level 3 inputs:

	Derivative Liability	Warrant Liability
Balance as of January 1, 2020	$—	$3,348
Initial fair value of derivative liability	6,481	—
Extinguishment of derivative liability	(5,360)	—
Exercise of warrants	—	(1,931)
Change in fair value	1,259	587
Balance as of December 31, 2020	2,380	2,004
Change in fair value	1,108	3,812
Exercise of warrants	—	(5,816)
Balance as of December 31, 2021	$3,488	$—

There were no transfers of financial instruments between the three levels of the fair value hierarchy for the years ended December 31, 2021 and 2020. The Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

10.    PREFERRED STOCK

A summary of the Preferred Stock authorized, issued and outstanding as of December 31, 2021 is as follows:

	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	3,438,670	3,438,670	$5,082	$4,967
Series B	6,065,646	6,065,646	11,943	11,038
Series C	1,041,607	1,023,631	6,869	11,837
Series C-1	798,399	798,399	16,072	16,061
Series D	3,646,050	3,646,050	95,027	85,648
Series D-1	1,515,152	1,515,152	50,000	49,957
Series D-2	1,515,151	1,515,151	50,000	49,949
Series D-3	3,750,000	1,245,838	49,834	50,046
Series D-3A	4,545,454	—	—	—
	26,316,129	19,248,537	$284,826	$279,503

In August 2020, the Company issued 454,545 shares of Series D-3A Preferred Stock at $33.00 per share for net cash proceeds of $15,000. Collectively, with the conversion of the May Note, the Company received total proceeds of approximately $40,300. This issuance met the condition of the May Note Qualified Financing. As a result, the May Note converted into 766,293 shares of Series D-3A Preferred Stock (Note 8).

In September 2020, the Company entered into a stock exchange agreement (“Exchange Agreement”) with the holders of Series D-3A Preferred Stock (the “D-3A Investors”) pursuant to which the D-3A investors exchanged all 1,220,838 shares of Series D-3A Preferred Stock for an equivalent number of shares of Series D-3 Preferred Stock. In connection with the Exchange Agreement, due to the difference in the fair value of Series D-3A and Series D-3 Preferred Stock, the Company recognized a deemed dividend of $3,182 during the year ended December 31, 2020.

In November 2020, the Company issued 25,000 shares of Series D-3 Preferred Stock for net cash proceeds of approximately $1,000.

Annex A-75

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

10.    PREFERRED STOCK (cont.)

In November 2020, the Series B Warrants were exercised in full resulting in the issuance of 101,574 shares of Series B Preferred Stock at $1.97 per share for net cash proceeds of approximately $200.

In December 2021, all outstanding 134,126 shares of Series C Warrants issued with April 2013 Note and November 2013 Note were net share settled, resulting in the issuance of 116,150 Series C Preferred Stock. Refer to Note 7 — Warrants for additional detail. As a result of the exercise, $5,816 was recorded in Preferred Stock.

The holders of the Company’s Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, Series D-3 and Series D-3A Preferred Stock (collectively, “Preferred Stock”) have the following rights, preferences and privileges:

Dividends

The holders of shares of Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock are entitled to receive dividends (“Senior Preferred Dividends”), on a pari passu basis, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.11824, $0.15752, $0.5368, $1.6104, $2.08504, $2.64, $3.20 and $2.64 per share, respectively, per annum, on each outstanding share, adjusted for certain events, such as stock splits, stock dividends, reclassification and the like, payable quarterly when, as and if declared by the Board of Directors (“Board”) of the Company.

After the payment or setting aside of payment of the Senior Preferred Dividends, the holders of shares of Series D-2 Preferred Stock are entitled to receive dividends (“Junior Preferred Dividends”), prior and in preference to any declaration or payment of any dividend (other than dividends on common stock payable in common stock) on the common stock of the Company, at the rate of $2.64 per share, per annum, on each outstanding share, adjusted for certain events, such as stock splits, stock dividends, reclassification and the like, payable quarterly when, as and if declared by the Board. Such dividends shall not be cumulative.

After the payment or setting aside for payment of the Senior Preferred Dividends and the Junior Preferred Dividends, any additional dividends declared or paid in any fiscal year shall be distributed among the holders of Preferred Stock and common stock then outstanding pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such Preferred Stock into common stock at the then-effective conversion price as defined in the amended and restated certificate of incorporation). No dividends have been declared during the years ended December 31, 2021, and December 31, 2020.

Conversion

Each share of outstanding Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully-paid, non-assessable shares of common stock at a 1:1 ratio, subject to adjustment for certain dilutive issuance, splits and combinations as defined in the amended and restated certificate of incorporation.

Each share of outstanding Preferred Stock will automatically be converted into fully-paid, non-assessable shares of common stock upon the earlier of: (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with a price per share of at least $40.00 (as adjusted for stock splits, stock dividends, reclassification and the like), which results in aggregate cash proceeds of at least $50,000, or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to common stock basis.

Annex A-76

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

10.    PREFERRED STOCK (cont.)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company:

Series D, D-1, D-3 and D-3A Preference

The holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock will be entitled, on a pari passu basis, to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series D-2, Series C-1, Series C, Series B, Series A Preferred Stock or common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $26.063, $33.00, $40.00 and $33.00 per share, respectively, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock, as applicable, been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series D-2 Preference

The holders of the Series D-2 Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1, Series C, Series B, Series A Preferred Stock or common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $33.00 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series D-2 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D-2 Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series D-2 Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D-2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series C-1 Preference

The holders of the Series C-1 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C, Series B, Series A Preferred Stock or common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $20.13 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series C-1 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series C-1 Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Annex A-77

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

10.    PREFERRED STOCK (cont.)

Series C Preference

The holders of the Series C Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B, Series A Preferred Stock or common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $6.71 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series C Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series B Preference

The holders of the Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock or common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.969 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series B Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series A Preference

The holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.478 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series A Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Remaining Assets for Distribution

Upon the completion of the liquidation preferences above, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of the Preferred Stock and the common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Preferred Stock into common stock) until the holders of Series D-3, Series D-1, Series D-2, Series D-3A, Series D, Series C-1, Series C, Series B and Series A Preferred Stock have received an aggregate of $40.00, $33.00, $33.00, $33.00, $26.063, $20.13, $6.71, $4.922 and $3.695 per share, respectively, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of respective Series of Preferred

Annex A-78

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

10.    PREFERRED STOCK (cont.)

Stock then held by them (including amounts paid pursuant to the liquidation preferences above). Thereafter, the holders of the common stock will receive all of the remaining assets of the Company pro rata based on the number of shares of common stock held by each.

Redemption

The Preferred Stock is not mandatorily redeemable. In the event that the Company agrees to redeem or repurchase any portion or all of the shares of Series A, Series B, Series C, Series C-1 and Series D Preferred Stock, or any shares of common stock issued on conversion of shares of such Preferred Stocks, (collectively, “Triggering Securities”) from any holder (“Triggering Redemption”), then, the Company will offer to redeem, on a pro-rata basis based on the number of shares of Series D-1, Series D-3 and Series D-3A Preferred Stock held by each holder, up to the same number of shares of such Series (or shares of common stock issued on conversion thereof) as the aggregate number of Triggering Securities that are subject to such Trigger Redemption, at a price per share of $33.00, $40.00 and $33.00, respectively, adjustable for certain events, such as stock splits, stock dividends and reclassifications.

Voting Rights

The holders of Preferred Stock have the same voting rights equivalent to the number of shares of common stock into which their shares of Preferred Stock convert. Holders of Preferred Stock shall vote together with holders of common stock as a single class and on an as-converted to common stock basis, on all matters.

The holders of Series A Preferred Stock, as a separate class, are entitled to elect one director of the Company. The holders of Series B Preferred Stock, as a separate class, are entitled to elect two directors of the Company. The holders of common stock, as separate class, are entitled to elect three directors of the Company. The holders of Preferred Stock and common stock, as a single class on an as-converted basis, are entitled to elect one director of the Company.

11.    COMMON STOCK

As of December 31, 2021, the Company has authorized the issuance of 45,000,000 shares of common stock.

The Company has reserved shares of common stock for future issuance on an as-if converted basis related to the following outstanding Preferred Stock, warrants, stock options and future grants as of December 31, 2021:

Series A Preferred Stock	3,438,670
Series B Preferred Stock	6,065,646
Series C Preferred Stock	1,023,631
Series C-1 Preferred Stock	798,399
Series D Preferred Stock	3,646,050
Series D-1 Preferred Stock	1,515,152
Series D-2 Preferred Stock	1,515,151
Series D-3 Preferred Stock	1,245,838
Common stock warrants	191,355
Stock options outstanding	5,475,283
Stock incentive plan shares reserved for future issuance	499,328
25,414,503

Annex A-79

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12.    STOCK INCENTIVE PLAN

The Board of Directors has authorized and in April 2016 adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan (collectively, the “Plans”). Under the Plans, the Board of Directors may grant awards of options and restricted stock, as well as stock appreciation rights and other stock awards. During the year ended December 31, 2021, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance under the Plans by 1,200,000 to an aggregate of 8,701,460.

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years.

Option Activity

Stock option activity under the Plans is as follows for the years ended December 31, 2021 and 2020:

	Shares Available for Grant	Outstanding Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value
Outstanding, January 1, 2020	378,010	4,276,480	$10.35	6.44	$33,785
Authorized	650,000	—	—	—	—
Options granted	(1,446,350)	1,446,350	19.98	—	—
Options exercised	—	(68,679)	2.82	—	1,138
Awards forfeited or cancelled	475,875	(475,875)	13.76	—	—
Outstanding, December 31, 2020	57,535	5,178,276	13.23	6.75	36,987
Authorized	1,200,000	—	—	—	—
Options granted	(1,134,542)	1,134,542	40.10	—	—
Options exercised	—	(461,290)	5.34	—	9,667
Awards forfeited or cancelled	376,245	(376,245)	17.35	—	—
Outstanding, December 31, 2021	499,238	5,475,283	$19.19	6.78	$168,923
Options exercisable as of December 31, 2021		3,322,160	12.23	5.32	125,517

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the year ended December 31, 2021 and 2020 that were subject to repurchase.

The total fair value of options vested was approximately $5,358 and $5,400, during the years ended December 31, 2021 and 2020, respectively.

Annex A-80

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12.    STOCK INCENTIVE PLAN (cont.)

The following table summarizes information with respect to stock options outstanding and exercisable as of December 31, 2021:

	Options Outstanding		Options Exercisable
Range of Exercise Prices Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)
$2.43 – $12.06	1,223,100	2.63	1,223,100	2.63
$12.07 – $15.34	1,223,673	5.91	1,154,889	5.87
$15.35 – $19.31	876,147	7.67	531,085	7.65
$19.32 – $24.17	1,156,561	8.84	404,605	8.78
$24.18 – $50.07	995,802	9.77	8,481	9.74
	5,475,283	6.78	3,322,160	5.32

During the years ended December 31, 2021 and 2020, the Company’s stock compensation expense was $6,322 and $5,897, respectively. As of December 31, 2021, the unamortized expense related to outstanding awards was $25,572. The weighted average remaining amortization period over which the balance as of December 31, 2021 is to be amortized is 3.12 years. No income tax benefit was recognized for this compensation expense in the Consolidated Statement of Operations and Comprehensive Loss, as the Company does not anticipate realizing any such benefit in the future.

Employee Stock-Based Compensation

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes option-pricing model as permitted under the provisions for share-based payment awards.

The assumptions under the Black-Scholes option-pricing model and the weighted average calculated fair value of the options granted to employees as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Fair value of common stock	$40.83	$20.37
Dividend yield	0%	0%
Expected volatility	42%	44%
Expected term (years)	6.01	5.92
Risk free interest rate	1.14%	0.64%

Stock-based compensation is classified in the following operating expense accounts on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Research and development	$4,434	$3,605
Sales and marketing	509	414
General and administrative	1,379	1,878
Total	$6,322	$5,897

Annex A-81

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12.    STOCK INCENTIVE PLAN (cont.)

Executive Options

The Company historically issued option awards to key personnel with contractual expirations of 5 to 10 years. Certain individuals had not exercised their options prior to expiration. As a result of the expiration of unexercised but fully vested options awards, the Company issued new options for the same quantity previously granted, but with an exercise price set to the then fair value of common stock determined in accordance with a board approved 409A.

Furthermore, in an effort to make the holders whole, the Company entered into a change in control bonus Letter Agreement with each individual. Pursuant to the agreement, each individual is entitled to an additional lump sum payment capped at the difference between the original aggregate exercise price and the new aggregate exercise price upon a change in control transaction as defined in the Company’s 2016 Equity Incentive Plan, provided that such a transaction also constitutes a “Liquidation Transaction” as defined in the Company’s Certificate of Incorporation.

The maximum change in control bonus for executive award holders is $5,837 and remains unamortized as of December 31, 2021.

13.    LEASES

The Company leases certain facilities under non-cancelable operating leases that expire at various dates through 2025. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into certain finance leases for computer equipment. The finance leases are collateralized by the financed assets.

Aggregate noncancelable future minimum lease payments under operating and finance leases are as follows:

	Operating Lease	Financing Lease
Year Ending December 31:
2022	$3,544	$1,383
2023	3,543	189
2024	3,288	122
2025	962	11
2026	505	—
Thereafter	1,785	—
Total	13,627	1,705
Less: imputed interest	(1,735)	(112)
Present value of lease liabilities	11,892	1,593
Less: current portion	(3,281)	(1,301)
Lease liabilities, net of current portion	$8,611	$292

Additional information related to the Company’s lease balances during the year ended and as of December 31, 2021 includes:

December 31, 2021
Operating lease cost	$3,654
Short-term lease cost	$524

Financing lease cost:
Amortization of finance leased assets	$2,575
Interest of lease liabilities	$472

Annex A-82

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

13.    LEASES (cont.)

	Operating Lease	Financing Lease
Weighted average remaining lease term (years)	4.51	1.22
Weighted average discount rate	5.94%	13.21%

The Company’s rent expense totaled approximately $4,178 and $3,514 during the years ended December 31, 2021 and 2020, respectively.

14.    OTHER EXPENSE, NET

Other expense, net on the consolidated statements of operations and comprehensive loss is comprised of the following for the years ended December 31, 2021 and 2020, respectively:

	December 31,
	2021	2020
Other expense, net:
Interest income	$7	$168
Change in fair value of derivative and warrant liability	(4,920)	(1,806)
Loss on extinguishment of convertible note	—	(3,775)
Other expense, net	(502)	17
Total other expense, net	$(5,415)	$(5,396)

15.    NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Numerator:
Net loss	$(79,540)	$(74,407)
Less: deemed dividend related to the exchange of Preferred Stock Series D-3A for Preferred Stock Series D-3	—	(3,182)
Net loss attributable to common stockholders	$(79,540)	$(77,589)
Denominator:
Weighted average shares outstanding – Basic and Dilutive	12,104,523	11,780,078
Basic and Diluted Net Loss Per Share	$(6.57)	$(6.59)

For the years ended December 31, 2021 and 2020, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Stock options	5,475,283	5,178,276
Series C Warrants	—	134,126
Common stock warrants	191,355	—
Preferred Stock	19,248,537	19,132,387
Total	24,915,175	24,444,789

Annex A-83

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

16.    INCOME TAXES

The Company’s income (loss) before provision for income taxes for the years ended December 31, 2021 and 2020 consist of the following:

	2021	2020
United States	$(79,962)	$(73,056)
International	878	(613)
	$(79,084)	$(73,669)

The components of the provision for income taxes for the years ended December 31, 2021 and 2020 consist of the following:

	2021	2020
Current:
Federal	$—	$—
State	5	3
International	339	594
	$344	$597
	2021	2020
Deferred:
Federal	$—	$—
State	—	—
International	112	141
	$112	$141
Total provision	$456	$738

The Company has incurred net pre-tax losses in the United States only for all periods presented. The Company recorded an income tax expense of $456 and $738 for the years ended December 31, 2021 and 2020, which reflects withholding tax paid on the U.S. books for sales in Korea and estimated 2021 income tax related to foreign subsidiaries.

The benefit from income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:

	2021	2020
Federal statutory income tax rate	21.00%	21.00%
State income tax rate, net of federal benefit	2.56%	1.63%
Foreign withholding and income tax	(0.49)%	(0.99)%
Research and development credits	2.03%	2.51%
Change in valuation allowance	(22.55)%	(20.44)%
Stock based compensation	(0.92)%	(0.00)%
Non-deductible permanent expenses	(1.26)%	(4.61)%
Other	(0.95)%	(0.09)%
	(0.58)%	(0.99)%
Annex A-84

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

16.    INCOME TAXES (cont.)

Deferred income tax reflects the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The categories that give rise to significant components of the deferred tax assets are as follows:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$70,808	$54,527
Research and development credits	10,650	9,035
Property and equipment and intangible assets	91	—
Deferred revenue	3,662	2,752
Contract liability	1,154	2,282
Share-based compensation	1,235	1,036
Deferred rent	—	378
Operating lease liabilities	2,861	—
Debt issuance cost	—	121
Accruals and reserves	863	989
Gross deferred tax assets	91,324	71,120
Valuation allowance	(86,695)	(68,760)
Deferred tax liabilities:
Property and equipment and intangible assets	—	(78)
Right-of-use assets	(2,461)	—
Gross deferred tax liabilities	(2,461)	(78)
Net deferred tax assets	$2,168	$2,282

Based on available objective evidence, management believes it is more-likely-than-not that the federal and state deferred tax assets will not be fully realized due to the Company’s cumulative losses. Accordingly, the Company has provided a valuation allowance on deferred tax assets in excess of deferred tax liabilities against its federal and state deferred tax assets as of December 31, 2021 and 2020. The valuation allowance increased by $17,934 and by $15,265 for the year ended December 31, 2021 and 2020, respectively.

The Company is not asserting permanent reinvestment of its unrepatriated foreign earnings under APB23. Management has analyzed the unrepatriated foreign earnings balances and determined that the following balances exist according to U.S. GAAP as of December 31, 2021: $972 in Canada, $0 in China, $5,681 in Germany, $159 in Japan and $0 in Korea. Based on the U.S. income tax treaties with Japan and Germany, the Company is entitled to a reduced 0% withholding rate on dividends from the Japanese and German subsidiaries (respectively). Under the U.S. income tax treaty with Canada, the withholding tax rate on dividends is reduced to 5%. Based on the unrepatriated earnings balance of $972, the effective tax liability is approximately $49. Management deems this amount to be immaterial to the financials.

As of December 31, 2021, the Company had net operating loss carry forwards of approximately $301,503 and $102,925 available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. Additionally, as of December 31, 2021, the Company had Germany net operating loss carryforwards of $3,383. The federal and state net operating loss carry forwards will start to expire in 2025 and 2028, respectively, with the exception of $212,867 in federal net operating loss carryforwards, which can be carried forward indefinitely. The Germany net operating losses can be carried forward indefinitely.

The Company also had federal and state research and development credit carry forwards of approximately $8,900 and $7,993, respectively, at December 31, 2021. The federal credits will expire starting in 2029 if not utilized. State research and development tax credits will carry forward indefinitely.

Annex A-85

SOUNDHOUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

16.    INCOME TAXES (cont.)

Under Sections 382 and 383 of the Internal Revenue Code of 1986 and similar state tax laws, if a corporation undergoes an ownership change, the utilization of net operating loss carryforwards and other tax attributes could be subject to an annual limitation. The annual limitation may result in the expiration of the net operating loss carryforwards and credits carryforwards before utilization. The Company has not undertaken a study to determine if ownership change has occurred as defined under IRC Section 382. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating losses and research and development credit carryovers, which are reserved by a full deferred tax asset valuation allowance, could be limited and may expire unutilized.

As of December 31, 2021, the Company has not filed its 2019 Germany income tax return. Accordingly, the Company has recognized $474 of interest and penalties expected to be owed with the late filing of the 2019 Germany income tax return, which have been included as other expense in the Company’s statement of operations with its consolidated financial statements.

The Company’s tax years 2006 to 2021 will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

On March 27, 2020 and December 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Consolidated Appropriation Act (CAA), respectively, as a result of the Coronavirus pandemic, which contain among other things, numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The company has evaluated the current legislation and at this time, does not anticipate the CARES Act or the CCA to have a material impact on its financial statements.

17.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of either the Company’s common stock or Preferred Stock. The following is financial information on related party transactions as of and for the years ended December 31, 2021:

	For the Years Ended December 31,
	2021	2020
Revenue	$7,013	$6,668
	As of December 31, 2021	As of December 31, 2020
Accounts receivable	$583	$2,083
Deferred revenue	$15,238	$16,787

18.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 9, 2022, the date the consolidated financial statements were issued.

In January 2022, the Company entered into a new office lease agreement for office space in Tokyo, Japan. The lease commenced on January 1, 2022 and will expire on December 31, 2023.

Annex A-86

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,412	$21,626
Restricted cash equivalents	—	460
Accounts receivable, net of allowances of $109 as of September 30, 2022 and December 31, 2021	2,789	2,060
Prepaid expenses	3,774	1,276
Debt issuance cost	122	1,132
Contract assets	1,407	54
Other current assets	861	863
Total current assets	42,365	27,471
Restricted cash equivalents, non-current	230	736
Right-of-use assets	8,833	10,291
Property and equipment, net	4,146	6,155
Deferred tax asset	2,169	2,169
Debt issuance cost	204	—
Deferred offering costs	—	1,264
Contract assets, non-current	4,823	—
Other assets	1,071	1,117
Total assets	$63,841	$49,203

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,894	$3,760
Accrued liabilities	7,242	7,298
Operating lease liabilities	3,281	3,281
Finance lease liabilities	179	1,301
Income tax liability	2,858	2,737
Deferred revenue	5,312	6,042
Convertible note	—	29,868
Derivative liability	—	3,488
Notes payable	16,533	29,964
Total current liabilities	38,299	87,739

Operating lease liabilities, net of current portion	6,236	8,611
Financing lease liabilities, net of current portion	168	292
Deferred revenue, net of current portion	8,874	14,959
Notes payable, net of current portion	22,508	—
Other liabilities	2,133	1,336
Total liabilities	78,218	112,937
Commitments and contingencies (Note 7)

Legacy SoundHound redeemable convertible preferred stock; $0.0001 par value; 0 and 146,218,514 shares authorized; 0 and 106,949,326 shares issued and outstanding, liquidation preference of $0 and $284,826 as of September 30, 2022 and December 31, 2021, respectively	—	279,503
Stockholders’ deficit:
Legacy SoundHound Common Stock, $0.0001 par value; 250,030,433 shares authorized; 0 and 68,258,556 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	1
Class A Common Stock, $0.0001 par value; 455,000,000 shares authorized; 157,296,065 and 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	16	—
Class B Common Stock, $0.0001 par value; 44,000,000 shares authorized; 40,396,600 and 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	4	—
Additional paid-in capital	457,025	43,491
Accumulated deficit	(471,422)	(386,729)
Total stockholders’ deficit	(14,377)	(343,237)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$63,841	$49,203

The accompanying notes are an integral part of these condensed consolidated financial statements.

Annex A-87

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$11,186	$4,028	$21,628	$16,046
Operating expenses:
Cost of revenues	2,583	1,657	6,844	4,878
Sales and marketing	6,672	1,175	13,623	3,259
Research and development	19,352	14,344	54,864	42,810
General and administrative	9,587	4,022	22,952	11,387
Total operating expenses	38,194	21,198	98,283	62,334
Loss from operations	(27,008)	(17,170)	(76,655)	(46,288)

Other expense, net:
Interest expense	(1,166)	(2,683)	(5,715)	(5,725)
Other income (expense), net	116	(2,738)	(718)	(4,280)
Total other expense, net	(1,050)	(5,421)	(6,433)	(10,005)
Loss before provision for income taxes	(28,058)	(22,591)	(83,088)	(56,293)
Provision for income taxes	864	1,190	1,605	1,400
Net loss	(28,922)	(23,781)	(84,693)	(57,693)
Other comprehensive gain:
Unrealized holding gain on available-for-sale securities, net of tax	—	—	—	1
Comprehensive loss	$(28,922)	$(23,781)	$(84,693)	$(57,692)

Net loss per share:
Basic and diluted	$(0.15)	$(0.35)	$(0.59)	$(0.86)

Weighted-average common shares outstanding:
Basic and diluted	197,006,980	67,718,940	143,338,517	67,021,176

The accompanying notes are an integral part of these condensed consolidated financial statements.

Annex A-88

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share and per share data)
(Unaudited)

Three Months Ended September 30, 2022
	Legacy SoundHound Redeemable Convertible Preferred Stock		Legacy SoundHound Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2022	—	$—	—	$—	156,266,549	$16	40,396,600	$4	$447,136	$—	$(442,500)	$4,656
Issuance of Class A common shares upon exercise of stock options	—	—	—	—	514,931	—	—	—	716	—	—	716
Issuance of common stock upon vesting of restricted stock units	—	—	—	—	514,585	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	9,173	—	—	9,173
Net loss	—	—	—	—	—	—	—	—	—	—	(28,922)	(28,922)

Balance as of September 30, 2022	—	$—	—	$—	157,296,065	$16	40,396,600	$4	$457,025	$—	$(471,422)	$(14,377)
Three Months Ended September 30, 2021
	Legacy SoundHound Redeemable Convertible Preferred Stock		Legacy SoundHound Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of June 30, 2021	106,303,970	$273,687	67,633,891	$1	—	$—	—	$—	$39,084	$—	$(341,101)	$(302,016)
Issuance of common stock upon exercise of stock options	—	—	212,297	—	—	—	—	—	234	—	—	234

Stock-based compensation	—	—	—	—	—	—	—	—	1,315	—	—	1,315
Net loss	—	—	—	—	—	—	—	—	—	—	(23,781)	(23,781)

Balance as of September 30, 2021	106,303,970	$273,687	67,846,188	$1	—	$—	—	$—	$40,633	$—	$(364,882)	$(324,248)

Annex A-89

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) — (Continued)
(In thousands, except share and per share data)
(Unaudited)

Nine Months Ended September 30, 2022
	Legacy SoundHound Redeemable Convertible Preferred Stock		Legacy SoundHound Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	19,248,537	$279,503	12,280,051	$1	—	$—	—	$—	$43,491	$—	$(386,729)	$(343,237)
Retroactive application of Business Combination (Note 3)	87,700,789	(279,503)	55,978,505	(1)	—	—	—	—	279,504	—	—	279,503
Adjusted balance, beginning of period	106,949,326	—	68,258,556	—	—	—	—	—	322,995	—	(386,729)	(63,734)
Issuance of common stock upon exercise of stock options	—	—	2,582,535	—	—	—	—	—	2,840	—	—	2,840
Net exercise of outstanding warrants	—	—	673,416	—	—	—	—	—	—	—	—	—
Conversion of convertible note	—	—	2,046,827	—	—	—	—	—	20,239	—	—	20,239
Effect of reverse recapitalization, net of costs (Note 3)	(106,949,326)	—	(73,561,334)	—	140,114,060	14	40,396,600	4	(18)	—	—	—
PIPE financing	—	—	—	—	11,300,000	1	—	—	86,584	—	—	86,585
Issuance of Class A common shares pursuant to the Business Combination	—	—	—	—	4,693,050	1	—	—	4,105	—	—	4,106
Issuance of Class A common shares upon exercise of stock options	—	—	—	—	557,030	—	—	—	780	—	—	780
Issuance of common stock upon vesting of restricted stock units	—	—	—	—	631,925	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	19,500	—	—	19,500
Net loss	—	—	—	—	—	—	—	—	—	—	(84,693)	(84,693)

Balance as of September 30, 2022	—	$—	—	$—	157,296,065	$16	40,396,600	$4	$457,025	$—	$(471,422)	$(14,377)
Annex A-90

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) — (Continued)
(In thousands, except share and per share data)
(Unaudited)

Nine Months Ended September 30, 2021
	Legacy SoundHound Redeemable Convertible Preferred Stock		Legacy SoundHound Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	19,132,387	$273,687	11,818,761	$1	—	$—	—	$—	$30,836	$(1)	$(307,189)	$(276,353)
Retroactive application of Business Combination (Note 3)	87,171,583	—	53,849,015	—	—	—	—	—	—	—	—	—
Adjusted balance, beginning of period	106,303,970	273,687	65,667,776	1	—	—	—	—	30,836	(1)	(307,189)	(276,353)
Issuance of common stock upon exercise of stock options	—	—	2,178,412	—	—	—	—	—	1,906	—	—	1,906
Issuance of common stock warrants	—	—	—	—	—	—	—	—	3,842	—	—	3,842
Other comprehensive gain, net of tax	—	—	—	—	—	—	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	—	—	—	—	4,049	—	—	4,049
Net loss	—	—	—	—	—	—	—	—	—	—	(57,693)	(57,693)

Balance as of September 30, 2021	106,303,970	$273,687	67,846,188	$1	—	$—	—	$—	$40,633	$—	$(364,882)	$(324,248)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Annex A-91

SOUNDHOUND AI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(84,693)	$(57,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,197	4,169
Stock-based compensation	19,500	4,049
Change in fair value of derivative and warrant liability	606	3,791
Amortization of debt issuance cost	2,237	2,953
Non-cash lease amortization	2,168	2,412
Deferred income taxes	—	1,035
Changes in operating assets and liabilities:
Accounts receivable, net	(729)	(2,061)
Prepaid expenses	(2,498)	(75)
Other current assets	2	(552)
Contract assets	(6,176)	—
Other assets	46	(222)
Accounts payable	398	(32)
Accrued liabilities	1,440	1,724
Operating lease liabilities	(3,085)	(2,710)
Deferred revenue	(6,815)	(7,138)
Other liabilities	797	(747)
Net cash used in operating activities	(73,605)	(51,097)

Cash flows from investing activities:
Purchases of property and equipment	(1,188)	(234)
Net cash used in investing activities	(1,188)	(234)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issuance cost	—	5,044
Proceeds from note payable, net of issuance cost	—	29,833
Proceeds from the issuance of common stock upon exercise of options	3,620	1,906
Proceeds from Business Combination and PIPE, net of transaction costs	90,689	—
Payments on notes payable	(7,450)	—
Payments on finance leases	(1,246)	(1,885)
Net cash provided by financing activities	85,613	34,898
Net change in cash, cash equivalents, and restricted cash equivalents	10,820	(16,433)
Cash, cash equivalents, and restricted cash equivalents, beginning of period	22,822	44,982
Cash, cash equivalents, and restricted cash equivalents, end of period	$33,642	$28,549

Reconciliation to amounts on the condensed consolidated balance sheets:
Cash and cash equivalents	$33,412	$27,259
Current portion of restricted cash equivalents	—	230
Non-current portion of restricted cash equivalents	230	1,060
Total cash, cash equivalents, and restricted cash equivalents shown in the condensed consolidated statements of cash flows	$33,642	$28,549

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,302	$1,475
Cash paid for income taxes	$787	$260

Noncash investing and financing activities
Operating lease liabilities and right-of-use assets through adoption of ASC 842	$—	$11,428
Conversion of convertible note into common stock pursuant to Business Combination	$20,239	$—
Conversion of redeemable convertible preferred stock to common stock pursuant to Business Combination	$279,503	$—
Debt discount through issuance of common stock warrants	$—	$3,842
Operating lease liabilities arising from obtaining right-of-use assets	$650	$3,422
Property and equipment acquired under finance leases or debt	$—	$650

The accompanying notes are an integral part of these condensed consolidated financial statements.

Annex A-92

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.      ORGANIZATION

Nature of Operations

SoundHound AI, Inc. (“SoundHound” or the “Company”) turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources.

On April 26, 2022 (the “Closing Date”), pursuant to a merger agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc. (“Legacy SoundHound”), the parties consummated the merger of ATSPC Merger Sub, Inc. with and into Legacy SoundHound, with Legacy SoundHound continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “Business Combination”). In connection with the closing (the “Closing”) of the Business Combination, Legacy SoundHound became a wholly owned subsidiary of ATSP and ATSP changed its name to SoundHound AI, Inc., and all of Legacy SoundHound common stock (“Legacy SoundHound Common Stock”) and Legacy SoundHound redeemable convertible preferred stock (“Legacy SoundHound Preferred Stock”) automatically converted into shares of the Company’s Class A common stock, par value of $0.0001 per share (the “Class A Common Stock”), and the Company’s Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”, and collectively with the Class A Common Stock, the “common stock”). The Company’s Class A Common Stock and warrants commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “SOUN” and “SOUNW,” respectively, on April 28, 2022. Refer to Note 3 to these condensed consolidated financial statements for more information on the Business Combination.

Legacy SoundHound determined that it was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805, Business Combinations. The determination was primarily based on the following facts:

•        Former Legacy SoundHound stockholders have a controlling voting interest in the Company;

•        The Company’s board of directors immediately after the closing of the Business Combination was comprised of five board members, primarily from the board of directors of Legacy SoundHound; and

•        Legacy SoundHound’s management continues to hold executive management roles for the Company following the Business Combination and are responsible for the day-to-day operations.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy SoundHound issuing stock for the net assets of ATSP, accompanied by a reverse recapitalization. The primary asset acquired from ATSP was related to the cash amounts that were assumed. Separately, the Company also assumed warrants that were deemed to be equity upon Closing of the Business Combination. No goodwill or other intangible assets were recorded as a result of the Business Combination.

While ATSP was the legal acquirer in the Business Combination, because Legacy SoundHound was deemed the accounting acquirer, the historical financial statements of Legacy SoundHound became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy SoundHound

Annex A-93

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.      ORGANIZATION (cont.)

prior to the Business Combination; (ii) the combined results of the Company and Legacy SoundHound following the Closing of the Business Combination; (iii) the assets and liabilities of Legacy SoundHound at their historical cost; and (iv) the Company’s equity structure for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s Class A Common Stock and Class B Common Stock issued to Legacy SoundHound Common Stockholders and Legacy SoundHound Preferred Stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy SoundHound Preferred Stock and Legacy SoundHound Common Stock prior to the Business Combination have been retroactively restated as shares reflecting the conversion ratio established in the Business Combination.

Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows and reported a net loss of $28.9 million and $84.7 million for the three and nine months ended September 30, 2022, respectively. As of September 30, 2022, the Company had an accumulated deficit of $471.4 million. Management expects to continue to incur additional substantial losses in the foreseeable future primarily as a result of research and development activities. The Company has historically funded its operations primarily through equity or debt financings.

Total cash and cash equivalents on hand as of September 30, 2022 was $33.4 million. Although the Company has incurred recurring losses each year since its inception, the Company expects it will be able to fund its operations for at least the next twelve months. The Company may seek additional funding through debt or equity financing arrangements (e.g., Equity Line of Credit (“ELOC”) (see Note 19)), implement incremental expense reduction measures or a combination thereof to continue financing its operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

Other Risk and Uncertainties

The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. There is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 variants and the ultimate impact of the CARES Act and other government initiatives.

The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products incorporating our voice-enabling technologies. This in turn may restrict the ability of our customers to pay invoices for royalties, licensing fees and usage fees, or may result in a reduction in the royalties, licensing fees and usage fees that the Company earns which are often based on the number of units sold or distributed by customers. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. In addition, economic effects resulting from the COVID-19 pandemic may adversely change consumer behavior and demand, including products sold by customers, which may result in a significant

Annex A-94

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.      ORGANIZATION (cont.)

reduction in our revenue and adversely impact results of operations and financial condition. The COVID-19 pandemic has adversely affected our business and results of operations to date, and the duration and extent to which this will impact our future results remains uncertain.

Further, inflation has risen significantly worldwide and the United States has recently experienced historically high levels of inflation. This inflation and government efforts to combat inflation, such as recent and future significant increases to benchmark interest rates and other related monetary policies, have and could continue to increase market volatility and have an adverse effect on the domestic and international financial markets and general economic conditions.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long-term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict but could be substantial.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Significant Accounting Policies

The (a) condensed consolidated balance sheet as of December 31, 2021, which has been derived from audited financial statements as filed in the Company’s Form 8-K, which was originally filed with the SEC on May 2, 2022 and amended by Amendment No. 1 to Current Report on Form 8-K, and (b) the unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial statements have been included. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results for the fiscal year ending December 31, 2022 or any future interim period.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the company believes that the disclosures made are adequate to make the information not misleading.

Annex A-95

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

We consolidate any variable interest entity (“VIE”) where we have determined we are the primary beneficiary. The primary beneficiary is the entity which has both: (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE.

Reclassification

Certain prior period balances have been reclassified to conform to the current year presentation. Such changes include reclassifications or combinations of certain accounts on the condensed consolidated balance sheets.

These reclassifications had no impact on total assets, total liabilities, net loss or comprehensive loss or accumulated deficit in the previously reported consolidated financial statements for the year ended December 31, 2021.

Foreign Currency

The functional currency of the Company and its subsidiaries is the U.S. dollar. Foreign currency denominated transactions are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. During the three and nine months ended September 30, 2022, the Company recognized net losses related to foreign currency transactions and remeasurements of $0.1 million and $0.4 million, respectively, in the condensed consolidated statements of operations and comprehensive loss as other income (expense), net. During the three and nine months ended September 30, 2021, the Company recognized net losses related to foreign currency transactions and remeasurements of $0.3 million and $0.5 million, respectively, in the condensed consolidated statements of operations and comprehensive loss as other income (expense), net.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the condensed consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, derivative and warrant liabilities, calculation of the incremental borrowing rate, financial instruments recorded at fair value on a recurring basis, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment.

Annex A-96

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company has the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards unless the Company otherwise early adopts select standards.

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of September 30, 2022, accounts receivable balances due from two customers collectively totaled 65% of the Company’s condensed consolidated accounts receivable balance. As of December 31, 2021, accounts receivable balances due from five customers collectively totaled 86% of the Company’s condensed consolidated accounts receivable balance.

For the nine months ended September 30, 2022, the Company had four customers that accounted for 77% of revenue, and for the nine months ended September 30, 2021, the Company had two customers that accounted for 57% of revenue.

For the three months ended September 30, 2022, the Company had one customer that accounted for 63% of revenue, and for the three months ended September 30, 2021, the Company had three customers that accounted for 50% of revenue.

Equity Issuance Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as a reduction of the proceeds received from the equity financing. On April 26, 2022, upon closing of the Business Combination, the Company offset equity proceeds by $4.1 million of deferred offering costs.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i)     Identification of the contract(s) with a customer;

(ii)    Identification of the performance obligations in the contract;

(iii)   Determination of the transaction price, including the constraint on variable consideration;

Annex A-97

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(iv)   Allocation of the transaction price to the performance obligations in the contract; and

(v)    Recognition of revenue when, or as, performance obligations are satisfied.

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from customers that do not meet criteria for having a contract are recorded as deposit liabilities on the condensed consolidated balance sheet.

Under ASC 606, assuming all other revenue recognition criteria have been met, the Company recognizes revenue for arrangements upon the transfer of control of the Company’s performance obligations to its customers. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account in ASC 606. The Company currently generates its revenues through the following performance obligations: (1) hosted services, (2) professional services, (3) monetization and (4) licensing.

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrants

The Company determines whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets. Warrants classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration or modification that results in equity classification. Any change in the fair value of the warrants is recognized as other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There has been no interest expense or penalties related to unrecognized tax benefits recorded through September 30, 2022.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. The Company accounts for forfeitures as they occur. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock

Annex A-98

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of stock options, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Expected Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, expected dividend yield is zero.

Restricted Stock Units

The Company issues restricted stock unit awards (“RSUs”) to grantees as compensation for services. The fair value of the RSUs is determined at the grant date based on the fair value of the Company’s Class A Common Stock and for RSUs with service conditions only, is recognized straight-line over the service period.

The Company issues RSUs with vesting conditions tied to certain performance criteria (“Performance-Based RSUs”). Stock-based compensation related to Performance-Based RSUs is recognized to the extent it is determined that performance is probable of being achieved.

The Company issues RSUs with vesting conditions tied to certain market conditions (“Market-Based RSUs”). To derive the fair value of Market-Based RSUs, the Company applies a Monte Carlo simulation to determine the grant date fair value. Stock-based compensation related to Market-Based RSUs is recognized over the derived service period.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Annex A-99

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s derivative liabilities and warrants are measured at fair value on a recurring basis and are classified as Level 3 liabilities. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date on the condensed consolidated statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

Legacy SoundHound Preferred Stock did not have a mandatory redemption date. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. Legacy SoundHound Preferred Stock was redeemable upon a deemed liquidation event which the Company determined was not solely within its control and thus has classified shares of Legacy SoundHound Preferred Stock as temporary equity until such time as the conditions are removed or lapse. Since the occurrence of a deemed liquidation event was not probable, the carrying values of the shares of Legacy SoundHound Preferred Stock were not being accreted to their redemption values.

As a result of the Business Combination, the shares of Legacy SoundHound Preferred Stock outstanding immediately prior to the effective time of the Business Combination (the “Effective Time”) were converted into 106,949,326 shares of the Company’s Class A Common Stock. Refer to Note 11 for further information.

Convertible Notes and Derivative Liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature until extinguished on April 26, 2022 in connection with the Business Combination See Note 10 for additional information.

The Company held its convertible notes at amortized cost and amortized the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, Preferred Stock, stock options, RSUs, warrants and convertible notes are considered to be potentially dilutive securities. See Note 16 for further information.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common stock is not assumed to have been issued if their effect is anti-dilutive.

Annex A-100

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncement — Adopted

From time to time, new accounting pronouncements, or Accounting Standards Updates, are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption. During the nine months ended September 30, 2022, no additional accounting pronouncements were adopted. Refer to Note 2 of our audited consolidated financial statements for the fiscal year ended December 31, 2021 contained within the Company’s Form S-1/A filed July 13, 2022 for a complete list of adopted accounting pronouncements. We have described the key accounted pronouncements below:

In February 2016, FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, Topic 842). Topic 842 aims to increase transparency and comparability among organizations by requiring lessees to recognize leases with a term greater than 12 months as a right-of-use (“ROU”) asset and corresponding lease liabilities on the balance sheet, regardless of lease classification, and requiring disclosure of key information about leasing arrangements. The lease liability should be initially measured at the present value of the remaining contractual lease payments. Subsequently, the ROU assets will be amortized generally on a straight-line basis over the lease term, and the lease liability will bear interest expense and be reduced for lease payments. The Company adopted Topic 842 on January 1, 2021 using the modified retrospective approach, and financial information for the comparative period was not updated.

In addition, the Company elected the transition package of three practical expedients which allow companies not to reassess (i) whether agreements contain leases, (ii) the classification of leases, and (iii) the capitalization of initial direct costs. Further, the Company elected to separate lease and non-lease components for the building asset class and elected to not separate lease and non-lease components for the equipment asset class. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and recognize no ROU or lease liability for those leases.

The Company’s lease portfolio consists primarily of real estate assets and computer equipment. Some of these leases also require the Company to pay maintenance, utilities, taxes, insurance, and other operating expenses associated with the leased space. Based upon the nature of the items leased and the structure of the leases, the Company’s leases classified as operating leases continue to be classified as operating leases and capital leases will be accounted for as financing leases under the new accounting standard.

As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2021:

•        Operating lease liabilities of approximately $11.4 million, which represent the present value of the remaining lease payments, as of the date of adoption, discounted using the Company’s incremental borrowing rate on a lease-by-lease basis, and

•        Operating lease ROU assets of approximately $9.8 million which represent the operating lease liabilities of $11.4 million, adjusted for (1) deferred rent of approximately $0.8 million, (2) lease incentives or tenant improvement allowance of $1.1 million and (3) prepaid rent of $0.3 million.

The adoption of the new lease accounting standard did not have any other material impact on the Company’s consolidated balance sheet and did not impact the Company’s operating results and cash flows.

When the Company’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at the adoption date and commencement date for leases entered into after the adoption date in determining the present value of lease payments. The Company applies a benchmark rate and adjusts it for Company specific risk, collateral, term of the lease and economic factors for the economy in which the lease was maintained. See Leases in Note 14 for further information.

Annex A-101

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”) (“ASU 2019-12”). ASU 2019-12 eliminates the need for an organization to analyze whether the following apply in a given period (1) exception to the incremental approach for intra-period tax allocation (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments and (3) exceptions in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also is designed to improve financial statement preparers’ application of income tax-related guidance and simplify U.S. GAAP for (1) franchise taxes that are partially based on income, (2) transactions with a government that result in a step-up in the tax basis of goodwill, (3) separate financial statements of legal entities that are not subject to tax, and (4) enacted changes in tax laws in interim periods. The Company adopted the standard on January 1, 2022. ASU 2019-12 did not result in any material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncement — Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08 Business Combinations (“ASC 805”) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of, and after a business combination. The amendment is effective for the Company in fiscal years beginning after December 15, 2023. Early adoption of the amendment is permitted. The Company anticipates that it will not have a material impact on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (“Topic 326”), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. ASU 2019-10 and ASU 2016-13 are effective for years beginning after December 15, 2022, with early adoption permitted. The Company anticipates that it will not have a material impact on its condensed consolidated financial statements and related disclosures.

3.      BUSINESS COMBINATION

As discussed in Note 1, on April 26, 2022, the Business Combination was consummated. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 500,000,000 shares of capital stock consisting of 455,000,000 shares of Class A Common Stock, 44,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock. All stock has a par value of $0.0001 per share. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. The holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval. No shares of preferred stock were issued and outstanding as of September 30, 2022.

Annex A-102

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.      BUSINESS COMBINATION (cont.)

The Business Combination was approved by ATSP’s stockholders at a special meeting thereof (the “Special Meeting”), held in lieu of the 2022 annual meeting of the Company’s stockholders. The Business Combination fulfilled the definition of an “initial business combination” as required by the ATSP’s Amended and Restated Certificate of Incorporation. This fulfillment resulted in ATSP ceasing to be a shell company upon the Closing.

An aggregate of 12,767,950 shares of Class A Common Stock sold in ATSP’s initial public offering (the “public shares”) exercised their rights to redemption. The redemption right provided holders the right to have their shares redeemed for a pro rata portion of the trust account holding the proceeds from ATSP’s initial public offering. The value of the shares is calculated as of two (2) business days prior to the date of the Special Meeting, which was $10.00 per share, or $127.7 million in the aggregate.

As a result of the Business Combination, among other things (1) all outstanding shares of Legacy SoundHound Common Stock as of immediately prior to the Closing (including Legacy SoundHound Common Stock resulting from the Legacy SoundHound Preferred Stock Conversion), were exchanged at an conversion ratio of 5.5562 (the “Conversion Ratio”) for an aggregate of 140,114,060 shares of Class A Common Stock and 40,396,600 Class B Common Stock; (2) each outstanding warrant to purchase shares of Legacy SoundHound Common Stock automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under these warrants prior to the Effective Time, shares of Class A Common Stock, proportionately adjusted for the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio and were net exercised upon the Closing; (3) each outstanding option to purchase shares of Legacy SoundHound Common Stock converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under these options prior to the Effective Time, shares of Class A Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio; (4) each Legacy SoundHound RSU converted into a restricted stock unit of SoundHound, subject to substantially the same terms and conditions as were applicable under the SoundHound RSU prior to the Closing. SoundHound RSU holders received the same consideration holders would have received if the SoundHound RSU was converted into Legacy SoundHound Common Stock immediately prior to the Effective Time.

In connection with the Merger Agreement, ATSP entered into subscription agreements (collectively, the “Subscription Agreements”) with certain accredited investors (the “Subscribers”). Pursuant to the Subscription Agreements, the Subscribers agreed to purchase, and ATSP agreed to sell to the Subscribers, an aggregate of 11,300,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $113.0 million (the “PIPE Investment”). The PIPE shares are identical to the shares of Class A Common Stock that were held by the ATSP’s public stockholders at the time of the Closing, except that the PIPE Shares were not entitled to any redemption rights. The sale of PIPE Shares was consummated concurrently with the Closing.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ATSP was treated as the “acquired” company for financial reporting purposes (See Note 1). The net assets of Legacy SoundHound were stated at historical cost, with no goodwill or other intangible assets recorded.

In accounting for the Business Combination and after redemptions, net proceeds received by the Company totaled $90.7 million. The table below shows the total net proceeds from the Business Combination and the PIPE Investment (in thousands):

Cash – ATSP trust and cash (net of redemption)	$5,357
Cash – PIPE Investment	113,000
Less: transaction costs	(27,668)
Net proceeds from Business Combination and PIPE Investment	$90,689

Annex A-103

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.      BUSINESS COMBINATION (cont.)

Relating to the consummation of the Business Combination, the Company incurred $27.7 million in total transaction costs consisting of direct legal, accounting and other fees. $4.1 million of Legacy SoundHound transaction costs specific and directly attributable to the Business Combination were initially capitalized as deferred offering costs on the condensed consolidated balance sheets. Total transaction expenses were recorded as an offset against proceeds received on the closing of the Business Combination, accounted for as additional paid-in capital.

The amount recorded to additional paid-in-capital was comprised of $86.6 million net proceeds from the PIPE investment and $4.1 million after net redemptions of ATSP shareholders.

The number of shares of common stock issued immediately following the consummation of the Business Combination was as follows:

Class A Common Stock – conversion of Legacy SoundHound Common Stock and Legacy SoundHound Preferred Stock outstanding prior to Business Combination	140,114,060
Class B Common Stock – conversion of Legacy SoundHound Common Stock and Legacy SoundHound Preferred Stock outstanding prior to Business Combination	40,396,600
Class A Common Stock – PIPE Investment	11,300,000
Class A Common Stock – issuance to ATSP shareholders	532,050
Class A Common Stock – issuance to Legacy SoundHound founders and representatives	4,161,000
Total shares of common stock immediately after Business Combination	196,503,710

4.      REVENUE RECOGNITION

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company enters into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following performance obligations: (1) hosted services, (2) professional services, (3) monetization, and (4) licensing. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Annex A-104

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.      REVENUE RECOGNITION (cont.)

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion. The Company assesses distinct professional services to determine whether the transfer of control is over-time or at a point in time. The Company considers three criteria in making their assessment, including (1) the customer simultaneously receives and consumes the benefits; (2) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (3) the Company’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If none of the criteria are met, revenue is determined to be recognized at a point in time.

For distinct professional services determined to be recognized over-time, measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures. During the three months ended September 30, 2022, $0.4 million of professional service revenue was recognized over time, with the remaining $0.3 million recognized at a point in time when the performance obligation was fulfilled and control of the service was transferred to the customer. During the nine months ended September 30, 2022, $1.2 million of professional service revenue was recognized over time, with the remaining $1.4 million recognized at a point in time when the performance obligation was fulfilled and control of the service was transferred to the customer.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, the Company recognizes the related revenues at a point in time when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

Licensing

The Company licenses voice solutions that are embedded in customer products. Licensing revenue is a distinct performance obligation that is recognized when control is transferred to the customer, which is at a point in time for non-customized solutions. Revenues generated from licensing is based on royalty models with a combination of minimum guarantees and per unit pricing. Royalty periods are generally subsequent to when control of the license passes to the customer. The Company records licensing revenue as a usage-based royalty

Annex A-105

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.      REVENUE RECOGNITION (cont.)

from customers’ usage of intellectual property in the same period in which the underlying sale occurs. The Company provides assurance-type warranty services and to date, post-contract support has been an immaterial performance obligation within the context of the contract.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation;

•        Industry standards;

•        Major product groupings; and

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

For the three and nine months ended September 30, 2022 and 2021, revenues under each performance obligation were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Hosted services	$4,878	$3,170	$12,672	$9,680
Professional services	694	591	2,644	5,329
Monetization	225	267	652	1,037
Licensing	5,389	—	5,660	—
Total	$11,186	$4,028	$21,628	$16,046

For the three and nine months ended September 30, 2022 and 2021, the disaggregated revenue by geographic location was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States	$2,654	$1,283	$5,901	$3,586
Japan	925	921	2,775	2,875
Germany	1,070	817	2,897	7,034
France	650	506	2,947	899
Korea	5,751	320	6,403	1,180
Other	136	181	705	472
Total	$11,186	$4,028	$21,628	$16,046

Annex A-106

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.      REVENUE RECOGNITION (cont.)

For the three and nine months ended September 30, 2022 and 2021, the disaggregated revenue by recognition pattern was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Over time revenue	$5,251	$3,611	$13,852	$10,513
Point-in-time	5,935	417	7,776	5,533
Total	$11,186	$4,028	$21,628	$16,046

The Company also disaggregates revenue by service type. This disaggregation consists of Product Royalties, Service Subscriptions and Monetization. Product Royalties revenue is derived from Houndified Products, which are voice-enabled tangible products across the automotive and consumer electronics industries. Revenue from Product Royalties is based on volume, usage, or life of the products, which are driven by number of devices, users, or unit of time. Service Subscription revenue is generated through Houndified Services, which include customer services, food ordering, content, appointments, and voice commerce. Subscription revenue is derived from monthly fees based on usage-based revenue, revenue per query or revenue per user. Both Houndified Products and Houndified Services may include professional services that develop and customize the Houndify platform to fit customers’ specific needs. Revenue from Monetization is generated from the SoundHound music identification app and is primarily attributable to user ad impression revenue. For the three and nine months ended September 30, 2022 and 2021, the disaggregated revenue by service type was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product royalties	$10,265	$3,380	$19,534	$13,833
Service subscriptions	696	381	1,442	1,176
Monetization	225	267	652	1,037
Total	$11,186	$4,028	$21,628	$16,046

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset, or a contract liability. During the three and nine months ended September 30, 2022, we recognized $5.3 million of licensing revenue from our Houndify Edge solution, which we delivered to a customer during the three months ended September 30, 2022, related to minimum guarantee units to be utilized over the life of the contract and resulted in a corresponding increase in our Contract assets balance. The Company has not recorded any asset impairment charges related to contract assets during the periods presented in the condensed consolidated financial statements.

Revenue recognized included in the balances of the deferred revenue at the beginning of the reporting period during three and nine months ended September 30, 2022, was $2.0 million and $5.4 million, respectively, as compared to $2.3 million and $7.4 million for the three and nine months ended September 30, 2021, respectively.

As of September 30, 2022, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $23.4 million. Given the applicable contract terms, $10.4 million is expected to be recognized as revenue within one year, $9.6 million is expected to be recognized between two to five years and the remainder of $3.4 million is expected to be recognized after five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice

Annex A-107

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.      REVENUE RECOGNITION (cont.)

for services performed or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services or contract modifications.

The Company’s long-term contracts do not have significant financing components, as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between the transfer of promised services and payment, it is generally for reasons other than financing and, thus, the Company does not adjust the transaction price for financing components.

The Company elected the practical expedient to not adjust promised amounts of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Computer equipment	$20,947	$20,571
Software and voice recordings	9,271	8,687
Leasehold improvements	3,850	3,567
Furniture and fixtures	765	729
Total property and equipment, at cost	34,833	33,554
Less: accumulated depreciation and amortization	(30,687)	(27,399)
Total property and equipment, net	$4,146	$6,155

Property and equipment, net includes assets under finance lease obligations (see Note 14 for additional information) with an aggregate cost of approximately $0.9 million and $7.0 million as of September 30, 2022 and December 31, 2021, respectively, and accumulated depreciation of approximately $0.4 million and $4.3 million as of September 30, 2022 and December 31, 2021, respectively. Depreciation and amortization expense totaled approximately $0.9 million and $3.2 million for the three and nine months ended September 30, 2022, respectively, as compared to $1.3 million and $4.2 million for the three and nine months ended September 30, 2021, respectively.

6       ACCRUED LIABILITIES

Accrued liabilities on the condensed consolidated balance sheets was comprised of the following (in thousands):

	September 30, 2022	December 31, 2021
Accrued compensation expenses	$5,536	$3,802
Accrued interest	230	1,369
Accrued vendor payables	1,256	1,109
Accrued professional services	155	934
Other accrued liabilities	65	84
	$7,242	$7,298

Annex A-108

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7.      COMMITMENTS AND CONTINGENCIES

Contracts

In August 2021, the Company entered into an exclusive agreement with a cloud service provider to host its voice artificial intelligence platform pursuant to which the Company committed to pay a minimum of $98.0 million in cloud costs over a seven-year period subject to variable increases based on usage.

Aggregate non-cancelable future minimum payments were as follows as of September 30, 2022 (in thousands):

Remainder of 2022	$1,000
2023	7,000
2024	11,000
2025	14,000
2026	16,000
Thereafter	48,000
Total	$97,000

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

Other Matters

The Company has not historically collected U.S. state or local sales and use tax, or other similar taxes, in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment. In accordance with ASC 450, Contingencies, the Company estimated and recorded a liability of $1.1 million as of September 30, 2022 and December 31, 2021.

8.      WARRANTS

As a result of the Business Combination (see Note 3), the Company has retroactively adjusted the Legacy SoundHound warrants outstanding and corresponding strike price prior to April 26, 2022 to give effect to the Conversion Ratio used to determine the number of shares of common stock into which they were converted.

Series C Warrants

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 248,408 and 496,827 shares of Legacy SoundHound Series C Preferred Stock (“Series C Warrants”), respectively, at $1.21 per share to the lenders, which were immediately exercisable. In December 2021, all outstanding 745,235 shares of warrants related to April 2013 Note and November 2013 were net exercised, leading to a net issuance of 645,356 shares of Legacy SoundHound Series C Preferred Stock. As of September 30, 2022 and December 31, 2021, the fair value of the warrant liability was $0.

Annex A-109

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.      WARRANTS (cont.)

Warrants Related to Convertible Notes and Note Payable

In connection with the issuance of the Company’s 2021 note payable (“SVB March 2021 Note”) and 2021 convertible note (“SCI June 2021 Note”), the Company issued detachable warrants to purchase 708,808 and 354,404 shares of Legacy SoundHound common stock, respectively, with an exercise price of $3.67 per share to the lenders, which were immediately exercisable.

The Company recorded the warrants initially at fair value (see Note 10 for additional information) as paid-in-capital on the condensed consolidated balance sheets based on the allocation of its relative fair value of the debt proceeds. See Note 10 for additional information on the fair value calculation. The fair value in relation to the SVB March 2021 Note was allocated to the notes as a discount. The fair value in relation to the SCI June 2021 Note was capitalized as an asset, as the underlying debt bears similarity to a revolving commitment. As the warrants were classified as equity, they are not subject to remeasurement at the end of each reporting period. The initial allocated fair value of the warrants as of March 31, 2021 and June 14, 2021 was $2.3 million and $1.5 million, respectively. The warrants had a ten-year expiration date from the applicable closing date of March 2031 and June 2031, respectively.

On the Closing Date, all outstanding warrants issued in connection to the SVB March 2021 Note and the SCI June 2021 Note were fully net exercised by their respective lenders, leading to a net issuance of 673,416 shares of Class A Common Stock.

Warrants Related to the Business Combination

Public Warrants

Prior to the Business Combination, ATSP issued Public Warrants. Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares were issued upon exercise of the Public Warrants. The Company may redeem the outstanding warrants, for $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants for cash, or on a cashless basis.

Subsequent to the closing of the Business Combination, the Company’s Public Warrants continue to be classified as equity instruments, as they are indexed to the Company’s stock. As of September 30, 2022, there were 3,457,996 Public Warrants issued and outstanding.

Private Warrants

Prior to the Business Combination, ATSP issued Private Warrants. The Private Warrants were initially issued in the same form as the Public Warrants with the exception that the Private Warrants: (i) would not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Pursuant to ASC 815, the Private Warrants were initially considered a liability instrument as they met the definition of a derivative. Upon the Closing of the Business Combination, the Company modified its Private Warrants to be identical to its Public Warrants. Therefore, the Private Warrants met requirements for classification as equity instrument, as they are indexed to the Company’s stock. On the Closing Date, there were 208,000 Private Warrants issued and outstanding. Refer to Note 10 for fair value measurement of these warrants.

Annex A-110

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.      CONVERTIBLE NOTE AND NOTES PAYABLE

SNAP June 2020 Note

In June 2020, the Company issued a promissory note, the SNAP June 2020 Note, to a Lender in exchange for $15.0 million in cash proceeds. This note has an annual interest rate of 5% and a maturity date of June 26, 2022, if not converted earlier pursuant to conversion terms and change in control events as described below. All unpaid interest and principal are due and payable upon request of the Lender on or after the SNAP June 2020 Note’s maturity date.

The outstanding principal balance and unpaid accrued interest of the SNAP June 2020 Note are convertible pursuant to the following terms (“SNAP June 2020 Note Conversion Feature” or “Conversion Feature”): automatic conversion into equity shares in the next equity financing round (“SNAP June 2020 Note Qualified Financing,” or “Qualified Financing”) at a conversion price equal to either (a) the lowest cash price per share paid by investors in such qualified financing (which will reflect at least a 20% discount to the price per share paid by other investors purchasing securities in additional closings), or (b) if there are no additional closings, 0.80 times the price per share paid by investors purchasing equity securities in the Qualified Financing. The SNAP June 2020 Note Qualified Financing shall be at least $30.0 million, which excludes the conversion of the SNAP June 2020 Note and any other indebtedness.

Furthermore, upon a change of control event, the Company shall settle the SNAP June 2020 Note in cash, pursuant to the following terms (“Redemption Feature”):

•        200% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note; and

•        100% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note, provided that if the change of control transaction closes between the Company and the Lender or an affiliate of the Lender.

The Company evaluated whether the SNAP June 2020 Note contains embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Conversion Feature qualifies as a derivative as it continuously resets as the underlying stock price increases or decreases so as to provide a variable number of shares for a fixed value of equity to the holders at any conversion date. As such, the Conversion Feature is bifurcated and accounted for as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated Conversion Feature initially at fair value with the residual value being allocated to the SNAP June 2020 Note as a debt discount. The fair value of the Conversion Feature upon issuance in September 2020 was $2.5 million, which was recorded as a derivative liability on the Company’s condensed consolidated balance sheet. The Redemption Feature of the SNAP June 2020 Note does not meet the definition of a derivative. Therefore, the Redemption Feature is not bifurcated.

The total amount of debt discount at issuance for the SNAP June 2020 Note was $2.5 million. The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $0.7 million associated with the SNAP June 2020 Note for the nine months ended September 30, 2022, out of which $0.4 million relates to the amortization of the debt discount. The Company recognized total interest expense of $0.5 million and $1.5 million associated with the SNAP June 2020 Note for the three and nine months ended September 30, 2021, respectively, out of which $0.3 million and $0.9 million relates to the amortization of the debt discount. The debt discount related to the SNAP June 2020 Note is amortized over the life of the instrument, beginning at note issuance and ending on April 26, 2022, the date on which the note was converted.

The SNAP June 2020 Note contains a conversion feature in which outstanding principal and any unpaid accrued interest automatically converts into equity securities. This conversion occurs when the Company issues and sells equity securities in a bona fide equity financing with total proceeds to the Company totaling more than $30.0 million, excluding the face value of the SNAP June 2020 Note (“SNAP June 2020 Note Qualified Financing”).

Annex A-111

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.      CONVERTIBLE NOTE AND NOTES PAYABLE (cont.)

As a result of the Business Combination, on the Closing Date, the SNAP June 2020 Note conversion feature was triggered, as total proceeds from the Business Combination exceeded the minimum amount to qualify as a SNAP June 2020 Note Qualified Financing. As a result, on the Closing Date, all outstanding principal of $15.0 million and accrued interest of $1.4 million were converted into 368,384 shares of Class A Common Stock. In addition, the remaining debt discount of $0.2 million and related derivative liability with fair value of $4.1 million as of the Closing Date were extinguished.

The following table summarizes the unamortized debt discount, fair value of conversion feature, and accrued interest as of April 26, 2022 and December 31, 2021 (in thousands).

	April 26, 2022	December 31, 2021
Unamortized debt discount	$230	$657
Fair value of conversion feature	$4,094	$3,488
Accrued interest	$1,375	$1,136

Accrued interest is included in accrued liabilities on the condensed consolidated balance sheets to reflect the classification of the SNAP June 2020 Note as short-term in nature on December 31, 2021.

SVB March 2021 Note

In March 2021, the Company entered into a loan and security agreement with a commercial bank to borrow $30.0 million along with the issuance of warrants to purchase 127,570 shares of Legacy SoundHound’s common stock. The warrant’s allocated fair value was $2.3 million at issuance. The SVB March 2021 Note also contains a final payment provision of $1.1 million. The warrants were recognized as a debt discount at issuance and recorded as a reduction of the debt balance under a relative fair value approach. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount. The Company was amortizing the discounts on an effective interest basis over the period from issuance through the Early Maturity Date (as defined below).

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of September 30, 2022, the interest rate was 12.0%. Payments were interest-only for the first twelve months and are now principal and interest through maturity. The Company recorded stated interest expense in the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2022 of $0.7 million and $2.1 million, respectively, of which $0.2 million remained unpaid as accrued interest at September 30, 2022. During the three and nine months ended September 30, 2021, the Company recorded interest expense of $0.7 million and $1.4 million, respectively, of which $0.2 million remained unpaid as accrued interest at September 30, 2021. The total amount of debt discount at issuance was $3.5 million. As of September 30, 2022 and December 31, 2021, the unamortized debt discount totaled $0.1 million and $1.1 million, respectively. During the three and nine months ended September 30, 2022, the Company recorded a nominal amount and $1.0 million in interest expense related to the debt discounts, respectively. During the three and nine months ended September 30, 2021, the Company recorded $0.8 million and $1.6 million in interest expense related to the debt discounts, respectively.

The original term loan amortization date was April 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The original maturity date of the loan was April 26, 2022 (“Early Maturity Date”), with an opportunity for extension to September 2024 or March 2025 if certain performance milestones are met, including the conversion of the SNAP June 2020 Note. In April 2022, the Company entered into a loan modification agreement with Silicon Valley Bank, which extended the note’s Early Maturity Date to May 26, 2022 which also extended the period of amortization of the discount.

Annex A-112

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.      CONVERTIBLE NOTE AND NOTES PAYABLE (cont.)

As a result of the Business Combination, the SNAP June 2020 Note converted on the Closing Date and the performance milestone was met, satisfying the requirements to extend the maturity date to September 1, 2024 Accordingly, the Company has classified $13.1 million of the balance as long-term and $12.0 million of the balance as short-term as of September 30, 2022 compared to the entirety of the balance as short-term as of December 31, 2021.

SCI June 2021 Note

In June 2021, the Company entered into a loan and security agreement with a lender to obtain credit extensions to the Company. Extensions may be requested in $5.0 million increments up to a total commitment amount of $15.0 million. The Company drew an initial $5.0 million on June 14, 2021 and the remaining $10.0 million on December 1, 2021. The SCI June 2021 Note also contains a final payment provision of 3.5% on each draw or $0.5 million in total. Additionally, warrants were issued alongside the convertible note to purchase 63,785 shares of Legacy SoundHound’s common stock. The warrant’s allocated fair value was $1.5 million at issuance. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount upon each draw.

As the warrants and discounts of $2.2 million are directly attributable to the total commitment of $15.0 million, the Company has presented its unamortized debt issuance cost associated with this note as a current asset, recorded as debt issuance cost on the condensed consolidated balance sheets. The Company is amortizing the cost on a straight-line basis from the issuance date through the maturity date of May 31, 2025. The Company recorded a nominal amount and $0.8 million in interest expense related to the debt discounts during the three and nine months ended September 30, 2022, respectively, and $0.4 million and $0.6 million in interest expense related to the debt discounts during the three and nine months ended September 30, 2021, respectively. As of September 30, 2022 and December 31, 2021, the unamortized debt discount totaled $0.3 million and $1.1 million, respectively.

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of September 30, 2022, the interest rate was 12.0%. Payments were interest-only for the first twelve months and are now principal and interest through maturity. The Company incurred and paid $0.4 million and $1.1 million in stated interest in the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2022, respectively, and $0.1 million in stated interest during both the three and nine months ended September 30, 2021.

The loan amortization date was June 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The maturity date of the loan is the earlier of May 31, 2025 or when the SNAP June 2020 Note is either paid in full or matures on June 26, 2022. Upon mutual consent of the Company and its Agent, the outstanding principal amount of term loan advances may be converted into equity securities that are issued by SoundHound in an Initial Public Offering (“IPO”) or by a Special Purpose Acquisition Company (“SPAC”) during a private placement sale of SoundHound’s equity securities that closes substantially concurrently with the closing of a SPAC acquisition. If conversion occurs in connection with an IPO, the conversion of the principal amount shall be into the same class and series of equity securities for the initial price per security to the public sold in the IPO. If conversion occurs in connection with a SPAC, the conversion of principal amount shall be into the equity securities purchased by other investors in the SPAC at the same share price and upon the same terms.

As a result of the Business Combination, the SNAP June 2020 Note converted into the Company’s securities on the Closing Date. As the SNAP June 2020 Note was not paid in full and did not mature on June 26, 2022 due to its conversion, the maturity date of the SCI June 2021 Note is May 31, 2025. Accordingly, the Company has classified $9.5 million of the balance as long-term and $4.6 million of the balance as short-term as of September 30, 2022 compared to the entirety of the balance as short-term as of December 31, 2021. Additionally,

Annex A-113

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.      CONVERTIBLE NOTE AND NOTES PAYABLE (cont.)

as the Company and its Agent did not mutually consent to the equity conversion that could have been triggered by the Business Combination, the conversion feature no longer existed subsequent to the Closing Date. As of September 30, 2022, the SCI June 2021 Note was classified as a note payable.

The below tables summarize the Company’s debt balances as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022
	SVB March 2021 Note	SCI June 2021 Note	Total
Notes payable	$12,000	$4,593	$16,593
Notes payable, net of current portion	13,050	9,479	22,529
Unamortized loan discount	(81)	—	(81)
Total	$24,969	$14,072	$39,041
Unamortized debt issuance cost recorded as an asset	$—	$326	$326
December 31, 2021
SVB March 2021 Note
Note payable, current portion	$31,050
Unamortized loan discount	(1,086)
Carrying value	$29,964
	December 31, 2021
	SNAP June 2020 Note	SCI June 2021 Note	Total
Convertible notes, current portion	$15,000	$15,525	$30,525
Unamortized loan discount	(657)	—	(657)
Total	$14,343	$15,525	$29,868
Unamortized debt issuance cost recorded as an asset	$—	$1,132	$1,132

Additionally, interest expense on the condensed consolidated statements of operations and comprehensive loss is inclusive of stated interest incurred on the Company’s debt instruments during the relevant periods, as well as the amortization of debt discounts and issuance costs. The life of each instrument may be shortened if a lender demands payment if certain events occur that are outside the control of the Company.

10.    FAIR VALUE MEASUREMENTS

The following tables present the fair value of the Company’s financial instruments that are measured or disclosed at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of September 30, 2022
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$166	$—	$—
Total	$166	$—	$—

Annex A-114

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.    FAIR VALUE MEASUREMENTS (cont.)

	Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$4,863	$—	$—
Liabilities:
Derivative liability	—	—	(3,488)
Total	$4,863	$—	$(3,488)

The fair values of the derivative liabilities were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

Series C Warrants (April 2013 and November 2013)

The Company revalued the Series C warrants as of September 30, 2021, resulting in a change in fair value of $1.8 million and $2.7 million during the three and nine months ended September 30, 2021, respectively. This change in fair value was recorded as a component of other income (expense), net, in the accompanying condensed consolidated statements of operations and comprehensive loss.

The Company determined the fair value of the April 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes option-pricing model using the following assumptions:

September 30, 2021
Expected dividend rate	0%
Risk-free interest rate	0.26%
Expected volatility	44%
Expected term (in years)	1.89

Upon exercise in December 2021, the warrants were recorded as Series C Preferred Stock at their fair value of $5.8 million upon net share settlement.

Common Stock Warrants (SVB March 2021 Note and SCI June 2021 Note)

The Company issued common stock warrants in connection with the SVB March 2021 Note and SCI June 2021 Note (See Note 8 for additional information). The SVB March 2021 Note and SCI June 2021 Note warrants were recorded based on the allocation of its relative fair value of the debt proceeds of $2.3 million and $1.5 million, respectively. The warrants were classified as equity instruments at inception with a corresponding discount recorded at issuance against the outstanding notes in connection with the SVB March 2021 Note or as an asset in connection with the SCI June 2021 Note. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments as they are considered indexed to the Company’s stock. The SVB March 2021 Note warrants expire in March 2031 and the SCI June 2021 Note warrants expire in June 2031.

The Company determined the fair value of the SVB March 2021 Note and SCI June 2021 Note common stock warrants at issuance using the Black-Scholes option-pricing model using the following assumptions, respectively:

SVB March 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.74%
Expected volatility	47%
Expected term (in years)	10.00
Annex A-115

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.    FAIR VALUE MEASUREMENTS (cont.)

SCI June 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.51%
Expected volatility	47%
Expected term (in years)	10.00

Upon the Closing of the Business Combination, all outstanding warrants associated with the SVB March 2021 Note and SCI June 2021 Note were exercised, leading to a net issuance of 673,416 shares of Class A Common Stock.

Public and Private Common Stock Warrants

The Public Warrants and Private Warrants were issued prior to the Business Combination by ATSP. The Public Warrants and Private Warrants initially differed in classification, as the Public Warrants were considered equity instruments indexed to ATSP’s stock, while the Private Warrants were considered liability instruments. However, upon the Closing of the Business Combination, the Company modified its Private Warrants to be identical to its Public Warrants. At the time of conversion from a liability instrument to an equity instrument, the fair value of the Private Warrants was $0.1 million.

Following the Business Combination and as of September 30, 2022, both warrants are classified as equity instruments, as they are indexed to the Company’s stock. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments. Refer to Note 3 and Note 8 for further information on the Public Warrants and Private Warrants. The fair value of the Public Warrants and Private Warrants are measured using quoted market prices.

Derivative Liability (SNAP June 2020 Note)

To determine the fair value of the embedded derivative associated with the SNAP June 2020 Note, the Company utilized the income approach model using the With and Without method. Using the With and Without method, the Company modeled expected cash flows to the noteholder under Next Equity Financing, Change in Control, SPAC/Private Investment in Public Equity, and IPO scenarios. The value of the embedded derivative was determined as the differential value from the perspective of the With and Without Method. The Company utilized the following assumptions at the valuation date:

December 31, 2021
Probability of Next Equity Financing	3%
Probability of SPAC/PIPE	95%
Probability of IPO	2%
100%
Weighted average term (years)	0.27
Weighted average discount rate	25.00%

The significant unobservable inputs used in the fair value measurement of the derivative liability are the remaining expected term, the discount rate, and the probability of financing for each scenario. Significant increases (decreases) in the term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the discount rate would result in significantly lower (higher) fair value measurements.

On April 26, 2022, the Closing of the Business Combination, the embedded derivative was valued at fair value which was equivalent to its intrinsic value. The embedded derivative had a fair value of $4.1 million. As the Closing of the Business Combination triggered the Conversion Feature contained within the SNAP June 2020 Note, therefore converting the note’s principal to equity, the embedded derivative associated with the note was

Annex A-116

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.    FAIR VALUE MEASUREMENTS (cont.)

extinguished. The Company recorded the remeasurement of derivative liabilities in other income (expense), net on the condensed consolidated statements of operations and comprehensive loss. The fair value of the embedded derivative was recorded as additional paid-in capital upon extinguishment on the condensed consolidated balance sheet.

The following table summarizes the fair value remeasurement of the embedded derivative for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Remeasurement of conversion feature – loss	$—	$(640)	$(606)	$(1,090)

The following tables set forth a summary of changes in fair value of the Company’s derivative liability and warrant liability for which fair value was determined by Level 3 inputs (in thousands):

	Derivative Liability	Warrant Liability
Balance as of December 31, 2020	$2,380	$2,004
Change in fair value	1,090	2,701
Balance as of September 30, 2021	$3,470	$4,705
	Derivative Liability	Warrant Liability
Balance as of December 31, 2021	$3,488	$—
Change in fair value	606	—
Extinguishment of embedded derivative upon conversion of convertible note	(4,094)	—
Balance as of September 30, 2022	$—	$—

There were no transfers of financial instruments between the three levels of the fair value hierarchy during the nine months ended September 30, 2022. The Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

11.    PREFERRED STOCK

A summary of the Legacy SoundHound Preferred Stock authorized, issued and outstanding as of the date of the Business Combination is as follows:

	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	19,106,048	19,106,048	$28,239	$4,967
Series B	33,702,134	33,702,134	66,360	11,038
Series C	5,687,525	5,687,525	38,163	11,837
Series C-1	4,436,090	4,436,090	89,298	16,061
Series D	20,258,299	20,258,299	527,992	85,648
Series D-1	8,418,535	8,418,535	277,812	49,957
Series D-2	8,418,530	8,418,530	277,811	49,949
Series D-3	6,922,165	6,922,165	276,887	50,046
Series D-3A	20,835,869	—	—	—
	127,785,195	106,949,326	$1,582,562	$279,503

Annex A-117

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.    PREFERRED STOCK (cont.)

Upon the closing of the Business Combination, the outstanding shares of Series A, B, C, C-1, D, D-1, D-2, and D-3 preferred stock were converted into 106,949,326 shares of SoundHound AI Class A Common Stock at the exchange ratio of 5.5562. Shares Authorized and Shares Issued above have been retroactively adjusted to reflect the exchange. As a result of the conversion of the Legacy SoundHound redeemable convertible preferred stock, the Company reclassified the amount of redeemable convertible preferred stock to additional paid in capital.

Upon the consummation of the Business Combination, the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The number of authorized shares of preferred stock may also be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of preferred stock. Any new series of preferred stock may be designated, fixed and determined as provided by the Board without approval of the holders of common stock or preferred stock. The preferred stock holders have the rights to elect one or more directors as per the Company’s restated certificate of incorporation. The Company has no preferred stock outstanding as of September 30, 2022.

12.    COMMON STOCK

The Company had 250,030,433 shares of Legacy SoundHound common stock authorized for issuance prior to the closing of the Business Combination.

On April 26, 2022, the Company consummated a Business Combination which was accounted for as a reverse recapitalization (refer to Note 3 for additional information). Pursuant to the Company’s restated certificate of incorporation, the Company is authorized to issue 500,000,000 shares of capital stock, consisting of (a) 455,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, (b) 44,000,000 shares of Class B Common Stock with a par value of $0.0001 per share, and (c) 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The outstanding shares of the Company’s common stock are fully paid and non-assessable.

As a result of the Business Combination, 73,561,334 shares of Legacy SoundHound common stock, along with 106,949,326 shares of Legacy SoundHound preferred stock, were converted into 180,510,660 shares of the Company’s common stock, consisting of 140,114,060 shares of Class A Common Stock and 40,396,600 shares of the Company’s Class B Common Stock. On all matters to be voted upon, subject to the rights of any holders of any series of preferred stock, holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval.

Each share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock. Shares of Class B Common Stock will be convertible into shares of Class A Common Stock and will be automatically convert into shares of Class A Common Stock upon the occurrence of certain future events, generally including transfers, subject to limited excepts set forth in the amended charter. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

Annex A-118

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.    STOCK INCENTIVE PLANS

In April 2016, we adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan. Under the 2016 Plan, the Company was permitted to grant awards of stock options and RSUs, as well as stock appreciation rights and other stock awards. During the year ended December 31, 2021, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance by 6,667,478 to an aggregate of 48,347,329. As of the Closing Date of the Business Combination, the Company no longer has shares available for issuance under the 2016 Plan.

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years. RSUs granted generally vest over a four-year period, with 25% cliff vesting after one year and then ratably on a quarterly basis for the remaining three years.

On April 26, 2022, the stockholders of the Company approved the SoundHound AI, Inc. 2022 Incentive Award Plan (the “2022 Incentive Plan”)(collectively, with the 2006 Plan and the 2016 Plan, the “Plans”), which became effective upon the Closing. The Company initially reserved 19,650,371 shares of Class A Common Stock for the issuance of awards under the 2022 Incentive Plan (“Initial Limit”). The Initial Limit represents 10% of the aggregate number of shares of the Company’s common stock outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The Incentive Award Plan provides for the grant of stock options, which may be ISOs or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units and other stock or cash-based awards that the Incentive Award Plan Administrator determines are consistent with the purpose of the Incentive Award Plan and the interests of the Combined Company, or collectively, awards. As of September 30, 2022, the Company has 5,601,945 awards remaining for issuance.

On April 26, 2022, the stockholders of the Company approved the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective upon the Closing. An aggregate of 3,930,074 shares of the Company’s Class A Common Stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represents 2% of the aggregate number of shares of the Company’s common stock outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The ESPP provides eligible employees with an opportunity to purchase common stock from the Company at a discount through accumulated payroll deductions. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Company’s Board of Directors may specify offerings but generally provides for a duration of 27 months. The first purchase period had not begun as of September 30, 2022. The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the lower of the fair market value per share of the Company’s common stock on either the offering date or on the purchase date. The ESPP also includes a six-month look-back provision for the purchase price if the stock price on the purchase date is less than the stock price on the offering date.

Annex A-119

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.    STOCK INCENTIVE PLANS (cont.)

Option Activity

Stock option activity under the Plans was as follows for the nine months ended September 30, 2022:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value (in Thousands)
Outstanding, December 31, 2021	30,361,405	$3.45	6.78	$168,923
Granted	391,619	6.17
Exercised	(3,139,565)	1.16		21,751
Forfeited or cancelled	(663,656)	4.51
Outstanding, September 30, 2022	26,949,803	$3.73	6.53	14,790
Exercisable, September 30, 2022	18,698,462	$2.83	5.66	14,511

Stock option activity under the Plans was as follows for the nine months ended September 30, 2021:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value (in Thousands)
Outstanding, December 31, 2020	28,772,180	$2.38	6.75	$36,987
Granted	5,203,804	6.84
Exercised	(2,178,412)	0.87		5,947
Forfeited or cancelled	(1,801,023)	3.11
Outstanding, September 30, 2021	29,996,549	$3.22	6.85	172,816
Exercisable, September 30, 2021	17,350,839	$2.06	5.22	119,390

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the nine months ended September 30, 2022 or year ended December 31, 2021 that were subject to repurchase.

The total fair value of options vested was approximately $3.8 million and $7.2 million during the three and nine months ended September 30, 2022, respectively, as compared to $0.9 million and $2.9 million for the three and nine months ended September 30, 2021, respectively.

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes option-pricing model as permitted under the provisions for share-based payment awards.

Annex A-120

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.    STOCK INCENTIVE PLANS (cont.)

The assumptions under the Black-Scholes option-pricing model and the weighted average calculated fair value of the options granted to employees during the nine-month periods ended September 30, 2022 and September 30, 2021 are as follows:

	September 30, 2022	September 30, 2021
Expected dividend yield	0%	0%
Expected volatility	51%	42%
Expected term (years)	5.88	6.01
Risk free interest rate	2.58%	1.11%

As of September 30, 2022, the unamortized expense related to outstanding options was $18.8 million. The weighted average remaining amortization period over which the balance as of September 30, 2022 is to be amortized is 2.54 years. No income tax benefit was recognized for this compensation expense in the condensed consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

Restricted Stock Unit Activity

Restricted stock unit activity under the Plans was as follows for the nine months ended September 30, 2022:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2021	—	$—
Granted	15,802,990	5.02
Vested	(631,925)	3.79
Forfeited	(68,772)	9.77
Outstanding, September 30, 2022	15,102,293	$5.02

The Company assessed an accounting grant date on June 2, 2022 for the issuance of 2,310,000 RSUs, 870,000 Performance-Based RSUs and 770,000 Market-Based RSUs to certain named executives and other executive offers based on the approval of employment agreements by the Board of Directors or Compensation Committee as respectively authorized which contained the key terms of the equity award agreements.

The Company recorded stock-based compensation expense of $0.2 million related to Performance-Based RSUs during the three and nine months ended September 30, 2022. Unamortized expense related to Performance-Based RSUs was $7.3 million as of September 30, 2022.

To derive the fair value of Market-Based RSUs, the Company applies a Monte Carlo simulation to determine the grant date fair value. Stock-based compensation related to Market RSUs is recognized over the derived service period.

The assumptions under the Monte Carlo simulation model and the calculated fair value of the Market-Based RSUs granted to employees during the nine months ended September 30, 2022 were as follows:

September 30, 2022
Expected volatility	52%
Expected term (years)	4
Drift rate	2.9%

Annex A-121

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.    STOCK INCENTIVE PLANS (cont.)

The weighted average grant date fair value of the Market-Based RSUs was $3.91. The Company recorded $0.6 million in stock-based compensation expense related to Market-Based RSUs during the three and nine months ended September 30, 2022. Unamortized expense related to Market-Based RSUs was $3.0 million as of September 30, 2022.

During the three and nine months ended September 30, 2022, the fair value of RSUs that vested was $2.7 million and $3.6 million, respectively. During the three and nine months ended September 30, 2022 the Company recorded $7.1 million and $11.6 million, respectively, of stock-based compensation related to RSUs. As of September 30, 2022, the unamortized expense related to RSUs was $56.8 million. The weighted average remaining amortization period over which the balance as of September 30, 2022 is to be amortized is 3.07 years. No income tax benefit was recognized for this compensation expense in the condensed consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

Employee Stock-Based Compensation

The Company’s founders held 7,270,503 of Legacy SoundHound common stock pre-conversion prior to the Business Combination. The founders exchanged their shares for Legacy SoundHound Class B common stock immediately prior to the closing of the business combination. Upon the Business Combination, the founders exchanged their Legacy SoundHound Class B shares in exchange for 40,396,600 shares of Class B Common Stock according to the Conversion Ratio. As the Class B Common Stock shares have ten votes per share, the exchange resulted in incremental stock-based compensation expense of $1.0 million which is included in general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss for the nine month period ended September 30, 2022.

During the three and nine months ended September 30, 2022, the Company’s stock compensation expense was $9.2 million and $19.5 million, respectively, as compared to $1.3 million and $4.0 million for the three and nine months ended September 30, 2021, respectively. Stock-based compensation is classified in the following operating expense accounts on the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenues	$57	$—	$68	$—
Sales and marketing	1,077	92	1,873	294
Research and development	4,668	943	9,011	2,939
General and administrative	3,371	280	8,548	816
Total	$9,173	$1,315	$19,500	$4,049

14.    LEASES

The Company leases certain facilities under non-cancelable operating leases that expire at various dates through 2026. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into certain finance leases for computer equipment. The finance leases are collateralized by the financed assets.

Annex A-122

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

14.    LEASES (cont.)

Aggregate non-cancelable future minimum lease payments under operating and finance leases were as follows as of September 30, 2022:

	Operating Lease	Financing Lease
Remainder of 2022	$939	$63
2023	3,688	189
2024	3,194	122
2025	875	12
2026	418	—
Thereafter	1,533	—
Total	10,647	386
Less: imputed interest	(1,130)	(39)
Present value of lease liabilities	9,517	347
Less: current portion	(3,281)	(179)
Lease liabilities, net of current portion	$6,236	$168

The components of lease cost were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating lease cost	$851	$790	$2,570	$2,466
Short-term lease cost	184	151	321	434
Financing lease cost:
Amortization of finance leased assets	170	623	946	1,912
Interest of lease liabilities	12	209	71	676

The table below presents additional information related to our leases as of September 30, 2022:

	Operating Lease	Financing Lease
Weighted average remaining lease term (years)	3.68	1.96
Weighted average discount rate	5.92%	10.61%

The Company’s total rent expense for the three and nine months ended September 30, 2022 was $1.0 million and $2.9 million, respectively. The Company’s total rent expense for the three and nine months ended September 30, 2021 was $0.9 million and $2.9 million, respectively.

15.    OTHER INCOME (EXPENSE), NET

Other income (expense), net on the condensed consolidated statements of operations and comprehensive loss is comprised of the following for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Other income (expense), net
Interest income	$186	$—	$225	$6
Change in fair value of derivative and warrant liability	—	(2,478)	(606)	(3,792)
Other expense, net	(70)	(260)	(337)	(494)
Total other income (expense), net	$116	$(2,738)	$(718)	$(4,280)

Annex A-123

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16.    NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net loss (in thousands)	$(28,922)	$(23,781)	$(84,693)	$(57,693)
Denominator:
Weighted average shares outstanding – basic and dilutive	197,006,980	67,718,940	143,338,517	67,021,176
Basic and diluted net loss per share	$(0.15)	$(0.35)	$(0.59)	$(0.86)

For the three and nine months ended September 30, 2022 and 2021, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the three and nine months ended September 30, 2022 and 2021:

	As of September 30,
	2022	2021
Stock options	26,949,803	29,996,549
Restricted stock units (RSUs)	15,102,293	—
Series C warrants	—	745,235
Common stock warrants	3,665,996	1,063,214
Redeemable convertible preferred stock	—	106,303,970
Total	45,718,092	138,108,968

17.    INCOME TAXES

The tax expense and the effective tax rate were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Loss before income taxes	$(28,058)	$(22,591)	$(83,088)	$(56,293)
Income tax expense	864	1,190	1,605	1,400
Effective tax rate	(3.08)%	(5.27)%	(1.93)%	(2.49)%

The Company’s recorded effective tax rate differs from the U.S. statutory rate primarily due to an increase in the domestic valuation allowance caused by tax losses, foreign withholding taxes and foreign tax rate differentials from the U.S. domestic statutory tax rate.

18.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of the Company’s Class A Common Stock. As a result of the Business Combination during the second quarter of 2022, each company’s ownership interest in us was reduced to less than 5%. Consequently, considering all aspects of our relationships with the companies, as of June 30, 2022, we no longer consider the companies related parties. Below we provide our disclosures for transactions with the companies through June 30, 2022.

Annex A-124

SOUNDHOUND AI, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18.    RELATED PARTY TRANSACTIONS (cont.)

During the six months ended June 30, 2022, we recognized revenue from the companies of $5.2 million. During the three and nine months ended September 30, 2021, we recognized revenue from the companies of $1.6 million and $5.2 million, respectively. As of December 31, 2021, we had accounts receivable and deferred revenue balances related to the companies of $0.6 million and $15.2 million, respectively.

19.    SUBSEQUENT EVENT

Equity Line of Credit

On August 16, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and related registration rights agreement (the “CFPI Registration Rights Agreement”) with CF Principal Investments LLC (“CFPI”). Pursuant to the Common Stock Purchase Agreement, the Company, has the right to sell to CFPI up to the lesser of (i) 25,000,000 shares of Class A common stock and (ii) the Exchange Cap (as defined in the Common Stock Purchase Agreement), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. As of November 14, 2022, the Company’s Registration Statement on Form S-1 registering the resale of the ELOC Shares had not yet been declared effective. If declared effective and certain other conditions are met permitting the Commencement (as defined in the Common Stock Purchase Agreement) of the offering, the Company expects to utilize proceeds from the ELOC for working capital and other general corporate purposes.

After the Commencement, the Company will have the right from time to time at its sole discretion until the first day of the month next following the 36-month period from and after the Commencement, to direct CFPI to purchase up to a specified maximum amount of shares of Class A common stock as set forth in the Common Stock Purchase Agreement by delivering written notice to CFPI prior to the commencement of trading on any trading day. The Company will control the timing and amount of any sales of the Class A common stock to CFPI. Actual sales of shares to CFPI under the Common Stock Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, and the trading price of the Common Stock.

The purchase price of the shares that the Company elects to sell to CFPI pursuant to the Common Stock Purchase Agreement will be the volume weighted average price of the Common Stock during the applicable purchase date on which the Company has timely delivered written notice to CFPI directing it to purchase the shares under the Common Stock Purchase Agreement. The Company will receive 97% of the volume weighted average price of the Common Stock so sold.

In connection with the execution of the Common Stock Purchase Agreement, the Company issued CFPI 250,000 shares (the “Commitment Shares”) as consideration for its irrevocable commitment to purchase the shares upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. Pursuant to a separate side letter agreement between the Company and CFPI, the Company and CFPI have agreed that if the net proceeds with respect to Commitment Shares either sold by CFPI by the 121st day after Commencement, subject to an extension under certain circumstances (the “True-Up Date”), or held by CFPI on the True-Up Date (based on the closing price of the Class A common stock on the Nasdaq Global Market on the trading day immediately prior to the True-Up Date), in the aggregate, are less than $1.0 million, the Company will pay to CFPI the difference between $1.0 million and the applicable net proceeds. Alternatively, in the event that such net proceeds exceed $1.0 million, CFPI will pay to the Company the difference between the applicable net proceeds and $1.0 million.

Annex A-125

ANNEX B

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Form 8-K and, if not defined in the Form 8-K, the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information:

•        The reverse recapitalization of SoundHound, Inc. (“SoundHound”), referred to herein as the “Business Combination,” and the issuance of Archimedes Tech SPAC Partners Co. (“ATSP”) common stock in the PIPE Investment.

As contemplated by the Merger Agreement, dated as of November 15, 2021 (the “Merger Agreement”), by and among ATSP, ATSPC Merger Sub, Inc. (“Merger Sub”), and SoundHound, upon the closing (the “Closing”) of the transactions, Merger Sub would merge with and into SoundHound, with SoundHound surviving the merger as a wholly owned subsidiary of ATSP. In addition, in connection with the consummation of the Business Combination, ATSP will be renamed “SoundHound AI, Inc” (“SoundHound AI”).

The unaudited pro forma condensed combined balance sheet of SoundHound AI as of December 31, 2021 combines the historical audited balance sheet of SoundHound as of December 31, 2021 and the historical audited balance sheet of ATSP as of December 31, 2021, adjusted to give pro forma effect to the Business Combination, the PIPE Investment, and certain other related events related to the Business Combination between SoundHound and ATSP, in each case, as if the Business Combination, the PIPE Investment, and certain other related events had been consummated on December 31, 2021.

The unaudited pro forma condensed combined statement of operations of SoundHound AI for the year ended December 31, 2021 combines the historical audited statement of operations of SoundHound for the year ended December 31, 2021, and the historical audited statement of operations of ATSP for the year ended December 31, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment, and certain other related events, as discussed below, related to the Business Combination between SoundHound and ATSP, in each case, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following, which are included elsewhere in this Report:

•        the accompanying Notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of ATSP as of and for the year ended December 31, 2021 included in ATSP’s Annual Report on Form 10-K filed with the SEC on March 9, 2022 incorporated herein by reference;

•        the historical audited financial statements of SoundHound as of and for the year ended December 31, 2021, which are included as exhibits to this Report; and

•        other information related to ATSP and SoundHound included in this Report or incorporated herein by reference, including the Merger Agreement and the description of certain terms thereof set forth under “Proposal No. 1 — The Business Combination Proposal”.

The unaudited pro forma combined financial information should also be read together with “ATSP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “SoundHound’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this Report.

Annex B-1

Business Combination

On November 15, 2021, ATSP, SoundHound and Merger Sub, entered into the Merger Agreement. The Business Combination was completed on April 26, 2022.

Concurrently with the execution of the Merger Agreement, ATSP entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ATSP agreed to issue and sell to the PIPE Investors, an aggregate of 11,100,000 shares of SoundHound AI common stock at a price of $10.00 per share, for aggregate gross proceeds of $111,000,000 (the “PIPE Investment”).

On April 9, 2022, ATSP entered into a subscription agreement (the “New Subscription Agreement”) with an accredited investor (the “New Subscriber”) pursuant to which the New Subscriber agreed to purchase, and ATSP has agreed to sell, 200,000 shares of SoundHound AI Class A common stock, par value $0.0001 per share, at a purchase price of $10.00 per share for gross proceeds of $2,000,000. With the New Subscription Agreement, the PIPE Investment increased to an aggregate of 11,300,000 shares of Class A common stock and aggregate gross proceeds of $113,000,000.

In connection with the Business Combination, (i) each share of SoundHound capital stock that is owned by ATSP, Merger Sub, or SoundHound immediately prior to the Effective Time will automatically be cancelled and retired without any conversion or consideration, (ii) each issued and outstanding share of SoundHound’s preferred stock will be converted into shares of SoundHound AI common stock, (iii) each share of SoundHound common stock issued and outstanding immediately prior to the Effective Time (other than any such shares of SoundHound capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of SoundHound AI Class A common stock, (iv) if any shares of SoundHound Class B common stock are issued and outstanding, each such share of SoundHound Class B common stock issued and outstanding immediately prior to the Effective Time (other than any such shares of SoundHound common stock cancelled pursuant to above and any dissenting shares) will be converted into the right to receive a number of shares of SoundHound AI Class A common stock, (v) each outstanding option to purchase shares of SoundHound common stock will be converted into an option to purchase shares of SoundHound AI Class A common stock, (vi) each outstanding warrant to purchase shares of SoundHound common stock immediately prior to the Effective Time shall be automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such warrants prior to the Effective Time, shares of SoundHound AI Class A common stock, (vii) any outstanding restricted shares of SoundHound common stock that have not vested as of the Business Combination will have the same continuing vesting periods apply to the Merger Consideration Shares (as defined in the Merger Agreement) issued in exchange for such restricted shares and (viii) each outstanding SoundHound RSU shall be converted into an SoundHound AI RSU, subject to substantially the same terms and conditions as the original SoundHound RSU. Additionally, at the Closing, the SNAP June 2020 Note will convert, in accordance with its terms, into shares of SoundHound Class A common stock.

Annex B-2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)

	SoundHound (Historical)	ATSP (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Cash	$21,626	$235	$113,000	(A)	$116,532
			133,011	(B)
			(250)	(C)
			(24,376)	(D)
			(127,680)	(G)
			966	(J)
Restricted cash	460	—	(460)	(J)	—
Accounts receivable, net of allowance of $109	2,060	—	—		2,060
Prepaid expenses and other current assets	2,193	98	—		2,291
Debt issuance cost	1,132	—	—		1,132
Total current assets	27,471	333	94,211		122,015
Restricted cash, non current	736	—	(506)	(J)	230
Right-of-use-assets	10,291	—	—		10,291
Marketable securities held in Trust Account	—	133,011	(133,011)	(B)	—
Property and equipment, net	6,155	—	—		6,155
Deferred tax asset	2,169	—	—		2,169
Other assets	2,381	—	(1,264)	(D)	1,117
TOTAL ASSETS	$49,203	$133,344	$(40,570)		$141,977

Annex B-3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)

	SoundHound (Historical)	ATSP (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,760	$248	$(248)	(C)	$3,760
Accrued liabilities	7,298	—	(1,136)	(K)	6,162
Due to related party	—	2	(2)	(C)	—
Operating lease liabilities, current portion	3,281	—	—		3,281
Financing lease liabilities, current portion	1,301	—	—		1,301
Income tax liability	2,737	—	—		2,737
Deferred revenue, current portion	6,042	—	—		6,042
Convertible notes, current portion	29,868	—	(15,000)	(E)	525
			(14,343)	(K)
Derivative liability	3,488	—	(3,488)	(K)	—
Note payable, current portion	29,964	—	(29,964)	(E)	—
Total current liabilities	87,739	250	(64,181)		23,808
Operating lease liabilities, net of current portion	8,611	—	—		8,611
Financing lease liabilities, net of current portion	292	—	—		292
Deferred revenue, net of current portion	14,959	—	—		14,959
Derivative and warrant liability	—	248	(248)	(I)	—
Note payable, net of current portion	—	—	29,964	(E)	29,964
Convertible notes, net of current portion	—	—	15,000	(E)	15,000
Other liabilities	1,336	—	—		1,336
Total liabilities	112,937	498	(19,465)		93,970

Annex B-4

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)

	SoundHound (Historical)	ATSP (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Common stock subject to possible redemption, 13,300,000 shares at redemption value	—	133,011	(127,680)	(G)	—
			(5,331)	(H)

Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,248,537 shares issued and outstanding, liquidation preference of $284,826	279,503	—	(279,503)	(K)	—

Stockholders’ equity
ATSP preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
ATSP common stock, $0.0001 par value; 100,000,000 shares authorized; 4,161,000 shares issued and outstanding (excluding 13,300,000 shares subject to possible redemption)	—	—	—	(K)	—
SoundHound AI Class A common stock, $0.0001 par value; 455,000,000 shares authorized; 156,107,110 shares were issued and outstanding upon the Closing.	—	—	1	(A)	15
			—	(H)
			14	(K)
SoundHound AI Class B common stock, $0.0001 par value; 44,000,000 shares authorized; 40,396,600 shares were issued and outstanding upon the Closing.	—	—	4	(K)	4
SoundHound common stock, $0.0001 par value; 37,729,497 shares authorized; 12,280,051 shares issued and outstanding	1	—	(1)	(K)	—
SoundHound Class B common stock, $0.0001 par value; 7,270,503 shares authorized; 7,270,503 shares issued and outstanding	—	—	1	(F)	—
			(1)	(K)
Additional paid-in capital	43,491	818	112,999	(A)	435,681
			(25,640)	(D)
			963	(F)
			5,331	(H)
			248	(I)
			297,471	(K)

Accumulated deficit	(386,729)	(983)	(964)	(F)	(387,693)
			983	(K)
Total stockholders’ equity	(343,237)	(165)	391,409		48,007
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,203	$133,344	$(40,570)		$141,977
Annex B-5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	SoundHound (Historical)	ATSP (Historical)	Pro Forma Transaction Accounting Adjustments			Pro Forma Combined
Revenues	$21,197	$—	$			$21,197

Operating expenses
Cost of revenues	6,585	—				6,585
Sales and marketing	4,240	—				4,240
Research and development	59,178	—		560	(CC)	59,738
General and administrative	16,521	1,015		404	(CC)	17,940
Total operating expenses	86,524	1,015		964		88,503

Loss from operations	(65,327)	(1,015)		(964)		(67,306)

Other income (expense), net
Trust interest income	—	11		(11)	(BB)	—
Interest expense	(8,342)	—		2,028	(AA)	(6,314)
Other income (expense), net	(5,415)	23		1,108	(AA)	(4,284)
Total other income (expense), net	(13,757)	34		3,125		(10,598)

Loss before provision for income tax	(79,084)	(981)		2,161		(77,904)

Provision for income tax	456	—				456
Net loss	$(79,540)	$(981)		$2,161		$(78,360)

Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	—	—				—
Net loss attributable to common stockholders	$(79,540)	$(981)		$2,161		$(78,360)

Net loss per common share, basic and diluted	$(6.57)

Basic and diluted net income per share attributable to common stock subject to redemption		$0.28

Basic and diluted net loss per share attributable to common stock		$(0.99)

Weighted average number of common shares outstanding, basic and diluted						196,503,710

Net loss per common share, basic and diluted						$(0.40)

Annex B-6

Note 1 — Description of the Merger

Merger between ATSP and SoundHound — Business Combination

Pursuant to the Merger Agreement, Merger Sub merged with and into SoundHound, and SoundHound was the surviving corporation and a wholly owned subsidiary of SoundHound AI.

The aggregate consideration for the Business Combination paid to holders of SoundHound capital stock includes Merger Consideration Shares is as follows:

in thousands (except share and per share data)
Shares transferred at Closing(1)	196,503,710
Value per Share(2)	$10
Share consideration	$1,965,037

____________

(1)      The number of shares transferred to holders of SoundHound capital stock upon consummation of the Business Combination include (i) 140.1 million SoundHound AI Class A common stock, (ii) 40.4 million SoundHound AI Class B common stock, and (iii) 30.7 million assumed options and RSUs.

(2)      Share consideration is calculated using a $10 reference price. The actual total value of share consideration will be dependent on the value of the common stock at the Closing; however, there is no expected change from any change in the SoundHound AI common stock’s trading price on the pro-forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

The unaudited pro forma combined information contained herein reflects ATSP’s stockholders approval of the Business Combination on April 26, 2022, and that ATSP’s public stockholders holding 12,767,950 ATSP redeemable common stock elected to redeem their shares prior to the Closing. The following summarizes the pro forma SoundHound AI issued and outstanding immediately after the Business Combination:

Equity Capitalization Summary	Shares	%
SoundHound Stockholders – Class A	140,114,060	71.3%
SoundHound Stockholders – Class B	40,396,600	20.6%
ATSP Public Stockholders – Class A	532,050	0.2%
Initial Stockholders – Class A	3,674,500	1.9%
Representative – Class A	486,500	0.2%
PIPE Investors – Class A	11,300,000	5.8%
Total SoundHound AI Pro Forma Common Stock at the Closing	196,503,710	100.0%

Note 2 — Basis of the Pro Forma Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles, with no goodwill or other intangible assets recorded in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). ATSP will be treated as the “acquired” company for financial reporting purposes and SoundHound has been determined to be the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of SoundHound issuing stock for the net assets of ATSP, accompanied by a recapitalization. The net assets of SoundHound AI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SoundHound.

SoundHound has been determined to be the accounting acquirer based on a number of considerations, including but not limited to:

i)       SoundHound’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of SoundHound AI;

ii)      SoundHound will comprise the ongoing operations of SoundHound AI;

iii)    SoundHound’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than ATSP’s; and

iv)     SoundHound’s existing senior management will be the senior management of SoundHound AI.

Annex B-7

Management has also determined SoundHound to be the predecessor entity to the Merger Agreement based on the same considerations listed above.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ATSP has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this Report and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. SoundHound has not had any historical relationship with neither ATSP prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on December 31, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Investment, and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

Total one-time direct and incremental transaction costs (i.e. “Transaction costs”) incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed balance sheet as a direct reduction to SoundHound AI additional paid-in capital and are assumed to be cash settled.

Note 3 — Accounting Policies

Based on its analysis of SoundHound and ATSP’s policies, SoundHound and ATSP did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4 — Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 includes Transaction Accounting Adjustments that are directly attributable to the Business Combination, the PIPE Investment, and certain other related events.

ATSP and SoundHound have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Annex B-8

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2021 are as follows:

(A)    To record proceeds received from the PIPE Investment with the corresponding 11,300,000 shares of SoundHound AI Class A common stock with a par value of $0.0001 per share at a price of $10.00 per share.

(B)    Represents the transfer of marketable securities held in the ATSP trust account to cash.

(C)    Reflects payments of ATSP historical payables at Closing.

(D)    Reflects the settlement of approximately $24.4 million of Business Combination-related transaction costs incurred in connection with the Business Combination. These Business Combination-related transaction costs are in connection with the Closing and related transactions and are deemed to be direct and incremental costs of the Business Combination. The Business Combination-related transactions costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital, offset by a decrease of $1.3 million in other assets.

(E)    Reflects:

(a)     The reclassification of the SVB March 2021 Note from short-term to long-term, due to the note’s maturity date being extended from April 26, 2022 to March 31, 2025 as a result of the Business Combination.

(b)    The reclassification of the SCI June 2021 Note from short-term to long-term, as the note’s maturity date is being extended from June 26, 2022 to May 31, 2025. Additionally, the SCI June 2021 Note is assumed not to convert upon the Business Combination, as mutual consent between SoundHound and the Note’s agent is required for a conversion.

(F)    Reflects the issuance of 7,270,503 shares of SoundHound Class B Common Stock immediately preceding the Merger and a resulting incremental stock-based compensation charge of $1.0 million.

(G)    Reflects the redemption of 12,767,950 shares of ATSP common stock redeemed for $127.7 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share.

(H)    Reflects the reclassification of 532,050 shares of ATSP common stock subject to possible redemption that were not redeemed by holders to permanent equity.

(I)     Reflects the reclassification of ATSP Private Warrants from liability classification to equity classification, giving effect to the amendment to the existing terms of the ATSP Private Warrants to meet equity classification, which is a condition to the Closing, waivable by SoundHound, under the terms of the Merger Agreement.

(J)     Reflects the release of restricted cash due to clause that the restricted amount will be reduced to $0.2 million at Closing.

(K)    Reflects recapitalization of SoundHound through the contribution of the share capital in SoundHound to ATSP, and the issuance of 140,114,060 shares of SoundHound AI Class A common stock and 40,396,600 shares of SoundHound AI Class B common stock, the elimination of the historical accumulated deficit of ATSPs, the accounting acquiree, and the June 2020 Note to shares of SoundHound AI Class A common stock at Closing at price of $8.00 per share.

Annex B-9

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(AA) Represents an adjustment to reduce interest expense by $2.0 million for debt conversion after giving effect to the Merger as if it had occurred on January 1, 2021.

(BB) Represents an adjustment to eliminate interest income held in the trust account as of the beginning of the year.

(CC) Represents the non-recurring incremental stock-based compensation recorded due to the issuance of SoundHound Class B common stock to the SoundHound founders in exchange for SoundHound common stock.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the PIPE Investment, and certain other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination, the PIPE Investment, and certain other related events are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, the PIPE Investment, and certain other related events have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information for the year ended December 31, 2021 has been prepared based on the following information:

For the year ended December 31, 2021
(in thousands, except share and per share data)	Pro Forma Combined
Numerator:
Pro forma net loss	$(78,360)

Denominator:
Weighted average shares of SoundHound AI common stock outstanding – basic and diluted	196,503,710
Net loss per share – basic and diluted	$(0.40)

Weighted average shares of SoundHound AI common stock outstanding – basic and diluted
SoundHound Stockholders – Class A	140,114,060
SoundHound Stockholders – Class B	40,396,600
ATSP Public Stockholders – Class A	532,050
Initial Stockholders – Class A	3,674,500
Representative – Class A	486,500
PIPE Investors – Class A	11,300,000
Weighted average shares of SoundHound AI common stock outstanding – basic and diluted	196,503,710

____________

(1)      For the purposes of calculating diluted earnings per share, all outstanding SoundHound Warrants, SoundHound Options, and ATSP Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

Annex B-10

ANNEX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ATSP

The following discussion and analysis of ATSP’s financial condition and results of operations should be read in conjunction with the audited financial statements of ATSP and the notes related thereto which are included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to SoundHound AI’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. SoundHound AI has not included the financial statements of ATSP for the three and nine months ended September 30, 2022 since the Business Combination was accounted for as the acquisition of ATSP by SoundHound AI (a reverse recapitalization of SoundHound AI) and therefore S-X 3-05 and S-X 8-04 do not apply. Accordingly, the discussion and analysis of the financial condition and results of operations of ATSP is limited to the three months ended March 31, 2022 and 2021 and the year ended December 31, 2021 and 2020.

References in this section to “ATSP,” the “Company,” “Archimedes Tech SPAC Partners Co.” “our,” “us” or “we” refer to Archimedes Tech SPAC Partners Co. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We were formed on September 15, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses (the “Business Combination”).

All activity from the consummation of our IPO on March 15, 2021 through April 26, 2022, the date of the consummation of the Business Combination, related to our formation, the search for a prospective initial Business Combination target, and efforts toward consummating the initial Business Combination.

On November 15, 2021, we entered into a definitive merger agreement with SoundHound Inc., a voice artificial intelligence company, pursuant to which the two companies agreed to consummate a Business Combination (the “Merger Agreement”). The total consideration to be paid to SoundHound Inc. is $2 billion in equity of the Company, with outstanding SoundHound Inc. stock options and warrants included on a net exercise basis.

On April 26, 2022, we consummated our Business Combination with SoundHound, Inc. pursuant to the Merger Agreement. The aggregate merger consideration we paid to Legacy SoundHound security holders in connection with the Business Combination was an amount equal to $2,000,000,000, with outstanding Legacy SoundHound stock options and warrants assumed by us included on a net exercise basis. As a result of the Business Combination, we own 100% of the outstanding common stock of SoundHound, Inc. and we changed our name from “Archimedes Tech SPAC Partners Co.” to “SoundHound AI, Inc”

Additional information about the Merger Agreement and related transactions can be found in the Current Report on Form 8-K filed on November 16, 2021, the Amendment No. 1 to the Registration Statement on Form S-4 filed on February 14, 2022, the Current Report on Form 8-K filed on May 2, 2022 and the Form 8-K/A filed on May 17, 2022.

Results of Operations

For the Three Months Ended March 31, 2022 and March 31, 2021

As of March 31, 2022, we have not commenced any operations. All activity for the period from September 15, 2020 (inception) through March 31, 2022 relates to our formation, IPO and, after our IPO, identifying a target company for a Business Combination. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the IPO and placed in the Trust Account.

Annex C-1

For the three months ended March 31, 2022, we had a net loss of $385,450, which was comprised of operating costs of $490,053, interest income of $11,857 from marketable securities held in our Trust Account, and unrealized gain on change in fair value of warrants of $92,746.

For the three months ended March 31, 2021, we had a net loss of $84,033, which was comprised of operating costs of $81,441, interest income of $525 from marketable securities held in our Trust Account, and unrealized loss on change in fair value of warrants of $3,117.

For the Years Ended December 31, 2021 and December 31, 2020

As of December 31, 2021, we have not commenced any operations. All activity for the period from September 15, 2020 (inception) through December 31, 2021 relates to our formation, IPO and, after our IPO, identifying a target company for a Business Combination. We will not generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the IPO and placed in the Trust Account.

For the year ended December 31, 2021, we had a net loss of $981,884, which was comprised of operating costs of $1,015,260, interest income of $10,583 from marketable securities held in our Trust Account, and unrealized gain on change in fair value of warrants of $22,793.

For the period from September 15, 2020 (inception) through December 31, 2020, we had a net loss of $716, which was comprised of operating costs of $716.

Liquidity and Capital Resources

Information relating to liquidity and capital resources is reported in the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound AI, elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable Public Share and income (loss) per founder non-redeemable share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the public redeemable shares and founder non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the

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accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 72.8% for the Public Shares and 27.2% for the founder non-redeemable shares for the year ended December 31, 2021, reflective of the respective participation rights.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods presented.

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ANNEX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUNDHOUND AI

You should read the following discussion and analysis of SoundHound AI’s financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to SoundHound AI’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless otherwise indicated or the context otherwise requires, references in this section to “SoundHound,” “we,” “us,” “our” and other similar terms refer to Legacy SoundHound and its subsidiaries prior to the Business Combination, which became the business of SoundHound AI, Inc. and its consolidated subsidiaries after giving effect to the Business Combination. Information relating to the audited financial statements for the years ended December 31, 2021 and 2020 are those of Legacy SoundHound prior to the Business Combination. Information relating to unaudited financial statements for the three and nine month periods ended September 30, 2022 reflect the financial statements of SoundHound AI giving effect to the Business Combination.

Company Overview

We are a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high-quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning, Deep Meaning Understanding and Collective AI breakthrough technologies developed over the past 16 years, our advanced Voice AI platform provides exceptional speed and accuracy and enables humans to interact with products and services like they interact with each other — by speaking naturally.

We believe voice-enabled conversational user interface is a more natural interface for nearly all use cases, and product creators should have the ability to design, customize, differentiate, innovate and monetize the interface to their own product, as opposed to outsourcing it to a third-party assistant. For example, using SoundHound, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV and even place food orders before arriving at a restaurant by talking to their cars, TVs or other IoT devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

The SoundHound AI developer platform, Houndify, is an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more. Houndify’s Collective AI is an architecture for connecting domain knowledge that encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts — ensuring the platform continues to become smarter at a faster rate.

SoundHound AI’s technology is live in production and at scale with companies around the globe, including Hyundai, Mercedes-Benz, Pandora, Deutsche Telekom, Snap, VIZIO, KIA and Stellantis. As a testament to its capabilities, the Houndify platform surpassed 1 billion annual queries in 2021. Additionally, traffic has experienced over 100% growth through the three quarters of 2022, compared to the same period in 2021.

Our current partners span multiple industries and geographies, and together have a combined reach of over 2 billion end users.

Our market position is strengthened by the technical barriers to entry in the Voice AI space, which tend to discourage new market participants. Furthermore, our technology is backed by significant investments in intellectual property, with over 250 granted or pending patents, spanning multiple fields including speech recognition, natural language understanding, machine learning, monetization and more. We have achieved this critical momentum in part thanks to a long-tenured leadership team with deep expertise and proven ability to attract and retain talent. We believe

Annex D-1

that SoundHound AI has extensive technical expertise and a proven track record of innovation and value creation for us to continue to attract customers in the growing market for Voice AI transactions, which is estimated to grow to $160.0 billion per year by 2026.

We believe that SoundHound AI is well-positioned to fill the growing void and demand for an independent Voice AI platform. The Voice AI offerings from big tech companies are primarily an extension of their more core services and offerings. Rather than strengthening a customer’s product, it can take over the entire experience, thus disintermediating the company’s brand, users and data. As a result, brands relying on big tech mostly lose their ability to innovate, differentiate and customize. In some cases, these providers even compete with the products they support, making them increasingly less attractive as a choice for a voice interface.

The alternative options are generally legacy vendors tending to use dated technologies at a high price. Furthermore, many of these technologies still require significant effort by the product creators to turn them into solutions that can compete with the quality of the big tech offering, which in many cases is not practical. Due to the high barrier to entry in Voice AI, there are not many independent players.

This creates a great opportunity for SoundHound AI: we believe that we provide disruptive technologies that are superior to the alternatives, with better terms, allowing customers to maintain their brand, control the user experience, get access to the data and define their own privacy policies, while being able to customize, differentiate, innovate and monetize.

When it comes to criteria for adoption, our goal is to win on every dimension. The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide an additional path to monetization for our customer base. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We believe that we offer a superior ecosystem, benefiting from our Collective AI product architecture along with offering customers definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way. This is the future that we are focusing on enabling.

When a product is voice enabled, we see three stages of integration and value propositions. The first stage is to enable the core use cases of the product. For example, the product could be a TV, a coffee machine, a car, a wearable device, a robot, a smart speaker or an appliance, and with your voice you can control the functionality of the device and the product. On a TV, you can ask it to change the channel, increase the volume, rewind by 30 seconds, search for movies and even add personalization by adding a TV show to your favorites. Note that this is different from adding a third-party voice assistant to the product. Our view is that every product needs to have an interface, and voice-AI is a natural and compelling interface that unlocks new use cases and potential. Consider just the simple example of rewinding or fast forwarding by a specific duration. That is a command that can be done with voice within a few seconds, but it can take many steps to do using alternative interfaces such as a remote control or a companion app.

Once the core features of a product are voice-enabled, it can be further enhanced in the second stage of integration: the addition of third-party content and domains. SoundHound AI has extensive partnerships with content providers and, through these partnerships, can fulfill many needs of our customers. For example, your TV, car or even a coffee machine can answer questions about weather, sports scores, stock prices or flight status, and even search for local businesses. The addition of these public domains further enhances the value proposition of the product.

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Finally, as the third step, you enter the world of monetization where you can add features that deliver value to the end user, and also generate revenues that we share with the product creators. To summarize with an example, imagine walking up to your coffee machine and asking for a triple shot extra hot latte. While you are waiting for your drink, you can ask for weather and sports scores, and if you desire, you can even order bagels from your favorite nearby bakery.

There are three pillars to our revenue model. The first pillar is Product Royalties, where we voice enable a product and the product creator pays us a royalty based on volume, usage or duration. SoundHound AI collects royalties when Houndify is placed in a car, smart speaker or an appliance, for example.

The second pillar is Service Subscription. This is when, for example, SoundHound AI enables customer service or food ordering for restaurants or content management, appointments and voice commerce. And, for that, we generate subscription revenue from the service providers. Pillars one and two can grow independently and they are proven, established business models.

The third pillar creates a monetization ecosystem that brings the services from pillar two to the products in pillar one. When the users of a voice-enabled product in pillar one access the voice-enabled services of pillar two, these services generate new leads and transactions. SoundHound AI generates monetization revenue from the services for generating these leads and transactions, and we will share the revenue with the product creators of pillar one. For example, when the driver of a voice-enabled car places an order to a restaurant that’s also voice enabled, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order, and we will share that revenue with the product creator or the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant is happy because they generated a new lead and booked a sale. The user is happy because they have received value through a natural ordering process, simply by speaking to their car. And the car manufacturer is happy because they delivered value to the end user and generated additional revenue from the usage of their product. During the periods presented in the condensed consolidated financial statements, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

We expect this disruptive, three-pillar business model will create a monetization flywheel; as more products integrate into our platform, more users will use it and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform and the cycle will perpetually continue and expand. This ecosystem increases adoption and increases our addressable market. All three pillars contribute to our revenues today in 2022. While the majority of the contribution is currently from our first pillar of royalties, over time, the subscription and monetization portions are expected to grow and make a bigger contribution to our overall revenue.

Recent Developments

ATSP Merger

On November 15, 2021, Archimedes Tech SPAC Partners Co. (“ATSP”), Legacy SoundHound and ATSPC Merger Sub, Inc. entered into a merger agreement (“Merger Agreement”) pursuant to which ATSPC Merger Sub, Inc. merged with and into Legacy SoundHound, with Legacy SoundHound continuing as the surviving corporation, resulting in the reverse recapitalization of SoundHound (the “Business Combination”). The Business Combination was completed on April 26, 2022 (the “Closing”). In connection with the Closing of the Business Combination, the Company issued $113.0 million of securities in the PIPE investment. Upon the Closing of the Business Combination, ATSP changed its name to SoundHound AI, Inc.

Cash proceeds of the Business Combination were funded through a combination of $5.4 million in cash held in trust by ATSP (following satisfaction of redemptions by public stockholders) with 532,050 shares of SoundHound Class A common stock remaining outstanding, and $113.0 million in aggregate gross proceeds from PIPE investors in exchange for 11,300,000 shares of SoundHound AI Class A Common Stock that closed substantially contemporaneously with the Closing of the Business Combination. The combined company incurred $27.7 million of expenses related to the transaction. After giving effect to these transactions, SoundHound received $90.7 million in net proceeds, which are intended to be used for general corporate purposes, including investments in sales, marketing and advancement of product development, but which may also be used to acquire other companies in the Voice AI industry. SoundHound

Annex D-3

has not entered into any agreements to acquire companies in the Voice AI industry, nor does it require consummation of mergers or acquisitions of other businesses to achieve its stated goals. That said, if there are candidates that makes strategic, operational and financial sense, the combined company may consider such opportunities from time to time as they become available.

Accounting Impact of the Business Combination

The Business Combination was accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization did not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy SoundHound in many respects.

Under this method of accounting, ATSP was treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of SoundHound (i.e., a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound became the historical financial statements of the combined company, and ATSP’s assets, liabilities and results of operations were consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination were presented as those of SoundHound in future reports. The net assets of SoundHound were recognized at carrying value, with no goodwill or other intangible assets recorded.

Committed Equity Financing

On August 16, 2022, we entered into the Purchase Agreement with Cantor establishing the Facility. Upon the initial satisfaction of the conditions to Cantor’s obligation to purchase Class A Shares set forth in the Purchase Agreement, including that the registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, we have the right from time to time at our option to direct Cantor to purchase up to the lesser of (i) 25,000,000 shares of Class A Common Stock and (ii) the Exchange, subject to certain limitations and conditions set forth in the Purchase Agreement. See The Committed Equity Financing elsewhere in this prospectus.

Impact of COVID-19

As the full impact of the COVID-19 pandemic on our business continues to develop, we are closely monitoring the global situation. As a supplier to multiple industries, including the automotive industry, we are adversely impacted by the decline in the production of certain of our customers’ products in connection with the COVID-19 pandemic, including reductions in automotive production, chip shortages in the semiconductor industry and broader supply chain challenges across the globe. We are unable at this time to predict the full impact of COVID-19 on our operations, liquidity and financial results, and, depending on the magnitude and duration of the COVID-19 pandemic, such impact may be material. During the nine months ended September 30, 2021, the COVID-19 pandemic had an impact on our billings and revenue recognized from per unit royalties for Houndify Solutions and, although the impact during the three and nine months ended September 30, 2022 was not considered material, the extent of impact in future periods is not currently determinable. However, we expect billings to increase as car manufacturers continue to recover from delayed production due to the pandemic. Accordingly, it may not be indicative of future results and trends for reasons other than COVID-19 discussed herein may not be indicative of future operating results and trends. While we are unable to accurately predict the full impact that COVID-19 will have on our results from operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, these measures have impacted, and may continue to impact, our business, as well as our customers and consumers.

SoundHound continues to monitor its operations and government recommendations and has modified its operations because of the COVID-19 pandemic, including making remote work more accessible to its employees. SoundHound does not yet know the full extent of potential impacts on our business and operations. Given the extant uncertainty, SoundHound cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

Annex D-4

Known Trends, Demands, Commitments, Events or Uncertainties Impacting Our Business

SoundHound believes that its performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

•        Investments in Technology.    Our business model since inception has been to invest significantly in our Houndify platform technology in the form of dedicated research and development. We will continue to invest in the development of our software platform to deliver consumers with continually improving value and delight. Our investments include continuous enhancements to our ASR and NLU models, investments in data to help refine and improve our underlying algorithms, and other costs to attract and retain a world-class technical workforce.

•        Revenue Growth.    Our commercial success, including acceptance and use of our applications, will depend on a number of factors, some of which are beyond our control, such as size of the market opportunity, successful integration with original equipment manufacturers (“OEM”), competition and demand from the public and members of the conversational AI community. Our product offerings have disruptive effects in the ways human interact with computers and we are developing new, innovative economic models that we believe will enhance value to customers, partners and shareholders. For our revenue growth to continue, we will need to invest in sales and marketing to ensure our messaging, capabilities and offerings are well understood and valued by customers. With our primary focus on enterprise customers, we also need to align with enterprise sales cycles, which can be longer than consumer cycles. Additionally, as we build new customer relationships, we continually focus on maintaining and growing our existing relationships through long-term partnerships through significant upfront investment in customer specific engineering projects. Our revenue consists of subscription revenue, royalties, and monetization revenues, which we consider recurring if our customer contract does not terminate the relationship and we continue to provide the customer with same or other services in the subsequent year. For example, if we perform a one-time non-recurring engineering project for a customer and that same customer engages with us afterwards for a Product Royalty contract, the revenue in both years, regardless of the specific service, would contribute towards our overall customer retention rate. By contrast, if SoundHound provides an annual subscription contract to a customer and that customer does not execute an agreement for services for the subsequent annual period, SoundHound would not consider that customer as retained. As determined on the foregoing basis, based on the number of customers to whom we provide services during one year compared to the prior year period, our customer retention rate as of September 30, 2022 was at least 80%.

•        Cost of Revenues.    The results of our business will depend in part on our ability to establish and increase our gross margins by scaling our business model and effectively managing our costs to produce our applications. Our revenue will be directly supported by data center investments in technology, both on premise and in the cloud. The associated workloads, along with supporting labor costs, will need to be managed effectively as we scale to improve our margins over time. Our Houndify platform is also powered by a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more.

•        Seasonality.    Our ability to accurately forecast demand for our technology could be negatively affected by many factors, including seasonal demand. We anticipate that we will experience fluctuations in customer and user demand based on seasonality. Given that we address markets across several different industry verticals, the associated overall seasonality impact to us may not be consistent year-to-year.

•        Development of International Markets.    We have rapidly expanded our capabilities and global reach. We have globalized our solution from 1 to 25 languages, with a roadmap of 39 languages and 114 acoustic variations. We view opportunities for conversational Voice AI to be global in reach, and we expect our growth to be fueled across multiple geographies.

•        Industry Risks.    In addition to the COVID-19 pandemic as addressed herein, the military conflict between Russia and Ukraine, which began on February 24, 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been materially impacted by this ongoing military conflict, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are

Annex D-5

impossible to predict but could be substantial. Further, inflation has risen significantly worldwide and the United States has recently experienced historically high levels of inflation. This inflation and government efforts to combat inflation, such as recent and future significant increases to benchmark interest rates and other related monetary policies, have and could continue to increase market volatility and have an adverse effect on the domestic and international financial markets and general economic conditions.

Basis of Presentation

The accompanying audited consolidated financial statements were prepared in accordance with U.S. GAAP for the year ended December 31, 2021 (“Fiscal 2021”) and December 31, 2020 (“Fiscal 2020”). The accompanying unaudited condensed consolidated financial statements were prepared in accordance with U.S. GAAP for the three and nine months ended September 30, 2022 and 2021.

Components of Our Results of Operations

Revenues

SoundHound AI generates revenues through: (1) “Product Royalties,” meaning royalties from voice-enabled products which are driven by volume, usage or life of applicable products and are affected by number of devices, users and units of usage time, (2) “Service Subscriptions,” meaning subscription revenues, derived from monthly fees based on usage-based revenue, revenue per query or revenue per user, and (3) “Monetization,” meaning revenues generated from focused ad targeting to users of products and services that employ our technologies. Currently, our monetization revenue is derived from our music identification application primarily in the form of ad impression revenue — revenue generated when an ad is shown in our music identification app — and, to a lesser extent, affiliate revenue for referrals to music stores for content sales and downloads of our premium music application.

“Houndified Products,” meaning products of our customers that employ SoundHound AI technology, and “Houndified Services,” meaning services provided to customers related to SoundHound AI technology, provide our customers with access to our Houndify platform over a contractual period without taking possession of the software. This generally includes revenues derived from up-front services (“professional services”) that develop and customize the Houndify platform to fit customers’ specific needs. These professional services are included in both our Product Royalties and Service Subscriptions revenues. Non-distinct professional services are recognized over the contractual life of the contract, whereas revenues from distinct professional services are recognized as the services are performed or when the services are complete depending on the arrangement.

We have and may continue to experience volatility for our remaining performance obligations and deferred revenue as a result of the timing for completing our performance obligations. We had remaining performance obligations in the amount of $23.4 million as of September 30, 2022, consisting of both billed and unbilled consideration. Deferred revenue consists of billings or payments received in advance of revenue being recognized and can fluctuate with changes in billing frequency and other factors. As a result of these factors, as well as our mix of revenue streams and billing frequencies, we do not believe that changes in our remaining performance obligations and deferred revenue in a given period are directly correlated with our revenue growth in that period.

We anticipate that we will experience fluctuations in our revenues from quarter-to-quarter due to a variety of factors, including the supply and demand of end user products such as automobiles, the size and success of our sales force and the number of users who are aware of and use our applications. See Note 4 to our unaudited condensed consolidated financial statements for the three and nine month periods ended September 30, 2022 included elsewhere in this prospectus for more information.

Operating Expenses

We classify our operating expenses into the following four categories, which are cost of revenues, sales and marketing, research and development, and general and administrative. Excluding cost of revenues, each expense category includes overhead, including rent and related occupancy costs, which is allocated based on headcount.

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Cost of Revenues

SoundHound AI’s cost of revenues are comprised of direct costs associated directly with SoundHound AI’s revenue streams as described above. This primarily includes costs and depreciation related to hosting for cloud-based services, such as data centers, electricity charges, content fees and certain personnel-related expenses that are directly related to these revenue streams.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses related costs of the sales and marketing team, promotional campaigns, advertising fees and other marketing related costs. Advertising costs are expensed to sales and marketing when incurred. We expect that our sales and marketing expenses will continue to increase as we continue to increase headcount and program spend to support a greater investment in go-to-market strategies and customer engagement.

Research and Development

Our research and development expenses are our largest operating expense as we continue to develop our software platforms and produce new technological capabilities.

The costs of these activities consist primarily of personnel-related expenses, third-party consultants and costs associated with technological supplies and materials, along with other direct and allocated expenses such as facility costs, depreciation and other shared expenses. We expense research and development costs in the periods in which they are incurred. We expect that our research and development expenses will continue to increase as we continue to invest in development activities related to our current and future applications.

General and Administrative

General and administrative expenses consist of personnel-related costs, accounting and legal expenses, third-party consulting costs, insurance and allocated overhead including rent, depreciation and utilities.

We expect that our general and administrative expenses will increase due to our operations as a public company, including expenses related to compliance with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for insurance (including director and officer insurance), investor relations activities and other administrative and professional services such as accounting, legal, regulatory and tax. We also expect our administrative expenses, including personnel related expenses, to increase as we increase our headcount and expand our facilities and information technology to support our operations as a public company. Our general and administrative expenses may fluctuate from period-to-period due to seasonality.

Interest Expense

Interest expense consists of stated interest incurred on our outstanding convertible notes and debt during the relevant periods, as well as the amortization of debt discounts and issuance costs over the life of the instruments or a shorter period if a lender can demand payment in the event certain events occur that are outside of the control of the Company.

The issuance of debt instruments with direct transaction costs and the bifurcation of embedded derivatives and warrant instruments has resulted in debt discounts. Direct transaction costs consist of various transaction fees, such as bank and legal fees, that are incurred upon issuance. Overall, the discounts from debt issuance costs result in an increased amount of interest expense over the amortization period.

Other Income (Expense), Net

Change in Fair Value of Derivative and Warrant Liability

We account for certain warrants and conversion features as liabilities at fair value and adjust the instruments to fair value at each reporting period. We determined that the conversion feature associated with one of our debt instruments is a freestanding derivative instrument. The derivative and warrant liabilities’ changes in fair value that result from remeasurement at each balance sheet date is recognized in the Company’s condensed consolidated statement of operations and comprehensive loss as other income (expense), net.

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Loss on Extinguishment of Convertible Note

We did not record any losses on extinguishment of convertible note during the nine months ended September 30, 2022 or during the year ended December 31, 2021. The loss on extinguishment of convertible note during Fiscal 2020 was attributable to the convertible note issued in May 2020 that was converted into shares of our Series D-3 and D-3A preferred stock in August 2020 at a loss.

Other Income (Expense), Net

Other income (expense), net consists of realized and unrealized gains and losses related to foreign currency revaluation. As the functional currency of the Company and its subsidiaries is the U.S. dollar, transactions denominated in foreign currency are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities.

Provision for Income Taxes

Income tax expense includes federal, state and foreign taxes and is based on reported income before income taxes. We are in a cumulative loss position for tax purposes based on historical earnings. As of December 31, 2021, the Company had net operating loss carry forwards of approximately $301.5 million and $102.9 million available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. Additionally, as of December 31, 2021, the Company had net operating loss carryforwards of $3.4 million relating to net operating losses in Germany (“Germany Net Operating Losses”). The federal and state net operating loss carry forwards will start to expire in 2025 and 2028, respectively, with the exception of $212.9 million in federal net operating loss carryforwards, which can be carried forward indefinitely. The Germany Net Operating Losses can be carried forward indefinitely. The Company also had federal and state research and development credit carry forwards of approximately $8.9 million and $8.0 million, respectively, at December 31, 2021. The federal credits will expire starting in 2029 if not utilized. State research and development tax credits will carry forward indefinitely.

In addition, we may in the future experience ownership changes as a result of changes in our stock ownership (some of which are not in our control). For these reasons, or other factors outside of our control, such as future regulatory or other changes, our ability to utilize our NOL carryforwards and other tax attributes to reduce future tax liabilities may be limited.

Results of Operations

The following tables set forth the significant components of our results of operations for the three and nine months ended September 30, 2022 and 2021 (in thousands except for %):

	Three Months Ended September 30,		Change
	2022	2021	$	%
Revenues	$11,186	$4,028	$7,158	178%
Operating expenses:
Cost of revenues	2,583	1,657	926	56%
Sales and marketing	6,672	1,175	5,497	468%
Research and development	19,352	14,344	5,008	35%
General and administrative	9,587	4,022	5,565	138%
Total operating expenses	38,194	21,198	16,996	80%
Loss from operations	(27,008)	(17,170)	(9,838)	57%
Other expense, net:
Interest expense	(1,166)	(2,683)	1,517	(57)%
Other income (expense), net	116	(2,738)	2,854	(104)%
Total other expense, net	(1,050)	(5,421)	4,371	(81)%
Loss before provision for income taxes	(28,058)	(22,591)	(5,467)	24%
Provision for income taxes	864	1,190	(326)	(27)%
Net loss	$(28,922)	$(23,781)	$(5,141)	22%

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	Nine Months Ended September 30,		Change
	2022	2021	$	%
Revenues	$21,628	$16,046	$5,582	35%
Operating expenses:
Cost of revenues	6,844	4,878	1,966	40%
Sales and marketing	13,623	3,259	10,364	318%
Research and development	54,864	42,810	12,054	28%
General and administrative	22,952	11,387	11,565	102%
Total operating expenses	98,283	62,334	35,949	58%
Loss from operations	(76,655)	(46,288)	(30,367)	66%
Other expense, net:
Interest expense	(5,715)	(5,725)	10	—%
Other income (expense), net	(718)	(4,280)	3,562	(83)%
Total other expense, net	(6,433)	(10,005)	3,572	(36)%
Loss before provision for income taxes	(83,088)	(56,293)	(26,795)	48%
Provision for income taxes	1,605	1,400	205	15%
Net loss	$(84,693)	$(57,693)	$(27,000)	47%

Revenues

The following tables summarize our revenues by type and geographic regions for the three and nine months ended September 30, 2022 and 2021 (in thousands except for %):

	Three Months Ended September 30,		Change
	2022	2021	$	%
Product royalties	$10,265	$3,380	$6,885	204%
Service subscriptions	696	381	315	83%
Monetization	225	267	(42)	(16)%
Total	$11,186	$4,028	$7,158	178%
	Nine Months Ended September 30,		Change
	2022	2021	$	%
Product royalties	$19,534	$13,833	$5,701	41%
Service subscriptions	1,442	1,176	266	23%
Monetization	652	1,037	(385)	(37)%
Total	$21,628	$16,046	$5,582	35%
	Three Months Ended September 30,		Change
	2022	2021	$	%
United States	$2,654	$1,283	$1,371	107%
Japan	925	921	4	0%
Germany	1,070	817	253	31%
France	650	506	144	28%
Korea	5,751	320	5,431	1697%
Other	136	181	(45)	(25)%
Total	$11,186	$4,028	$7,158	178%

Annex D-9

	Nine Months Ended September 30,		Change
	2022	2021	$	%
United States	$5,901	$3,586	$2,315	65%
Japan	2,775	2,875	(100)	(3)%
Germany	2,897	7,034	(4,137)	(59)%
France	2,947	899	2,048	228%
Korea	6,403	1,180	5,223	443%
Other	705	472	233	49%
Total	$21,628	$16,046	$5,582	35%

Total revenues increased by $7.2 million, or 178%, in the three months ended September 30, 2022 compared to the same period in 2021. The increase is primarily attributable to $5.3 million of licensing revenue from our Houndify Edge solution, which we delivered to a customer during the three months ended September 30, 2022, related to minimum guarantee units to be utilized over the life of the contract and resulted in a corresponding increase in our Contract assets balance. The increase in revenue is also due to a $1.7 million increase in hosted services during the three months ended September 30, 2022.

Total revenues increased by $5.6 million, or 35%, in the nine months ended September 30, 2022, compared to the same period in 2021. The increase is primarily attributable to the $5.3 million of Houndify Edge licensing revenue and a $3.0 million increase in hosted services partially offset by a $2.7 million decrease in professional services during the nine months ended September 30, 2022. The decrease in professional services is primarily due to the recognition of $4.3 million in nonrecurring royalties revenue as a result of a contract modification to end a distinct professional service contract prior to completion with a customer in Germany during the nine months ended September 30, 2021.

In addition to the revenue growth experienced in Korea due to the $5.3 million Houndify Edge licensing agreement, we benefited from growth across the United States, France and other smaller foreign regions from scaling our Houndify Products with large automotive and device makers. We experienced additional revenue growth from Houndified Products in geographic regions of France and the United States of $0.1 million and $1.4 million, and $2.0 million and $2.3 million, respectively, during the three and nine months ended September 30, 2022 compared to the same periods in 2021. In France, our revenue increased due to distinct customization services sold to an existing large automotive company which also commenced production of our Houndified Product in their vehicles. In the United States, the increase is primarily attributable to an increase in royalties from one customer due to higher usage and hosting. Additionally, we experienced a $4.1 million decrease in revenue from Germany during the nine months ended September 30, 2022 compared to the same period in 2021. This was primarily due to a one-time contract modification to end a distinct professional service contract prior to completion during the nine months ended September 30, 2021. This customer was retained through ongoing hosting services. Revenue in both periods came principally from customers across the automotive and IoT sectors, with less significant amounts derived from other industry verticals.

Cost of Revenues

Cost of revenues increased by $0.9 million, or 56%, and $2.0 million, or 40%, in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. The increases are primarily related to incurring additional data center and hosting costs due to system migrations in order to support our revenue growth. Gross margin increased to 77% during the three months ended September 30, 2022 compared to 59% during the same period in 2021 primarily due to increased margins on the Houndify Edge licensing agreement described above. Gross margin decreased to 68% during the nine months ended September 30, 2022 compared to 70% during the same period in 2021 primarily due to the one-time contract modification to end the distinct professional service contract prior to completion with a customer in Germany during the second quarter of 2021 offset by the increased margins on the Houndify Edge agreement described above. While our gross margin may continue to fluctuate in the near-term due to revenue contributions from varying product mixes, we expect it will stabilize as we continue to expand our revenue from subscriptions and monetization.

Annex D-10

Research and Development

Research and development expenses increased by $5.0 million, or 35%, and $12.1 million, or 28%, in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. This increase in research and development expenses was primarily related to our investment in technology and engineering and increasing our full-time engineer headcount by to ensure we remain at the forefront of innovation, while also helping to develop and scale new products and services. Research and development headcount increased by 13% and was accompanied by higher salaries and compensation packages for executive hires as well as an additional $3.7 million and $6.1 million of stock-based compensation expense in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021.

Sales and Marketing

Sales and marketing expenses increased by $5.5 million, or 468%, and $10.4 million, or 318%, in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. This increase is due to a 184% increase in sales and marketing headcount and increased program spend to support a greater investment in go-to-market strategies and customer engagement and drive growth in our revenue from subscriptions and monetization.

General and Administrative

General and administrative costs increased by $5.6 million, or 138%, and $11.6 million, or 102%, in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. This increase represents investments in our human resources, finance and legal functions, including increased personnel-related expenses as we prepared and began to function as a public entity. General and administrative headcount increased by 83% and was accompanied by higher salaries and compensation packages for executive hires as well as an additional $3.1 million and $7.7 million of stock -based compensation expense in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. Our expansion efforts, focused both on geographical reach and service compatibility, led to an increase of operational costs and resources incurred. Expenses related to the Business Combination also contributed to an increase in costs related to third-party specialists during the nine months ended September 30, 2022. In addition, an increase in other public readiness costs includes directors’ and officers’ insurance, capital markets advisory, accounting and legal support for SEC filings following the Business Combination. We also continued our efforts in reviewing and realigning our cost structure based on teams’ evolving responsibilities. As a result, we shifted resources from research and development to general and administrative activities to better align with the investments being made to fuel the growth as we scale as a new public company.

Interest Expense

Interest expense decreased by $1.5 million, or 57%, in the three months ended September 30, 2022 compared to the same period in 2021. The decrease in interest expense was primarily attributable to the conversion of the promissory note issued in June 2020 (“SNAP June 2020 Note”). On April 26, 2022, all outstanding principal of $15.0 million and accrued interest of $1.4 million were converted into Class A Common Stock. As our debt balance significantly decreased in the second quarter of 2022, our interest expense and amortization of debt issuance costs have decreased as well. In addition, the Business Combination extended the SVB March 2021 Note’s maturity date, leading to a reduction in interest expense due to discounts being amortized over longer periods starting on April 26, 2022.

Interest expense decreased by a nominal amount in the nine months ended September 30, 2022 compared to the same period in 2021. The decrease in interest expense was primarily attributable to the conversion of the SNAP June 2020 Note, as described above, and largely offset by the issuance of the SVB March 2021 Note and SCI June 2021 Note, resulting in $30.0 million and $15.0 million draws, respectively. These debt instruments were accompanied by the issuances of related common stock warrants, resulting in debt discounts to be amortized over the life of the instrument. The increase in our debt balance related to these draws in 2021 has led to increases in interest expense and amortization of debt issuance costs during the nine months ended September 30, 2022.

Annex D-11

Other Income (Expense), Net

The following tables summarize our other income (expense), net, by type (in thousands except for %):

	Three Months Ended September 30,		Change
	2022	2021	$	%
Interest income	$186	$—	$186	—%
Change in fair value of derivative and warrant liability	—	(2,478)	2,478	(100)%
Other expense, net	(70)	(260)	190	(73)%
	$116	$(2,738)	$2,854	(21)%
	Nine Months Ended September 30,		Change
	2022	2021	$	%
Interest income	$225	$6	$219	3650%
Change in fair value of derivative and warrant liability	(606)	(3,792)	3,186	(84)%
Other expense, net	(337)	(494)	157	(32)%
	$(718)	$(4,280)	$3,562	(83)%

Change in Fair Value of Derivative and Warrant Liability

The losses attributable to the change in fair value of derivative and warrant liability decreased by $2.5 million, or 100%, and $3.2 million, or 84%, in the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. The changes were primarily attributable to $1.8 million and $2.7 million in losses, from the change in fair value of the warrant liability during the three and nine months ended September 30, 2021, respectively, as compared to no change in the fair value of the warrant liability during the three and nine months ended September 30, 2022, due to the exercise of Series C Warrants in December 2021, which extinguished the Company’s corresponding warrant liability.

The balance during the nine months ended September 30, 2022 solely reflects the change in fair value of the embedded derivative from the SNAP June 2020 Note. The fair value of the derivative liability decreased by $0.6 million during the nine months ended September 30, 2022, compared to decreases of $0.7 million and $1.1 million during the three and nine months ended September 30, 2021, respectively. The changes in fair value of the derivative liability represent corresponding gains or losses on the Condensed Consolidated Statement of Operations and Comprehensive Loss due to changes in probability assumptions of a change in control or SPAC transaction.

Provision for Income Taxes

(in thousands except for %)

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
Income tax expense	$864	$1,190	$(326)	(27)%	$1,605	$1,400	$205	15%

The Company’s recorded effective tax rate differs from the U.S. statutory rate primarily due to an increase in the domestic valuation allowance caused by tax losses, foreign withholding taxes and foreign tax rate differentials from the U.S. domestic statutory tax rate.

Annex D-12

For Fiscal 2021 and Fiscal 2020

The following table sets forth the significant components of our results of operations for Fiscal 2021 and Fiscal 2020 (in thousands except for %):

	Year Ended December 31,		Change
	2021	2020	$	%
Revenues	$21,197	$13,017	$8,180	63%
Operating expenses:
Cost of revenues	6,585	5,863	722	12%
Sales and marketing	4,240	4,739	(499)	(11)%
Research and development	59,178	54,279	4,899	9%
General and administrative	16,521	14,140	2,381	17%
Total operating expenses	86,524	79,021	7,503	9%
Loss from operations	(65,327)	(66,004)	677	(1)%
Other expense, net
Interest expense	(8,342)	(2,269)	(6,073)	268%
Other expense, net	(5,415)	(5,396)	(19)	0%
Total other expense, net	(13,757)	(7,665)	(6,092)	79%
Loss before provision for income taxes	(79,084)	(73,669)	(5,415)	7%
Provision for income taxes	456	738	(282)	(38)%
Net loss	$(79,540)	$(74,407)	$(5,133)	7%

Revenues

The following table summarizes our revenues by type for Fiscal 2021 and Fiscal 2020 (in thousands except for %):

	Year Ended December 31,		Change
	2021	2020	$	%
Product Royalties	$18,356	$10,372	$7,984	77%
Service Subscriptions	1,550	1,271	279	22%
Monetization	1,291	1,374	(83)	(6)%
	$21,197	$13,017	$8,180	63%
	Year Ended December 31,		Change
	2021	2020	$	%
Germany	$7,526	$3,339	$4,187	125%
United States	5,117	3,538	1,579	45%
Japan	3,797	3,496	301	9%
Korea	1,373	1,855	(482)	(26)%
France	2,616	618	1,998	323%
Other	768	171	597	349%
	$21,197	$13,017	$8,180	63%

Total revenues increased by $8.2 million, or 63%, in Fiscal 2021, compared to Fiscal 2020. Product Royalties revenue increased by $8.0 million during Fiscal 2021 compared to Fiscal 2020. $3.0 million of the increase is attributable to customers having production-ready Houndified Products for only part of Fiscal 2020, compared to the complete period of hosting services in Fiscal 2021. Professional services revenue increased by $4.1 million in Fiscal 2021, compared to Fiscal 2020. This was largely attributed to an additional $4.3 million due to a one-time contract modification to end a distinct professional service contract prior to completion with a customer in Germany. The additional $4.3 million in professional services revenue was partially offset by a $0.3 million decrease in one-time proof of concept projects from $0.6 million during Fiscal 2020 to $0.3 million during Fiscal 2021. For further
Annex D-13

information regarding our professional service revenue, see Note 3 “Revenue” to the consolidated financial statements as of December 31, 2021 included elsewhere in this prospectus. The remaining $0.9 million increase of total revenues was primarily due to increased usage on existing contracts.

The increase in Service Subscriptions revenue of $0.3 million, or 22%, is primarily due to an increased number of customers with production-ready Houndified Services and increased usage by end users during Fiscal 2021.

Monetization revenue decreased nominally during Fiscal 2021 due to a decrease in advertising revenue through decreased user impressions on the SoundHound music application.

We benefited from growth across Germany, the United States, Japan and France from scaling our Houndify Products with large automotive and device makers. The growth experienced from Fiscal 2021 compared to Fiscal 2020 was in-line with the overall trend of international growth in Germany and Japan in Fiscal 2020 compared to the year ended December 31, 2019 (“Fiscal 2019”). During the period from Fiscal 2020 compared to Fiscal 2019, the Company experienced a shift in revenue with an automobile manufacturer from the United States to Germany which resulted in a temporary decrease in revenue generated domestically. We have experienced additional growth of revenue of Houndified Products in new geographic regions of France and the United Kingdom of $2.0 million and $0.4 million, respectively, during Fiscal 2021 compared to Fiscal 2020. In France, our revenue increased due to distinct customization services sold to an existing large automotive company which also commenced production of our Houndified Product in their vehicles. We further experienced a $0.5 million decrease in revenue in Korea due to migrating customers from a music driven service to a Houndified Product for which there are usage delays during the transition phase. Revenue in both periods came principally from customers across the automotive and IoT sectors, with less significant amounts derived from other industry verticals.

Cost of Revenues

Cost of revenues increased by $0.7 million, or 12%, in Fiscal 2021, compared to Fiscal 2020. This was mainly due to increases in cloud hosting costs and, to a lesser extent, increases in salaries and benefits directly associated with revenues and costs for one of our data centers.

Research and Development

Research and development expenses increased by $4.9 million, or 9%, in Fiscal 2021, compared to Fiscal 2020. This increase in research and development expenses was primarily related to increases in our headcount in order to meet demands of our application usability increases, as well as the restoration of pre-COVID-19 personnel-related expenses, including wage increases to compensate for prior cost-saving measures taken during the pandemic. This was partially offset by a $0.8 million decrease in our third-party consulting expenses. Lastly, our facilities and allocated expenses increased as we diversified our headcount and general testing on our service technology.

Sales and Marketing

Sales and marketing expenses decreased $0.5 million, or 11%, in Fiscal 2021, compared to Fiscal 2020. This relatively small decrease was due to changing go-to market strategies. Furthermore, due to difficulties experienced during the COVID-19 pandemic, our headcount decreased to perform within our budget. However, we expect to increase sales and marketing expenses as we invest in obtaining new customers, expand existing customer relationships and enter new markets.

General and Administrative

General and administrative costs increased by $2.4 million, or 17%, in Fiscal 2021 compared to Fiscal 2020. This increase represents investments in our human resources, finance and legal functions, including increased personnel-related expenses as we prepare to function as a public entity. Our expansion efforts, focused both on geographical reach and service compatibility, led to an increase of operational costs and resources incurred. Expenses related to the proposed Business Combination also contributed to an increase in costs related to third-party specialists.

Annex D-14

Interest Expense

Interest expense increased by $6.1 million, or 268%, during Fiscal 2021, compared to Fiscal 2020. This increase was attributable to a $30.0 million term loan and a $15.0 million convertible note draw, both of which were accompanied by issuances of related common stock warrants. As our debt balance significantly increased for the year, our interest expense, which is incurred monthly, and our amortized debt issuance costs have proportionally increased as well.

Other Expense, Net

The following table summarizes our other expenses by type that comprise the other expense, net account for Fiscal 2021 and Fiscal 2020 (in thousands except for %):

	Year Ended December 31,		Change
	2021	2020	$	%
Interest income	$7	$168	$(161)	(96)%
Change in fair value of derivative and warrant liability	(4,920)	(1,806)	(3,114)	172%
Loss on extinguishment of convertible note	—	(3,775)	3,775	(100)%
Other expense, net	(502)	17	(519)	(3,053)%
Total other expense, net	$(5,415)	$(5,396)	$(19)	0%

Interest Income

Interest income decreased by $0.2 million, or 96%, in Fiscal 2021, compared to Fiscal 2020 due to the gradual liquidation of our short-term investments throughout the prior period then ended.

Change in Fair Value of Derivative and Warrant Liability

The change in fair value of derivative and warrant liability increased by $3.1 million, or 172%, in Fiscal 2021, compared to Fiscal 2020. This was primarily driven by the extinguishment of the warrant liability due to the exercise of Series C warrants in December 2021, which resulted in a $3.8 million loss on the Consolidated Statement of Operations and Comprehensive Loss to remeasure the liability immediately prior to exercise. Additionally, the increase was also attributed to a change in fair value of the embedded derivative from the issuance of our promissory note issued in June 2020. The fair value of the derivative liability increased by $1.1 million, representing a corresponding $1.1 million loss on the Consolidated Statement of Operations and Comprehensive Loss due to increases in probability assumptions of a change in control or SPAC transaction.

Loss on Extinguishment of Convertible Note

We did not record any losses on extinguishment of convertible note during Fiscal 2021. The loss on extinguishment of convertible note during Fiscal 2020 was attributable to the convertible note issued in May 2020 that was converted into shares of our Series D-3 and D-3A preferred stock in August 2020 at a loss.

Liquidity and Capital Resources

Sources and Uses of Liquidity

As a result of the Business Combination, we raised gross proceeds of $118.4 million including a combination of $5.4 million in cash held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $113.0 million in aggregate gross proceeds from PIPE investors. The combined company incurred $27.7 million of expenses related to the transaction.

We had $33.4 million in cash and cash equivalents as of September 30, 2022. Although the Company has incurred recurring losses each year since its inception, the Company expects it will be able to fund its operations for at least the next twelve months. The Company may seek additional funding through debt or equity financing arrangements (including pursuant to the offering contemplated herein), implement incremental expense reduction measures or a combination thereof to continue financing its operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms

Annex D-15

acceptable to the Company to fund continuing operations, if at all. The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

Contractual and Other Obligations

Because we expect to continue significantly increasing our investments in software application and development, we enter into various contracts and agreements to increase our availability of capital. Cash that is received through these obligations is used to meet both short and long-term liquidity requirements as discussed above. These requirements generally include funding for the research and development of software, the development of applications that enable voice interaction, marketing programs and personnel-related costs. The primary types of obligations into which we enter include contractual obligations, operating and finance lease obligations and a diversified spread of debt instruments. See Note 7 and Note 14 to our unaudited condensed consolidated financial statements for the three and nine month periods ended September 30, 2022 and Note 6 and Note 13 to our audited consolidated financial statements included in this prospectus for more information.

Debt Financing

Below are our material debt agreements as of September 30, 2022:

•        SVB March 2021 — In March 2021, we entered into a loan and security agreement with a commercial bank to borrow $30.0 million (“SVB March 2021 Note”). In April 2022, the Company entered into a loan modification agreement, which extended the SVB March 2021 Note’s early maturity date from April 26, 2022 to May 26, 2022. As the SNAP June 2020 Note converted on April 26, 2022 the performance milestone was met and the SVB March 2021 Note’s maturity date was extended to September 1, 2024.

•        SCI June 2021 Note — In June 2021, we issued a note pursuant to a loan and security agreement with a lender to borrow up to a commitment amount of $15.0 million in $5.0 million increments (“SCI June 2021 Note”). Through December 31, 2021, we had borrowed $15.0 million. The maturity date of the loan is May 31, 2025.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022	2021
Net cash used in operating activities	$(73,605)	$(51,097)
Net cash used in investing activities	(1,188)	(234)
Net cash provided by financing activities	85,613	34,898
	$10,820	$(16,433)

Cash Flows Used in Operating Activities

Net cash used in operating activities was $73.6 million during the nine months ended September 30, 2022 compared to $51.1 million during the nine months ended September 30, 2021. The $22.5 million increase in cash used in operating activities was primarily due to our increased net loss, adjusted for non-cash expenses, including stock-based compensation and depreciation and amortization, as well as an increase in our contract assets balance of $6.0 million.

Annex D-16

Cash Flows Used in Investing Activities

Net cash used in investing activities was $1.2 million during the nine months ended September 30, 2022 compared to $0.2 million during the nine months ended September 30, 2021. The $1.0 million increase in cash used in investing activities was driven by purchases of property and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $85.6 million during the nine months ended September 30, 2022 compared to $34.9 million during the nine months ended September 30, 2021. The $50.7 million increase in cash provided by financing activities was primarily due to the $90.7 million in net proceeds from the Business Combination and a $1.7 million increase in proceeds from common stock options exercised during the nine months ended September 30, 2022. This was partially offset by net proceeds of $34.9 million from the issuance of the SVB March 2021 Note and the SCI June 2021 Note during the nine months ended September 30, 2021 and payments on our notes payable of $7.5 million during the nine months ended September 30, 2022.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Commitments and Contingencies

We have no material changes to our commitments and contingencies as of September 30, 2022 as disclosed in the contractual obligations and commitment section in our unaudited condensed consolidated financial statements as of September 30, 2022 included elsewhere in this prospectus.

Indemnification Agreements

We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, we indemnify, hold harmless and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments we could be required to make under these arrangements is not determinable. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the fair value of these agreements is minimal.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements and unaudited condensed consolidated financial statements, each included elsewhere in this prospectus, that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income (loss) generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

For a discussion of our critical accounting policies, see Note 2 to the audited consolidated financial statements and unaudited condensed consolidated financial statements each included elsewhere in this prospectus.

Annex D-17

Revenue Recognition

We recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. We enter into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

We derive our revenue primarily from the following performance obligations: (1) hosted services, (2) professional services, (3) monetization, and (4) licensing. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

Our arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

We have the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

We have determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. We recognize revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

In instances where we concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion. We assess distinct professional services to determine whether the transfer of control is over-time or at a point in time. We consider three criteria in making their assessment, including (1) the customer simultaneously receives and consumes the benefits; (2) our performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (3) our performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If none of the criteria are met, revenue is determined to be recognized at a point in time.

For distinct professional services determined to be recognized over-time, measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures.

Annex D-18

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. We derive an immaterial amount of revenue from sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, we recognize the related revenues at a point in time when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether we are acting as a principal or an agent in the transaction. We have determined that we do not act as the principal in monetization arrangements because we do not control the transfer of the service and we do not set the price. Based on these factors, we report revenue on a net basis.

Licensing

We license voice solutions that are embedded in customer products. Licensing revenue is a distinct performance obligation that is recognized when control is transferred to the customer, which is at a point in time for non-customized solutions. Revenues generated from licensing is based on royalty models with a combination of minimum guarantees and per unit pricing. Royalty periods are generally subsequent to when control of the license passes to the customer. We record licensing revenue as a usage-based royalty from customers’ usage of intellectual property in the same period in which the underlying sale occurs. We provide assurance-type warranty services and to date, post-contract support has been an immaterial performance obligation within the context of the contract.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, we estimate SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation;

•        Industry standards;

•        Major product groupings; and

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead us to consider additional factors, our best estimate of SSP may also change.

Convertible Notes and Derivative Liabilities

We evaluate our convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. We account for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other income (expense), net in the condensed consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature until extinguished on April 26, 2022 in connection with the Business Combination.

We held our convertible notes at amortized cost and amortized the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Annex D-19

Warrants

We determine whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to our stock to qualify for equity classification. We classify warrants as liabilities for any contracts that may require a transfer of assets. Warrants classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration or modification that results in equity classification. Any change in the fair value of the warrants is recognized as other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

We determine whether to classify contracts, such as warrants, that may be settled in our stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to our stock to qualify for equity classification. We classify warrants as liabilities for any contracts that may require a transfer of assets. Warrants classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration or modification that results in equity classification. Any change in the fair value of the warrants is recognized as other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.

Determination of Fair Value of Common Stock

As there had been no public market for our common stock prior to the Business Combination, the estimated fair value of our common stock had been determined by our Board, or compensation committee thereof, as of the date of each option grant, with input from management, considering our most recently available third-party valuations of common stock and our Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. Historically, these independent third-party valuations of our equity instruments were performed contemporaneously with identified value inflection points, including recent preferred stock financings. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The Practice Aid identifies various available methods for allocating the enterprise value across classes of capital stock in determining the fair value of our common stock at each valuation date.

Based on our stage of development and other relevant factors, for the valuation as of July 31, 2020, we considered both the Probability Weighted Expected Return Method (“PWERM”) and the option pricing method, or OPM, as appropriate methods for estimating our enterprise value to determine the fair value of our common stock. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger.

For our July 31, 2020 valuation, it was determined that the Hybrid Method was the most appropriate method for determining the fair value of our common stock. The Hybrid Method is PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM scenarios included Sale scenarios and an IPO. The OPM scenario was based on the Company’s Series D-3 financing.

For our March 31, 2021 analysis, it was determined that the Hybrid Method was still the most appropriate method for determining the value of our common stock. The PWERM scenarios included SPAC, Sale and IPO, and Stay Private scenarios.

Similarly, for our August 31, 2021 analysis, it was determined that the Hybrid Method was still the most appropriate method for determining the fair value of the common stock. As of this valuation date, the model weighted the SPAC scenario by the largest percentage, particularly in light of the Letter of Intent the Company received regarding the potential SPAC acquisition prior to the valuation date.

Annex D-20

For our November 17, 2021 analysis, the model continued to rely on the Hybrid Method in determining the fair value of our common stock. An even greater percentage weighting was placed on the SPAC scenario value as the Company continued to make progress towards completing a SPAC transaction in early 2022.

In addition to considering the results of these independent third-party valuations, our Board considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the prices at which we sold shares of our preferred stock and the superior rights, preferences and privileges of our preferred stock relative to our common stock at the time of each grant;

•        the conversion features of the SNAP June 2020 Note, including valuation terms;

•        our stage of development and outlook for the continued commercialization our business strategy;

•        external market conditions and trends within the industry, including a review of the performance and metrics of guideline public companies;

•        our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•        the lack of an active public market for our common stock and our preferred stock; and

•        the likelihood of achieving a liquidity event, such as a SPAC transaction, or sale of our company in light of prevailing market conditions.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

As the result of the establishment of a public trading market for our Class A Common after the consummation of the Business Combination, it is no longer necessary for our Board to estimate the fair value of our Class A Common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our Class A Common Stock will be determined based on the quoted market price of our Class A Common Stock.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. Please see our consolidated financial statements as of December 31, 2021 and the related notes included elsewhere in this prospectus, which contain accounting policies and other disclosures required by U.S. GAAP.

Recently Issued and Adopted Accounting Standards

See Note 2 to our consolidated financial statements as of December 31, 2021 included elsewhere in this prospectus for more information, including a description of certain issued accounting standards that have not been adopted by us which may impact our results of operations in future reporting periods.

Emerging Growth Company Status

We are an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, we have the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We have elected to use the extended transition period for complying with new or revised accounting standards unless we otherwise early adopt select standards.

Annex D-21